As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Name of small business issuer in its charter)

Delaware	3550	62-1407522
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

Copies of communications to:

Howard Jiang, Esq. Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036 Telephone: (212) 891-3982 Facsimile: (212) 310-1600	David Alan Miller, Esq. Graubard Miller 405 Lexington Avenue New York, New York 10174 Telephone: (212) 818-8800 Facsimile: (212) 818-8881

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Securities to be Registered(1)	Proposed offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Shares of Common Stock, $0.001 par value per share(4)	4,830,000 Shares	$4.00	$19,320,000	$2,067.24
Common Stock Purchase Option granted to the underwriters (“Underwriters’ Purchase Option”)(5)	420,000 Purchase Option	—	—	—(6)
Shares of Common Stock underlying the Underwriters’ Purchase Option(5)	420,000 Shares	$6.6	$2,772,000	$296.60
Total	5,250,000	—	$24,301,200	$2,363.84

(1)	The number of shares to be registered assumes that the proposed reverse stock split of the registrant’s common stock at the assumed ratio of 1-for-20 has been completed. See “Prospectus Summary—Proposed Reverse Stock Split.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(3)	Calculated using $107.00 per million dollars.
(4)	Includes 630,000 shares of common stock which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(5)	Includes the purchase option granted to the underwriters to purchase up to 10% of the total number of shares sold in the offering (excluding the over-allotment option) and the shares of common stock underlying such a purchase option. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of the adjustment provisions contained in the Underwriters’ Purchase Option.
(6)	No fee due pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2006

Preliminary Prospectus

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

4,200,000 shares of common stock

We are offering 4,200,000 shares of our common stock, par value $.001 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol “HQSM.OB.” The last reported sale price of our common stock on the OTC Bulletin Board on December 15, 2006 was $0.20 per share. This last reported sale price does not take into account the proposed reverse stock split of our common stock at the ratio of 1 for 20, which we currently anticipate will be effective prior to the date of approval of our common stock listing on the American Stock Exchange.

Investing in our common stock involves significant risks which are described in the section captioned “ Risk Factors” beginning on page 8 of this prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceed to us, before expenses(1)	$	$

(1)	Does not reflect additional compensation to the underwriters in the form of a non-accountable expense allowance of 2% of the total offering price (excluding the over-allotment option) and a purchase option to purchase up to 10% of the total number of shares sold in this offering (excluding the over-allotment option) at an exercise price equal to 165% of the public offering price. See “Underwriting.”

The underwriters have an option to purchase up to an additional 630,000 shares of common stock from us to cover over-allotments within 45 days of the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to the purchasers on or about                             , 2007.

Ladenburg Thalmann & Co. Inc.	Roth Capital Partners

Our website is at www.hqfish.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the discussion of “Risk Factors” and our consolidated financial statements and the related notes, before deciding to invest in shares of our common stock. In this prospectus, when we use phrases such as “we,” “us,” “our,” “HQSM” or “our company,” we are referring to HQ Sustainable Maritime Industries, Inc. and all of its subsidiaries and affiliated companies as a whole, unless it is clear from the context that any of these terms refer only to HQ Sustainable Maritime Industries, Inc. Unless otherwise noted, all share and per share data in this prospectus assume that the proposed reverse stock split of our common stock at the assumed ratio of 1-for-20, which will convert each block of twenty shares of the common stock issued and outstanding as of the record date to be selected by us, into one share of common stock, has already occurred. For more information about our proposed reverse stock split, see “—Proposed Reverse Stock Split” below.

About Our Company

We are an integrated aquatic product producer and processor in China, or the PRC, of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to Hazard Analysis Critical Control Points, or HACCP, standards that are used by the United States Food and Drug Administration, or the FDA, to help ensure food safety and control sanitary hazards. In addition, our facilities have been assigned a European Union, or EU, code required for exporting aquatic products to the EU. We are also in the process of being certified in accordance with the standards of the Aquaculture Certification Counsel, Inc., or ACC, which is a U.S.-based non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea, which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin free growth. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Hainan Jiahua Marine BioProducts Co. Ltd., or Jiahua Marine, which develops, produces and sells marine bio and healthcare products, which includes nutraceutical products for the enrichment of our feed formulas exclusively in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we plan to construct our own organic feed mill and processing plant for the production of organic, floating feed formulations. We plan to produce the feed using grains grown without chemical fertilizers that are also free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for such other farmed operations in Hainan as shrimp and other farmed species.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare segment, these product sales have made a significant contribution to the net income of the company and currently have a higher profit margin than our aquaculture products. For the year ended December 31, 2005, the marine bio and healthcare product segment and our aquaculture product segment had sales to external customers of $9,772,762 and $17,780,268, respectively, and net income of $4,116,398 and $1,003,857, respectively. For the nine months ended September 30, 2006, the marine bio and healthcare product segment and the aquaculture product segment had sales to external customers of $10,256,765 and $16,731,652, respectively, and net income of $4,719,097 and $1,236,559, respectively. The company expects the sales and contribution to net income to continue during the next year in a similar ratio. However, as the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed next year, we expect that the aquaculture product segment will begin to contribute a greater portion of income and a higher profit margin in 2008 and thereafter.

We have also commenced branding and marketing our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

We are incorporated in Delaware. Our telephone number at our United States headquarters is (206) 621-9888. Our website is located at www.hqfish.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•	Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•	Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•	Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•	International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•	Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•	An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•	We plan to build a new large scale organic feed mill to supply our existing and anticipated new cooperative fish farmers with our fish food formula and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand our direct and retail sales efforts of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•	The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•	We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Market Opportunities

Over the past ten years, we believe there has been a dramatic increase in health conscience eating habits and a growing consumption of fish as an alternative source of protein. As the demand for fish as an alternative source of protein continues to increase, current ocean stocks are anticipated to be unable to meet this demand. An alternative is aquaculture. Already operating as an aquaculture producer, we are in a strong position to take advantage of this market opportunity.

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the projections of the Food and Agriculture Organization of the United States, or FAO, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increase, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide.

China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004, as reported by the FAO. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

Over-the-counter marine bio and health product sales in China are currently in excess of $6 billion and represent 3% of total world consumption. We believe that shifts in consumer preferences toward stronger branded products meeting international standards, and away from local traditional remedies, are currently being experienced in China.

Proposed Reverse Stock Split

On September 14, 2006, our board of directors unanimously adopted and shareholders holding a majority of the voting capital stock approved a resolution to effect reverse stock split in which of all the issued and outstanding shares of our common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” in a ratio of at least 1-for-10, and up to 1-for-20, the exact number of shares of old common stock for each share of new common stock subject to the definitive action of our board within 90 days thereafter. On December 6, 2006, we have filed a definitive Schedule 14C with respect to the reverse stock split of a ratio of 1-for-20, which was approved and ratified by our board. We will round up any fractional shares of new common stock issuable in connection with the reverse stock split. Our certificate of incorporation will retain our authorized shares of common stock at 200,000,000 shares, and there will be no change in the par value of the common stock. We currently anticipate that the reverse stock split will be effective prior to the date of approval of our common stock listing on the American Stock Exchange.

The Offering

Common stock offered by us	4,200,000 shares

Common stock outstanding before this offering (as of December 5, 2006)	6,569,371 shares

Common stock to be outstanding after this offering	10,769,371 shares

Use of proceeds

We estimate that we will receive net proceeds of approximately $             from our sale of shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use these proceeds as follows: (1) approximately $12,000,000 to construct a new large scale organic feed mill and a processing plant, which is located in Hainan Province; (2) approximately $3,914,000 to repay the balance of the convertible secured promissory note outstanding, including an estimated premium of $652,000 as of December 5, 2006 and (3) the remaining proceeds of $             for general corporate purposes, including working capital. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying cash dividends for the foreseeable future.

Over-allotment option	We have granted the underwriters an option to purchase up to 630,000 additional shares of our common stock at the public offering price to cover any over-allotment.

Risk factors	You should read the section captioned “Risk Factors” for a discussion of factors you should consider carefully before deciding whether to purchase shares of our common stock.

Trading

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “HQSM.OB.” Application has been made to have our common stock listed on the American Stock Exchange under the symbol “HQS.”

The information above regarding the number of shares of common stock offered and the number of shares of common stock to be outstanding after this offering is based on 6,569,371 shares of our common stock outstanding as of December 5, 2006 assuming our proposed reverse split of our common stock at the ratio of 1-for-20, which we currently anticipate will be effective prior to the date of approval of our common stock listing on the American Stock Exchange, and does not include:

•	33,333 shares of common stock issuable upon the exercise of stock options outstanding as of December 5, 2006;

•	1,350,108 shares of common stock issuable upon the exercise of warrants outstanding as of December 5, 2006, including the shares issuable upon the exercise of warrants issued in the private placement financing in November 2006;

•	1,543,574 shares of common stock available for issuance upon conversion of our outstanding convertible promissory notes, including the shares issuable upon conversion of the convertible promissory notes issued in the private placement financing in November 2006; and

•	10,000 shares of common stock available for issuance upon conversion of our issued and outstanding Series A preferred stock; and

•	no exercise of the underwriters’ over-allotment option and of the underwriters’ purchase option.

Summary Financial Information

The following table presents selected historical financial data derived from our financial statements, together with adjusted information which reflects the receipt of the net offering proceeds from this offering. This summary financial information should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in the prospectus.

Statement of income data: (In thousands, except per share data)	Nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004
	(Unaudited)		(Audited)
Sales	$26,988	$18,046	$27,553	$21,191
Gross profit	$11,795	$7,960	$11,550	$5,109
Income from operations	$4,743	$2,724	$4,583	$459
Net income (loss)	$(10)	$1,981	$3,254	$(384)
Earnings (loss) per share, (basic and diluted)	$(0.0001)	$0.020	$0.030	$(0.010)
Earnings (loss) per share, adjusted for a reverse split of 1:20 shares (diluted)	$(0.016)	$0.39	$0.633	$(0.156)
Earnings (loss) per share, adjusted for a reverse split of 1:20 shares, and before financing costs (diluted)	$0.66	$0.44	$0.690	$(0.020)

Balance sheet information: (In thousands)	As of September 30,	Pro forma As of 09/30/06 (1)(2)(3)	As of December 31,
	2006		2005	2004
	(Unaudited)	(Unaudited)	(Audited)
Total assets	$33,663	$	$24,417	$20,926
Bank loans	$1,239	$	$1,726	$4,458
Notes payable, net of discount	$1,392	$	$—	$355
Working capital (without bank loans)	$17,593	$	$10,161	$5,930
Shareholders’ equity	$25,863	$	$17,861	$11,611

(1)	Gives effect to the sale of 4,200,000 shares of common stock by us in this offering at an assumed offering price of $ per share, after deducting discounts and commissions and estimated offering expenses to be paid by us.

(2)

We intend to commence construction of a new large scale organic feed mill and a processing plant. Our current plans to construct such feed mill and plant in the Hainan Province are described under “Business—Manufacturing and Production—Proposed Construction of Feed Mill and Processing Plant.” We plan to use approximately $12,000,000 in connection with such proposed construction, approximately $3,914,000 to repay the outstanding principal amount of our convertible secured promissory notes, including an estimated premium of $652,000 as of December 5, 2006 and to use the remaining proceeds for general corporate purposes, including working capital.

(3)	Does not include $5 million raised in the financing in November 2006.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our common stock. If any of the events anticipated by the risks described below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Relating To Our Business

We rely on cooperative suppliers and any adverse changes in these relationships may adversely affect us.

We have developed a network of aquaculture farmers in Hainan Province for the supply of tilapia and shrimp by entering into cooperative supply agreements. Pursuant to the cooperative supply agreements, we are assured the necessary supply of aquatic products that meet our quality standards. The continuance and smooth operations of these cooperative networks are essential in controlling our costs, meeting quality standards and the timely fulfillment of our customer orders. Any adverse change to our cooperative network, including any early termination or non-renewal of any supply agreement or any failure of suppliers to fulfill their obligations under the supply agreements, could have a material adverse effect on our business model, operations and competitiveness.

We may require additional capital in the future, which may not be available on favorable terms or at all.

Our future capital requirements will depend on many factors, including industry and market conditions, our ability to successfully implement our new branding and marketing initiative and expansion of our production capabilities. We anticipate that we may need to raise additional funds in order to grow our business and implement our business strategy. We anticipate that any such additional funds would be raised through equity or debt financings. In addition, we may enter into a revolving credit facility or a term loan facility with one or more syndicates of lenders. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Even if we are able to raise capital through equity or debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common stock or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. If we cannot obtain adequate capital, we may not be able to fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

We depend on the availability of additional human resources for future growth.

We are currently experiencing a period of significant growth in our sales volume. We believe that continued expansion is essential for us to remain competitive and to capitalize on the growth potential of our business. Such expansion may place a significant strain on our management and operations and financial resources. As our operations continue to grow, we will have to continually improve our management, operational and financial systems, procedures and controls, and other resources infrastructure, and expand our workforce. There can be no assurance that our existing or future management, operating and financial systems, procedures and controls will be adequate to support our operations, or that we will be able to recruit, retain and motivate our personnel. Further, there can be no assurance that we will be able to establish, develop or maintain the business relationships beneficial to our operations, or to do so or to implement any of the above activities in a timely manner. Failure to manage our growth effectively could have a material adverse effect on our business and the results of our operations and financial condition.

We depend on our key management personnel, and the loss of any of their services could materially adversely affect us.

Our operations are dependent upon the experience and expertise of a small number of key management personnel, which includes Lillian Wang Li, our Chairman of the Board, Norbert Sporns, our Chief Executive Officer and President, and Harry Wang Hua, our Chief Operating Officer. Lillian Wang Li and Harry Wang Hua are brother and sister, and Ms. Wang Li is married to Norbert Sporns. We do not maintain key man life insurance on the lives of these individuals. The loss of the services of any of them for any reason would have a material adverse effect on our business, and the results of our operations and financial condition, or could delay or prevent us from fully implementing our business strategy.

A few of our customers account for a significant portion of our business.

We have derived, and over the near term we expect to continue to derive, a significant portion of our sales from a limited number of customers. For example, five customers accounted for a total of 62.6% of our consolidated sales for the year ended December 31, 2005, three of which individually accounted for 17.0%, 14.6% and 13.7%, respectively, all related to the aquaculture product segment. At December 31, 2005, approximately 55.4% of our trade receivables were from transactions with the above five customers. The loss of any of these customers or non-payment of outstanding amounts due to the company may materially and adversely affect our business, results of operations, financial position and liquidity.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might adversely impact on the cost of fish and lessen our margins and profitability.

Any adverse changes in the supply of our tilapia and other raw materials, including contamination or disease or increased costs of raw materials, may adversely affect our operations or reduce our margins or profits.

We are dependent on the availability of raw materials from Hainan Province and the oceans in that region. The supply of these raw materials can be adversely affected by any material change in the climatic or environmental conditions in and around Hainan Province. In addition, if there is contamination resulting from disease, pollution or other foreign substances, our supply of raw materials could be jeopardized or disrupted. The shortage or lack of raw materials and any consequential change in their cost would, in turn, have a material adverse effect on the cost on our operations and margins and our ability to provide products to our customers.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations in the past, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Hainan Province.

From time to time, Hainan Province experiences typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from Hainan Province. The occurrence of natural disasters in Hainan Province could adversely affect our business, the results of our operations, prospects and financial condition, even though we currently have insurance against damages caused by natural disasters, including typhoons, accidents or similar events.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

In general, the aquaculture industry is intensely competitive and highly fragmented. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Many of our competitors are more established than we are and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors or that the competitive pressures we face will not harm our business.

Our operating subsidiary must comply with environmental protection laws that could adversely affect our profitability.

We are required to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Some of these regulations govern the level of fees payable to government entities providing environmental protection services and the prescribed standards relating to the discharge of effluent, or liquid waste. Yearly inspections of waste treatment systems require the payment of a license fee which could become a penalty fee if standards are not maintained. Currently, our plant treats all of its effluent completely to level one, which is consistent with releasing potable water back to the environment, and there is currently no charge being levied. Although our production technologies allow us to efficiently control the level of pollution resulting from our production process, and notwithstanding the fact that we have received evidence of compliance with environmental protection requirements from government authorities, due to the nature of our business, effluent wastes are unavoidably generated in the aquaculture production processes. If we fail to comply with any of these environmental laws and regulations in the PRC, depending on the types and seriousness of the violation, we may be subject to, among other things, warning from relevant authorities, imposition of fines, specific performance and/or criminal liability, forfeiture of profits made, being ordered to close down our business operations and suspension of relevant permits.

There can be no assurance that the intended investment in our aquaculture product segment will result in a significant increase in our profitability or significantly increase our net income for that segment when compared to the marine bio and healthcare product segment.

To date, the marine bio and healthcare product segment has generated significantly greater net income than the aquaculture product segment on a smaller amount of sales to external customers. In the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006, the marine bio and healthcare product segment had sales of $9,772,762 and $10,256,765, respectively, compared to sales for the aquaculture product segment of $17,780,268 and $16,731,652, respectively. On those sales, however, for the fiscal year ended December 31, 2005 and the nine months ended September 30, 2006, the marine bio and healthcare product segment had net income of $4,116,398 and $4,719,097, respectively, compared to net income for the aquaculture product segment of $1,003,857 and $1,236,559, respectively. Therefore, the marine bio and healthcare product segment contributed approximately 80% of the net income, before unallocated items, in both periods. The greater part of the proceeds of this offering, however, are intended to further develop the aquaculture product segment through increasing processing capacity, construction of a large scale organic feed mill and marketing our tilapia products. Over the longer term, the company plans to focus much of its economic and other resources on the aquaculture product segment under the belief that it will generate greater amounts of sales and result in higher profit margins. It is not anticipated that a change in the contribution to net income will be apparent between the segments until the 2008 fiscal year when the new processing plant and other aspects of the aquaculture expansion will be competed and operational. There can be no assurance given to investors that the investment in plant and equipment and the marketing expansion efforts for the aquaculture product segment will increase the sales to external customers, the profit margin and net income of this segment as anticipated.

Our operations, revenue and profitability could be adversely affected by changes in laws and regulations in the countries where we do business.

The governments of countries into which we sell our products, including the United States, Canada and the European Union, from time to time, consider regulatory proposals relating to raw materials, food safety and market, and environmental regulations, which, if adopted, could lead to disruptions in distribution of our products and increase our operational costs, which, in turn, could affect our profitability. To the extent that we increase our product prices as a result of such changes, our sales volume and revenues may be adversely affected.

Furthermore, these governments may change import regulations or impose additional taxes or duties on certain Chinese imports from time to time. For example, in 2004, the United States government imposed heavy tariffs of more than 100 percent on certain Chinese shrimp exporters. Similar regulations and fees or new regulatory developments may have a material adverse impact on our operations, revenue and profitability.

There could be changes in the policies of the PRC government that may adversely affect our business.

The aquaculture industry in the PRC is subject to policies implemented by the PRC government. The PRC government may, for instance, impose control over aspects of our business such as distribution of raw materials, product pricing and sales. On the other hand, the PRC government may also make available subsidies or preferential treatment, which could be in the form of tax benefits or favorable financing arrangements.

If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, there could be a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports or sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Certain political and economic considerations relating to PRC could adversely affect our company.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

If relations between the United States and China worsen, our stock price may decrease and we may have difficulty accessing the U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common stock and our ability to access U.S. capital markets.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Currently, the Renminbi is not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans and corporate debt obligations denominated in foreign currencies.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering of our common stock into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our common shares or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi we convert would be reduced. Any significant devaluation of Renminbi may reduce our operation costs in U.S. dollars but may also reduce our earnings in U.S. dollars. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

Since 1994 the PRC has pegged the value of the Renminbi to the U.S. dollar. We do not believe that this policy has had a material effect on our business. There can be no assurance that Renminbi will not be subject to devaluation. We may not be able to hedge effectively against Renminbi devaluation, so there can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

In addition, there can be no assurance that we will be able to obtain sufficient foreign exchange to pay dividends or satisfy other foreign exchange requirements in the future.

It may be difficult to effect service of process and enforcement of legal judgments upon our company and our officers and directors because some of them reside outside the United States.

As our operations are presently based in China and some of our key directors and officers reside outside the United States, service of process on our key directors and officers may be difficult to effect within the United States. Also, substantially all of our assets are located outside the United States and any judgment obtained in the United States against us may not be enforceable outside the United States. We have appointed Norbert Sporns, our Chief Executive Officer and President, as our agent to receive service of process in any action against our company in the United States.

Risks Relating to our Common Stock and the Offering

There are a large number of shares underlying our secured convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of December 5, 2006, we had 6,569,371 shares of common stock issued and outstanding. As of the same date, we also had secured convertible promissory notes outstanding that may be converted into an estimated 1,543,574 shares of our common stock, and related Class A warrants to purchase up to 393,750 shares of our common stock, Class B warrants to purchase up to 480,833 shares of our common stock, Class C warrants to purchase 105,825 shares of our common stock, Class D warrants to purchase 167,200 shares of our common stock, stock purchase warrants to purchase 2,500 shares of our common stock and stock purchase warrants to purchase 200,000 shares of the common stock in connection with the November 2006 notes financing. These shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold into the market place currently or in the next two years. The sale of these shares may adversely affect the market price of our common stock.

Our principal stockholders, current executive officers and directors own a significant percentage of our company and will be able to exercise significant influence over our company.

Immediately following this offering, our executive officers and directors and principal stockholders together will beneficially own approximately 97.06% of the total voting power of our outstanding voting capital stock. In particular, our three largest shareholders, Mr. Sporns, Ms. Wang Li and Mr. Wang Hua, are family members who share approximately 97.03% of the total voting power of our Company. Ms. Wang Li is the wife of Mr. Sporns and Mr. Wang Hua is the brother of Ms. Wang Li. These stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See “Principal Stockholders” for information about the ownership of common stock and Series A Preferred Stock by our executive officers, directors and principal stockholders.

We cannot guarantee the existence of an established public trading market.

Although application has been made to have our common stock listed on the American Stock Exchange under the symbol “HQS” and our common stock currently trades on the NASD OTC Bulletin Board, a regular trading market for our securities may not be sustained in the future. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system (the NASDAQ Stock Market). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to an offering;

•	changes in interest rates;

•	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the aquaculture industry generally; and

•	general economic and other national conditions.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $             (approximately $             if the over-allotment option we granted to the underwriters is exercised in full).

We intend to use the net proceeds from this offering (prior to the sale of any additional shares of common stock pursuant to the exercise of the over-allotment option) generally as follows:

•	approximately $12,000,000 million to construct a new large scale organic feed mill and a processing plant. Our current plans to construct such feed mill and plant in Hainan Province are described in more detail under “Business—Manufacturing and Production—Proposed Construction of Feed Mill and Processing Plant”;

•	to repay the principal amount and any accrued interest due on our convertible secured promissory notes issued on January 25, 2006. These notes have a pre-payment expense of 20% of the outstanding principal being paid, which is due at the time of prepayment. On the 25th of each month, we are obligated to pay a portion of the outstanding principal amount of the notes. Therefore, we anticipate that the amount required to pre-pay the notes will be approximately $3,914,000 if the prepayment is made during December 2006, and $3,634,000 if the prepayment is made during January 2007. The terms of the notes require monthly repayment of $232,931 of the principal amount outstanding, plus 8% interest, until maturity of the notes in January 2008; and

•	the remaining proceeds of approximately $ for general corporate purposes, including working capital.

The underwriters’ over-allotment option, if exercised in full, provides for the issuance of up to 630,000 additional shares of our common stock, for additional net proceeds of $            . Any proceeds obtained upon exercise of the over-allotment option will be added to working capital.

In addition, the net proceeds above do not assume exercise of the purchase option issuable to the underwriters. The underwriters will receive a purchase option exercisable for 420,000 shares of our common stock, at an exercise price per share equal to 165% of the public offering price.

We will have broad discretion over the manner in which the remaining net proceeds of the offering will be applied, and we may not use these proceeds in a manner desired by our shareholders. Although we have no present intention of doing so, future events may require us to reallocate the offering proceeds. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data as of and for the years ended December 31, 2004 and 2005 is derived from our audited financial statements for the years ended December 31, 2004 and 2005 and should be read in conjunction with audited financial statements and notes to financial statements for years ended December 31, 2004 and 2005.

The selected consolidated financial data as of and for the nine months ended September 30, 2006 is derived from our unaudited interim financial statements for the nine months ended September 30, 2006 and should be read in conjunction with unaudited financial statements and notes to financial statements for the nine months ended September 30, 2006.

	Year ended December 31,		Nine months ended September 30,
	2005	2004	2006	2005
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Sales	$27,553,030	$21,191,492	$26,988,417	$18,045,622
Cost of sales	16,002,911	16,082,992	15,193,573	10,085,144

Gross profit	11,550,119	5,108,500	11,794,844	7,960,478
Selling and distribution expenses	301,630	384,102	391,832	158,247
Marketing and advertising	3,623,107	1,674,988	3,371,238	2,676,962
General and administrative expenses	2,421,781	3,031,941	2,788,945	1,654,630
Depreciation	961,295	615,120	736,278	719,635
Provision for doubtful accounts (Recovery)	(340,627)	(1,057,130)	(236,844)	26,594

Income from continuing operations	4,582,933	459,479	4,743,395	2,724,410
Finance costs	360,782	406,840	3,944,696	278,457
Other expenses (income)	327,059	282,229	41,627	145,147

Income (loss) before income taxes	3,895,092	(229,590)	757,072	2,300,806
Income taxes	640,994	216,544	766,651	319,885

Income (loss) before minority interest	3,254,098	(446,134)	(9,579)	1,980,921
Minority interest	—	62,191	—	—

Net income (loss) attributable to shareholders	$3,254,098	$(383,943)	$(9,579)	$1,980,921

Earnings (loss) per share (basic and diluted)	$0.030	$(0.010)	$(0.0001)	$0.02
Earnings (loss) per share, adjusted for a reverse split of 1:20 shares (diluted)	$0.633	$(0.156)	$(0.016)	$0.39
Earnings (loss) per share, adjusted for a reverse split of 1:20 shares, and before financing costs (diluted)	$0.690	$(0.020)	$0.66	$0.44

	As of December 31,		As of September 30,
	2005	2004	2006
Consolidated Balance Sheet Data :	(Audited)	(Audited)	(Unaudited)
Current Assets
Cash and cash equivalents	$5,140,159	$4,551,505	$7,809,640
Trade receivables (net of provisions)	8,423,127	5,406,172	14, 417,883
Inventories	557,464	228,564	896,696
Prepayments	131,864	1,932	292,825
Due from related parties	526,195	388,506	—
Advances to employees	127,231	27,918	—
Taxes recoverable	83,514	81,602	—

Total current assets	14,989,554	10,686,199	23,417,044

Other assets
Deferred taxes	926,623	1,209,790	842,889
Deferred costs	500,000	—	1,188,458

Total other assets	1,426,623	1,209,790	2,031,347

Property, plant and equipment, net	8,000,503	9,029,673	7,619,634
Construction in progress	—	—	75,866
Intangible assets	—	—	519,000

Total other assets	$24,416,680	$20,925,662	$33,662,891

Current liabilities
Accounts payable and accrued expenses	$2,617,446	$4,204,630	$3,407,047
Bank loans	1,726,264	4,457,831	1,239,138
Taxes payable	73,245	—	290,712
Due to related parties	787,716	86,994	—
Due to directors	1,350,539	209,361	1,471,567
Convertible notes	—	255,422	655,215

Total current liabilities	6,555,210	9,214,238	7,063,679

Convertible promissory notes, net of discount	—	100,000	736,627

Total liabilities	6,555,210	9,314,238	7,800,306

Shareholders’ equity
Preferred stock	100	—	100
Common stock	116,105	95,055	123,130
Additional paid-in capital	15,574,752	13,099,205	22,887,622
Accumulated other comprehensive income	499,251	—	1,081,081
Retained earnings (deficit)	(314,583)	(2,729,152)	(1,228,002)
Appropriation of retained earnings, (reserves)	1,985,845	1,146,316	2,998,654

Total shareholders’ equity	17,861,470	11,611,424	25,862,585

Total liabilities and shareholders’ equity	$24,416,680	$20,925,662	$33,662,891

CAPITALIZATION

The following table sets forth the (i) capitalization of the company at September 30, 2006, (ii) pro forma as of that date to give effect to the 1-for-20 shares reverse split, and (iii) as adjusted capitalization of the company as of that date giving effect to the sale of the 4,200,000 shares of common stock offered hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the financial statements of the company and the related notes thereto appearing elsewhere in this prospectus.

	September 30, 2006 Actual	September 30, 2006 Adjusted (1)(3)	September 30, 2006 Adjusted Pro Forma (2)(3)
Cash and cash equivalents	$7,809,640	$7,809,640	$

Property, equipment and construction in progress, net	$7,695,500	$7,695,500	$

Bank loan, current	$1,239,138	$1,239,138	$
Convertible promissory notes, net of discount	1,391,842	1,391,842	$
Stockholders’ equity:
Share capital
Authorized: 200,000,000 common stock-par value $0.001;
Issued:
123,130,467 common stock	123,130	6,157	$
100,000 preferred stock	100	100	$
Additional paid-in capital	22,887,622	23,004,595	$
Accumulated other comprehensive income	1,081,081	1,081,081	$
Retained earnings (deficit)	(1,228,002)	(1,228,002)	$
Appropriation of retained earnings, (reserves)	2,998,654	2,998,654	$

Total shareholders’ equity	25,862,585	25,862,585	$

Total capitalization	$28,493,565	$28,493,565	$

(1)	adjusted to reflect the 1-for-20 reverse stock split.

(2)	reflect both this offering and the 1-for-20 reverse stock split.

(3)	does not include the $5 million raised in the November 2006 financing.

DILUTION

Our net tangible book value as of September 30, 2006 was approximately $23,312,238, or $3.80 per share. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding. After giving effect to the sale of the 4,200,000 shares of our common stock in this offering, after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us, our net tangible book value at September 30, 2006 would have been approximately $             or $             per share. We have assumed a public offering price of $             per share, which was the closing price of our common stock on the OTC Bulletin Board on             , assuming the proposed reverse stock split of our common stock at the ratio of 1-for-20, which we currently anticipate will be effective prior to the date of approval of our common stock listing on the American Stock Exchange. This represents an immediate increase in net tangible book value per share of $             to existing stockholders and an immediate dilution of $             per share to new investors. On the foregoing basis, if the over allotment option granted to the underwriters is exercised in full for an additional 630,000 shares of common stock, the aggregate immediate increase in net tangible book value per share would be $             and an immediate dilution of $             per share to new investors. Dilution per share represents the difference between the amount per share paid by the new investors in this offering and the net tangible book value per share at September 30, 2006, giving effect to this offering. The following table illustrates this per share dilution to new investors. The above calculation does not include the $5 million raised in the November 2006 financing.

Assumed public offering price per share	$
Net tangible book value per share as of September 30, 2006		$3.80
Increase in net tangible book value per share attributable to new investors	$
Net tangible book value per share after this offering	$
Dilution per share to new investors	$
Dilution per share to new investors (assuming the over-allotment option granted to the underwriters is exercised in full)	$

The following table summarizes, on a pro forma basis as of September 30, 2006, after giving effect to this offering, (without over-allotment) the total number of shares of our common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Shareholders	6,134,023	59.36%	$23,312,238			$3.80
New Investors	4,200,000	40.64%			$
Total	10,334,023	100%			$

The above table assumes no exercise of the Underwriters’ over-allotment option. If such option is exercised in full, the new investors will have paid $             for 4,830,000 shares of common stock, representing         % of the total consideration and 44.9% of the total number of shares of common stock outstanding. The foregoing table also assumes no exercise of the underwriters’ purchase option, outstanding stock options.

BUSINESS

General Overview

We are an integrated aquatic product producer and processor in the PRC of toxin free tilapia, other aquatic products, and marine bio and healthcare products. We use state-of-the-art and environment-friendly technologies in our production and processing operations. Our facilities are certified according to the HACCP standards, have been assigned an EU code required for exporting aquatic products to the EU, and are in the process of being certified in accordance with the ACC standards. Our products are sold principally to customers in North America, Europe and Asia.

Established in 1999, our aquatic farming and processing operations are in Hainan Province, an island in the South China Sea which is situated within the most desirable latitude for raising tilapia. Hainan Province in southern China is designated by the Chinese government as a green province, where environmentally friendly agri-food related industry is encouraged. We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our supply cooperatives, under our guidance, use feed formulated by us to optimize natural toxin-free growth, thus raising toxin free tilapia. Our tilapia products have achieved such a high level of purity that we have successfully begun marketing these products as toxin free and natural.

In August 2004, the company acquired Jiahua Marine, which develops, produces and sells marine bio and healthcare products in China. The principal products of Jiahua Marine are shark cartilage capsules and shark liver oil products which are distributed exclusively in China. The products undergo substantial independent laboratory testing in China administered by the Ministry of Health in China and have resulted in a PRC National Certification for these products. These products have various perceived medicinal and health benefits.

We have commenced branding and marketing of our high quality, differentiated tilapia products under the name TILOVEYA™ from our new United States headquarters based in Seattle, Washington.

Our subsidiary, Jiahua Marine, has been designated by both the Wenchang Municipality and the Hainan Province as a “Dragonhead Enterprise” in our field of production of aquaculture tilapia, shrimp and our fish processing methods. Such distinctions are typically given to the leading enterprises in each field and each locality based on an comprehensive evaluation of their strength, potential and contribution to the local economies according to an evaluation system used by all levels of government. We believe that this distinction also signifies that the government awarding the designation may be interested in assisting the recipient’s continued development of their specific field of operation.

Industry Overview

Aquaculture Industry

Aquaculture, which is the farming of aquatic animals and plants, has been the world’s fastest growing segment in the food production system for the past two decades. The contribution of aquaculture to the world aquatic production in 2004 was about 59.4 million tonnes of fish. According to the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach 80 million tonnes of fish by 2050. The FAO also reports that most of the new demand for fish will have to be met by aquaculture, which could account for approximately 39.0% of all fish production by 2015.

As the availability of sites for aquaculture is becoming increasingly limited and the ability to develop non-agricultural land is restricted, the competition to develop additional aquaculture production systems is intensifying. As the intensification for aquaculture production systems increase, the demand for institutional support, services and skilled persons is anticipated to increase; along with the demand for more knowledge-based aquaculture education and training as aquaculture becomes more important worldwide. China remains the largest producer of aquaculture products throughout the world with reported fisheries producing approximately 41.3 million tonnes in 2004. Within the global aquaculture industry, China accounted for 71.0% of the world’s supply of fish for direct human consumption and 29.9% of the total production by live weight in 2002.

In addition, according to a recent article entitled “Impacts of Biodiversity Loss on Ocean Ecosystem Services” in the November 2006 issue of Science, an international team of scientists concluded that by 2048 the world’s oceans will be emptied of fish. The scientists concluded that “Human-dominated marine ecosystems are experiencing accelerating loss of populations and species, …Overall, rates of resource collapse increased and recovery potential, stability, and water quality decreased exponentially with declining diversity. …marine biodiversity loss is increasingly impairing the ocean’s capacity to provide food, maintain water quality, and recover from perturbations. Yet available data suggest that at this point, these trends are still reversible.” This evidences that aquaculture can alleviate pressure on the oceans and provide a quality source of protein for consumers.

Tilapia Industry

In 2005, according to the American Tilapia Association, tilapia production was second in volume to carps, and it is projected that tilapia will become the most important aquaculture crop in this century, potentially reaching $5.0 billion in global sales. Commercial production of tilapia has become popular in many countries around the world. Touted as the “new white fish” to replace the depleted ocean stocks of cod and hake, world tilapia production continues to rise and at least 100 countries currently raise tilapia, with the PRC being the largest producer. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.0 million metric tonnes in 2004, of which China produced the dominant share of 45.0%.

One of the major outlets for Chinese-produced tilapia has been, and should continue to be, the United States. The following chart reflects the increase in consumption of tilapia in the United States in relation to other traditional types of seafood.

2001		2002		2003		2004		2005
Shrimp	3.4	Shrimp	3.7	Shrimp	4.0	Shrimp	4.2	Shrimp	4.4
Tuna	2.9	Tuna	3.1	Tuna	3.4	Tuna	3.3	Tuna	3.2
Salmon	2.0	Salmon	2.0	Salmon	2.2	Salmon	2.1	Salmon	2.1
Pollock	1.2	Pollock	1.1	Pollock	1.7	Pollock	1.2	Tilapia	1.1
Catfish	1.1	Catfish	1.1	Catfish	1.1	Catfish	1.1	Catfish	1.1
Cod	0.6	Cod	0.7	Cod	0.6	Tilapia	0.7	Pollock	1.0
Clams	0.5	Crabs	0.6	Crabs	0.6	Cod	0.6	Cod	0.6
Crabs	0.4	Clams	0.5	Tilapia	0.5	Crabs	0.6	Crabs	0.6
Flatfish	0.4	Tilapia	0.4	Clams	0.5	Clams	0.5	Clams	0.5
Tilapia	0.3	Flatfish	0.3	Scallops	0.3	Scallops	0.3	Scallops	0.3

Source: Peru Marketing Presentation 2006 (Slide 51) by the American Tilapia Association (“Peru Marketing Presentation”).

The following chart reflects the increase in consumption of tilapia in the United States during the periods indicated.

Source: Peru Marketing Presentation (Slide 53).

Separately, according to the International Trade Report produced in 2005 by the United States Department of Agriculture, or the USDA, “… U.S. per-capita seafood consumption has remained around 15 pounds through the late 1980s and 1990s, it is expected to increase as farm-raised products become cheaper. Currently, the United States consumes nearly 12 billion pounds of fish a year. By 2025, demand for seafood is projected to grow by another 4.4 billion pounds (2 million metric tonnes) above what is consumed today. In addition, it is estimated that by 2020, 50 percent of the U.S. seafood supply will come from aquaculture. Presently, more than 70 percent of the seafood consumed in the United States is imported, and at least 40 percent of that is farm-raised. Major changes in U.S. population, along with shifting demographics and economic growth, will alter the U.S. seafood market over the next decade, affecting the selection of products consumed . . . . It is expected that fresh and frozen fish products will account for a growing share of overall seafood consumption, with shrimp remaining at the top. By 2020, shrimp, salmon, tilapia, and catfish will be the top four seafood products consumed…”

According to Globefish.org, during the past ten years, tilapia capture fisheries have stabilized at 0.6 million metric tonnes, while their aquaculture production has grown from 0.55 million metric tonnes to 1.67 million metric tonnes. Tilapia is one of the top five seafood imports in the world. In 2005, more than $390 million of tilapia was sold worldwide. The United States is the world’s largest consumer of tilapia. Imported tilapia accounts for around 90% of total consumption of tilapia in the United States, and in 2005, tilapia moved up to the fourth-ranked most popular seafood after farm-raised shrimp, tuna and Atlantic salmon in terms of aquaculture products imported into the United States. In terms of volume, frozen whole round fish ranks first, followed by frozen fillets and, lastly, fresh fillets.

Health Benefits as the Driving Force for Growth in Tilapia Industry

The growing consumer demand for seafood is largely evolving from a new public awareness regarding its health and nutritional benefits. The USDA “pyramid” guidelines continue to support frequent fish consumption, and the USDA has recently completed a highly technical nutritional analysis and report on tilapia for the general public. The USDA’s Agriculture Research Service Lab reports that tilapia is moderate in polyunsaturated fatty acid (0.387 g/100g raw, 0.600 g/100g cooked) moderate in omega 3 fatty acids (0.141g/100g raw, 0.220g/100g cooked) and low in mercury (0.010 parts per million, which we refer to as PPM), which is considered to be non-detectable. With the increased awareness of the health concerns surrounding mercury, tilapia’s low mercury levels (0.010 PPM) distinguish tilapia favorably from other types of fish with higher mercury levels, such as swordfish (0.976 PPM), mackerel (0.730 PPM) and yellow fin tuna (0.325 PPM).

Over-the-Counter Marine Bio and Healthcare Products

The marine bio and healthcare products industry in China is also sizable, with approximately $6 billion in sales, which still constitutes only 3% of the world market. We believe that China, with 25% of the world’s population and its affinity for natural remedies and health products, has substantial potential for growth. Currently, overall sales of these products in China have fallen slightly as compared to the previous year, as consumers gravitate toward branded products meeting international standards of excellence and proven benefit for consumers, and away from the less known brands and traditional remedies.

In general, sales of marine bio and healthcare products are made through retail and direct sales channels. Direct sales in China are relatively new, and restrictions on direct sales imposed on large foreign companies have been implemented in China, which has allowed for a growth in sales for domestic direct sales companies. These restrictions require foreign direct sellers to manufacture their products and to capitalize their businesses in China. Several companies have met these requirements, and growth in this sector is expected to be strong in the next few years.

We believe that nutraceutical supplements in the feed industry is a sector with strong growth potential, as the importance of aquaculture and aquaculture feeds increases. We manufacture actualized feeds, which involves choosing additives to be included in the feed, such as vitamin E, that promote health in fish, thus reducing the need for curative measures such as antibiotics. Once embedded in the flesh of the fish, vitamin E increases the shelf life of the fish and also introduces an additional source of vitamin E to its consumers. Other similar nutraceutical supplements can also be used.

Our Products

Tilapia

Tilapia is currently farmed throughout many countries around the world because this fish is usually disease-resistant, reproduces easily, eats a wide variety of feeds and tolerates poor water quality with low dissolved oxygen levels. Although there are many species of tilapia, only a few species are farmed for human consumption. The most common species that are farmed commercially is the black, or Nile, tilapia, which is grown in ponds, cages or rice fields.

In response to increasing demand for tilapia, we export varying quantities of tilapia in different forms to the United States, Europe, Asia and other regions. In addition, we are launching a new marketing and distribution initiative in the United States and Europe with our TILOVEYA™ brand tilapia. We are currently in discussions with several distributors in Europe interested in further promotion of the TILOVEYA™ brand, and we have had initial conversations with leading distributors, retail and food service chains in the United States, but there is no assurance that these discussions will materialize into sales for us. While these discussions are still preliminary, we believe that some of them will likely result in either an acquisition or the establishment of a limited partnership or joint venture with such distributors. The tilapia products sold by us are mainly in the following forms: whole round frozen, gutted and scaled, boneless-skinless tilapia fillets and, more recently, we began selling boneless-skin-on tilapia fillets.

Our principal operating subsidiary with respect to our seafood products is Hainan Quebec Ocean Fishing Co. Ltd., a company organized in the PRC, which we refer to as HQOF.

Marine Bio and Healthcare Products

Since the August 2004 acquisition of our current wholly-owned subsidiary, Hainan Jiahua Marine BioProducts Co. Ltd., a Chinese limited liability company, which we refer to as Jiahua Marine, we have also been engaged in the development, production and sales of marine bio and healthcare products in the PRC. We acquired Jiahua Marine pursuant to a purchase agreement with Sino-Sult Canada Limited, a Canadian limited liability company, which we refer to as SSC, and Sealink Weather Limited, or Sealink, a British Virgin Islands limited liability company, a wholly-owned subsidiary of SSC and the then sole shareholder of Jiahua Marine. See also “Certain Relationships and Related Transactions—Acquisition of Jiahua Marine.”

The principal products of Jiahua Marine are shark cartilage capsule, shark liver oil and shark liver (soft gel capsules), which are currently exclusively marketed and sold in China, harvested from non-endangered shark species which are a by-catch in Hainan Province. These products have proven medicinal and health benefits, such as increasing the efficacy of the immune system, correcting blood acidity, reducing fatigue, improving absorption of oxygen into the blood, activating the anti-cancer cells (a major component of the innate immune system), strengthening of bones and increasing subcutaneous moisture which has anti-wrinkle qualities. All of our healthcare products have undergone stringent independent laboratory testing in China. These tests are administered by the Ministry of Health in China. As part of this process, several laboratories are selected at random from a pool of top university laboratories to conduct tests which must confirm the results and claims of the applicant company. The applicant company can make claims about the health benefits of its products only after such stringent, independent validation of its claims by selected laboratories have been verified. Our claims in respect of our healthcare products have been rigorously tested and proven in China through the above process. Clinical trials and laboratory testing in China by selected university laboratories have resulted in a PRC National Certification of various Jiahua Marine’s healthcare products. These products are currently sold throughout China, are naturally derived from ocean-harvested by-products and are winners of Science and Technology Progress Awards in China. Jiahua Marine also has established a long-term relationship with the Qingdao University of Oceanography for research and training relating to the production of our marine bio and healthcare products.

Shark cartilage—This product is highly alkalescent, it contains chondroitin sulfate and calcium and impacts the human body positively in the following ways:

•	increases efficiency of immune system and activates NK cells associated with combating cancer, as sharks are cancer free; and

•	reduces blood acidity, thus improving:

•	blood pressure;

•	apoplexy;

•	heart disease;

•	fertility; and

•	osteoporosis.

Shark liver oil—This product is rich in squalene and other nutrients, to which we add vitamins D and E, and impacts the human body positively in the following ways:

•	improves absorption of oxygen in the body;

•	eliminates fatigue; and

•	improves health, through the high levels of omega 3 oils.

In addition to the marine bio and healthcare products that we currently produce, we started the manufacturing of nutraceuticals generated from palm oil, or other natural or organic matters to enrich feed formulations for tilapia and shrimp farmed in the Hainan area. The enriched feed will have a longer shelf life, and we expect that the benefits of the enriched feed will pass to the end users of our tilapia products, the ultimate customers. These ingredients help improve general health, growth, feed conversion and meat quality of fish and shrimp.

Our marine bio and healthcare products processing plant is located in the Wenchang City of Hainan Province and has two production lines, a powder-product line and an oil-product line. These production lines are suited for the manufacture of nutraceutical components. The plant is equipped with specific gravity molecular separator and accessory equipment for the manufacture of nutraceutical products that serve as feed additives in the production of feed, including tilapia and shrimp feed.

Shrimp

Our principal shrimp product is the white shrimp. Our shrimp is exported to the United States and Australia in the following forms: head-on shell-on shrimps, headless shell on shrimps, peeled tail-on shrimps, peeled and deveined shrimps, peeled and undeveined shrimps. All orders can be packaged in accordance with the requirements of the buyer, either block or individually quick frozen.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•	Strategic Location in Hainan Province, China. Our processing facilities are geographically well-positioned in Hainan Province to leverage favorable climatic conditions, abundant water supply and pristine environment, and a readily available source of labor for our processing plant. Additionally, our processing facilities are conveniently located near the farmers from whom we obtain our supply of tilapia and shrimp. In addition, our intended new processing plant and feed mill will be in close proximity to our new cooperative fish farms.

•	Quality Toxin Free Tilapia Products. We produce toxin free tilapia products and have developed a farming system that avoids the use of antibiotics, hormones and other potentially toxic chemicals. Our tilapia are raised in ponds of pure rain water collected for aquaculture. Two other species of fish are introduced into the ponds to maintain the pond’s health naturally. We formulate feed without fishmeal and produce feed supplements in our healthcare products processing plant to enrich this feed. It is our policy to raise toxin free tilapia to distinguish our company from other tilapia producers. The latitude and the pristine environment of Hainan have provided us with the optimal conditions for toxin free aquaculture production.

•	Unique Health Products. We produce health products that we believe meet the highest quality standards, which we currently market exclusively in China through direct marketing and through retail channels. These products are certified to China national health product standards. Our marine bio and healthcare products processing plant also produces nutraceutical products for the inclusion into our tilapia feed additives.

•	Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•	International and Domestic Sales and Marketing Efforts. The recent establishment of our Seattle office will advance our new branding and marketing initiative around our TILOVEYA™ brand of our toxin free tilapia products. Sales from this office complement our China based sales efforts and other international sales initiatives.

•	Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards, such as the HACCP and the EU import standards. We are also in the process of being certified in accordance with the ACC standards and positioning ourselves for completely organic production certification of our tilapia products. We use state-of-the-art technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our production and processing of tilapia, shrimp, and marine bio and healthcare products, which we believe have been recognized through the certifications our plants possess.

•	An Established Track Record and Brand Name in the Industry. We have an established track record and recognized brand name in the industry and have received numerous awards and certifications confirming the success of the company in distinguishing itself from its competition.

•	Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China as compared to U.S. based companies of similar products.

Our Growth Strategies

Our objective is to continue building a diversified array of seafood and marine bio and healthcare products, with a primary focus on increasing our own seafood products. To achieve this goal, we intend to implement the following strategies:

•	We plan to build a new large scale organic feed mill, to supply our existing and anticipated new cooperative fish farmers with our fish food formula, and a processing plant to increase our profit margin and to guarantee our product quality and further vertically integrate our operations;

•	We intend to achieve completely organic production of our tilapia products and to pursue organic certification of our farms;

•	We plan to expand direct and retail sales of our health products in China and internationally and to add other products we currently have in the development pipeline;

•	We plan to expand our cooperative farming arrangements to increase the availability of tilapia to meet anticipated growth in demand;

•	We plan to continue to expand our production and processing facilities in China to satisfy the anticipated growing demand for our products;

•	The new sales office in Seattle allows us to increase awareness of the importance of our toxin free product and to benefit from more direct sales. The new Seattle office also allows us to expand our distribution options in North America and Europe by broadening the variety of products we offer to cater to the demands of our customers; and

•	We plan to expand our branding and marketing initiatives in North America and Europe to introduce our products to major retail and food service chains. Our marketing and branding of tilapia and other seafood products is headed by Trond Ringstad, a pioneer in marketing tilapia in the United States. Our new branding focuses on the TILOVEYA™ brand and our toxin-free approach.

Manufacturing and Production

Marine Bio and Healthcare Products

Our plant for processing marine bio and healthcare products consists of two production lines: a powder-product line and an oil-product line. The production lines are equipped with a complete set of imported and domestic made devices, including a vacuum frozen dryer for bio-products, a molecular distillation device, a micro-disintegrator, a packing machine and test instruments. We have raw material treatment workshops, such as an extraction workshop, a freezing and drying workshop, a powder distillation workshop and a finished product workshop for our powder line. We also have pre-treatment workshops, such as a cooling and filtration workshop, a molecular distillation workshop, a supplemental items workshop and a capsule workshop for our oil line.

This plant is equipped with a molecular distillation device, which produces vitamin E used for human consumption and as a supplement to tilapia and other feeds. These vitamins are processed from natural products, such as palm oil. We believe that our nutraceutical business is closely connected to our expansion plan, including the construction of our own feed mill described below. Actualized feed additives provide health benefits to the fish, such as increasing health and avoiding the use of curative measures involving antibiotics. The consumers of these fish products in turn benefit from increased shelf life of the fish products, and from the additional sources of vitamin E resulting from the consumption of such products.

Aquaculture Products

Our plant for processing aquatic products is a Canadian designed facility located in Hainan, China. We operate six processing lines, which consist of two filleting lines, two whole round fish processing lines (principally tilapia which is gutted, scaled and gilled), and two shrimp processing lines, that can be transformed to two additional tilapia fillet production lines according to our needs. This processing plant is capable of processing an average of approximately 10,000 tonnes per year of whole round fish (principally, tilapia), 3,000 tonnes per year of fillet tilapia and 3,000 tonnes per year of all forms of shrimp. Such capacity may become inadequate to meet our projected demand from our existing customers and the national retail food service chains targeted by us. Based on our projected need for expansion, we started a large scale organic feed mill, to supply our existing and anticipated new cooperative fish farmers with our fish food formula and processing plant. See “—Proposed Construction of Feed Mill and Processing Plant.” We are in the process of negotiating with several national retail food service chains, and we expect to phase in deliveries to coincide with the implementation of our plans to expand production which we anticipate will be in the second half of 2007 at the earliest. The scale of production is a critical factor for such chains, and we expect that such expanded production will enable us to enter into definitive arrangements with up to six such chains. However, no orders have materialized currently.

Proposed Construction of Feed Mill and Processing Plant

In order to maintain the high quality of our products and to position ourselves for attaining completely organic production certification, we plan to construct our own organic feed mill and processing plant for the production of organic, floating feed formulations. This type of feed is the most efficient feed for our farming operations. We plan to produce the feed using grains grown without chemical fertilizers that are also free of antibiotics and fishmeal, and use feed additives manufactured in our nutraceutical plant. We expect that the feed formulations will be prepared with the benefit of the latest technologies to assure a minimum of toxicity. The feed will be enriched using omega 3 rich algae and vitamin E, as well as naturally sourced amino acids, which provide actualized benefits to the fish and the consumers thereof. The new floating feed formulations will reduce waste in the aquaculture reservoirs, thus reducing the requirement for chemicals to stabilize reservoir health. The feed mill will allow us to complete our vertically integrated production strategy, ensuring quality control throughout the entire production and processing cycle. We plan to partner with other parties, as appropriate, to produce the optimum formulation of feed. Presently, there is no floating or organic feed production in Hainan. We plan for this expanded production to satisfy our own demand through the 20,000 mu (or 3,294 acres) of production in Wenchang and Qionghai, as well as to manufacture feed for such other farmed operations in Hainan as shrimp and other farmed species. We expect that the plant will manufacture some 100,000 tonnes annually of feed and will source organic non-genetically modified organisms corn and soya from China and abroad.

We expect that the new processing plant will provide for value added production, allowing us to make fish sticks and fish patties as well as the fillets and whole round products that we currently manufacture.

We believe that Hainan Province offers several opportunities in terms of the location of our new feed mill and processing plant, as tilapia fish are available from farms in various townships conveniently located close to our current operations. We expect that it will take approximately nine to twelve months to build the new feed mill and processing plant. We have indicated our preference with respect to a facility available in Tayang Town, Qionghai City, Hainan Province, within some forty minutes from our plant. We entered into an agreement of intent in connection with our proposed facilities with the local government in December 2006. We expect that this location will allow us to receive some 20,000 tonnes of tilapia annually from some 10,000 mu of aquaculture area, or approximately 1,647 pond acres. In addition, the close proximity of each pond to the other is a significant factor in obtaining organic certification of our cooperative farms, which we plan to seek in the future.

We expect that the local government involved in these arrangements will provide the needed infrastructure and interim financing to the fish farmers for the construction of fish ponds built to our quality standards specifications. The ponds will be owned by the local farmers and are anticipated to be linked to our feed mill and processing plant through feed supply and fish purchase agreements. In addition, the farmers work within our cooperative operating framework, thus allowing us to train the farmers according to our quality standards and monitor their production on an ongoing basis. The total investment by the farmers to construct the fish ponds and by the local government to make available the related infrastructure (excluding our investment in the feed mill and processing plant), is in excess of $15 million. Combined with our investment in the feed mill of $7 million and in the processing plant of $10 million to make a total capital investment for such a production zone of excess of $30 million.

Distribution Channels

At the present time, we distribute our seafood products principally in the United States and Europe, and we sell all of our marine bio and healthcare products exclusively in the PRC. Through our new Seattle-based distribution and marketing facilities, we are able to work more directly with wholesale and retail buyers. The programs established with retail distributors are rather different than with wholesalers. Retailers require product introduction and marketing support and pay differently than wholesalers. The latter generally take delivery of product ex-plant and pay through a letter of credit, while the former take delivery in the United States and pay on negotiated terms.

One of the purposes of our new Seattle office is to introduce our toxin free tilapia products to our target buyers to the retail and food service industry purchasers. We are currently selling our toxin free tilapia products to the European market through distributors and retailers that we met at the Seafood Shows in Boston and Brussels. We are actively seeking a distributor in Northern Europe for our new tilapia brand TILOVEYA™.

Currently, all of our marine bio and healthcare products are sold in the PRC. Through our subsidiary Jiahua Marine, we currently sell four healthcare products, two of which are made from shark cartilage and two are made from shark liver oil under the brand name “Jiahua” in the PRC. Two of these products are produced from refined shark cartilage, and two other products are produced from shark liver oil, both harvested from non-endangered shark species. Please see “Marine Bio and Healthcare Products” for more detailed descriptions of these products.

Our China sales are principally marketed through our offices in Haikou, Beijing and Shanghai to customers that include domestic supermarkets, airlines, hotels and local distributors. Direct sales of healthcare products target tourists in various popular destinations in China, such as Sanya, Beihai and the Three Gorges project. Seminars are organized for these tourists that usually result in the purchase of our products. These products are also sold in various chain stores and through mail order sales throughout China.

Commencing in 2003, our subsidiary Jiahua Marine has been pursuing a sales strategy, which we believe will lead to strong growth in the current and future years. As part of this strategy, a unique direct marketing campaign has been introduced in conjunction with large scale tours organized throughout China in prime tourist destinations — Sanya, Beihai (China’s premiere tropical leisure vacation centers) and the Three Gorges project. These tours are captive audiences learning about the health advantages of the products during an outing associated with their leisure activities. In addition, since 2003, sales have begun in Hualian Supermarket Co. Ltd. (one of the largest specialty chains in China with over 1,200 outlets, the first publicly listed supermarket retailer in China), as well as in health product and pharmaceutical outlets throughout China. Pursuant to a five year agreement with Hualian Supermarket Co. Ltd., Jiahua Marine provides products to Hualian Supermarket Co. Ltd.

Our five largest customers accounted for 62.6% of our consolidated sales for the year ended December 31, 2005. Of those five customers, Qingdao Jia Yuan Acquatic Products Holdings accounts for approximately 17.0%, Dalian Jiu Yang Foods Company Limited accounts for approximately 14.6% and Bao Luo Foods (China) Company Limited accounts for approximately 13.7%, or an aggregate of approximately 45.3%. In the future, we may continue to have a few significant customers, the loss of which may have an adverse material effect on us. See also “Risk Factors—A Few Customers Account for a Significant Portion of our Business.”

Advertising and Marketing

Our sales and marketing team consists of nine members and is under the overall supervision of Mr. Harry Wang Hua our Chief Operating Officer. Our sales and marketing team is responsible for establishing our sales and distribution networks both domestically and internationally promoting our image and product awareness, and maintaining our customer relationships. As part of his duties, Mr. Wang Hua leads our plant management teams for both marine bio and healthcare products and aquaculture products. Mr. Ringstad, our Executive Vice President of Sales and Distribution, heads our China and Seattle based sales teams. The Seattle personnel is responsible for increasing awareness and focus of our new branding and marketing initiative and the rollout of our toxin free TILOVEYA™ brand.

We believe that our principal operating subsidiary, HQOF, is the only vertically integrated PRC based producer present at the international seafood shows (e.g., Brussels Seafood Show and Boston Seafood Expo). Participation in these industry events enables us to establish high level and immediate contacts with potential buyers. Buyer preferences and our response to these preferences, as well as prices and response to quality and quantity concerns, can be promptly addressed without the usual screening and middleman costs. We plan to aggressively market our products throughout North America, Europe and Asia.

In February 2006, we established our new corporate, marketing and sales office in Seattle, Washington, thus creating a strong presence in the U.S. market. This new office allows us to increase awareness of the importance of our toxin free product focus and to reap the benefits of more direct sales, increasing our overall sales, market penetration and profitability. We expect to also be able to broaden the scope of our products to cater to additional seafood purchasing requirements.

Sustainable Farming

The concept of sustainable development has been popularized by the 1987 World Commission on Environment and Development. It defined “sustainable development” as meeting the needs of the present generation, without compromising the needs of future generation. The idea of sustainability has caught up with aquaculture partly because of pressure from environmental groups. In 1998, the Holmenkollen Guidelines for Sustainable Aquaculture were formulated. These guidelines recommended, among other things, that new technologies and management procedures should be utilized so that the quality and quantity of aquaculture products is improved and the risk of adverse effects on the environment and on the livelihood of other people, including future generations, is reduced. The guidelines also recommended (1) strict compliance with the internationally agreed food safety, environmental safety and ethical criteria if genetically modified organisms or hormones are utilized in the production, as well as (2) giving priority to the development of integrated fish farming and of sources for animal feed other than fish protein and fish lipid. We fully endorse the idea of sustainable farming and implement it in our operations through our cooperative supply arrangements.

Organic Farming

We believe that organic farming may be considered to be the next step after sustainable farming. Organic farming is a trend towards simple and moderate farming methods that are inherently sustainable. Organic farming advocates against the use of hormones and certain drugs, genetically modified organisms, very intensive culture systems, use of fish meal from the fish meal industry and oils from animals. As the market demand for sustainable and environmentally sustainable practices increases, the aquaculture industry is in the process of adjusting to such demand by starting to offer organic products. Further, we believe that many companies are finding that the use of waste streams from aquaculture can be used as a nutrient source for the culture of other aquatic flora and fauna, as well as land based agriculture.

We believe that operating costs for organic culture should be lower than intensive farming, with the feed remaining the key operating cost. We have determined that organic production of tilapia is technically possible in Hainan Province. Further, our preliminary evaluation of farm production economics (such as feed costs, feed conversion ratios, growth rates and yields) as they relate to expected market demand indicates that we could engage in organic farming profitably. Therefore, we plan to construct a large scale organic feed mill so as to pursue organic certification of our farms and commence organic tilapia production.

We anticipate that, following our construction of a large scale organic feed mill and processing plant, our tilapia products will meet organic standards as defined by Naturland, which are the standards currently adopted by the FDA. See “—Manufacturing and Production—Proposed Construction of Feed Mill and Processing Plant.”

Our Cooperative Supply Arrangements

We purchase and process farm-bred and ocean caught aquatic products through cooperative supply arrangements with local fishermen and cooperatives. Our farmed tilapia products come from approximately 1,647 pond acres of farms situated in the Wenchang area of Hainan. These farms are grouped through cooperatives to supply us with the highest quality tilapia in accordance with sustainable farming standards described on the previous page.

We strive to implement the principles underlying sustainable farming and elements of organic farming in our cooperative supply arrangements with local fishermen and cooperatives, from which we purchase and process farm-bred and ocean caught aquatic products. Under our related cooperatives, or collaboration agreements, the farmers or holders of the concession retain their proprietary status, while agreeing to operate under planned and scheduled practices put forward by our company as cooperative partner of the concessions. The farmers are trained to our standards for deploying appropriate feeds and using poly-culture techniques, while we monitor compliance with these standards on an on-going basis. The farmers are also required to agree to treat waste water responsibly as a nutrient rich fertilizer for the vegetable fields maintained by neighboring farmers.

We typically have between five and ten cooperative supply agreements, which number may vary from time to time. We believe that these cooperative supply arrangements provide mutual benefits to the parties involved, as they help increase revenues of the local farmers, while ensuring a stable supply of raw tilapia to us.

Trademarks and Patents

We have the following patents on our products: Chinese Patent Number 460000X340-2001 – Shark Cartilage; Chinese Patent Number 460000X131-2001 – Shark Cartilage; Chinese Patent Number 460000X338-2001 – Shark Liver Oil; and Patent Number 460000X342-2001 – Shark Liver Oil. These patents are for a 20 year period and will expire in 2021. Two products are produced from refined shark cartilage and two from shark liver, both harvested from non-endangered shark species.

We consider our service marks, trademarks, trade secrets, patents and similar intellectual property to be critical to our success. We rely on trademark, patent and trade secret law, as well as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. We have received trademark and patent protection for our products in the PRC. We have also applied for trademark protection in the U.S., as described below, in connection with our branding of toxin free tilapia. Effective trademark, service mark, patent and trade secret protection may not be available in every country in which we sell or may in the future sell our products, and our competitors may independently develop formulations and processes that are substantially equivalent or superior to our own.

TILOVEYA™

In May 2006, we introduced our new toxin free tilapia brand TILOVEYA™ at the European Seafood Exposition in Brussels, the largest seafood show in the world. This brand is designed to celebrate the health benefits of our tilapia produced in Hainan Province, China. Our freshwater tilapia products are made without hormones, antibiotics and free of levels of heavy metals and other toxins associated with ocean sourced products. We have filed with the United States Patent and Trademark Office the following applications for trademark registrations in connection with our branding of toxin free tilapia:

•	Application Serial Number 78/534,739 for the registration of the TILOVEYA™ mark;

•	Application Serial Number 78/932,194 for the registration of the TILOVEYA™ logo; and

•	Application Serial Number 78/932,173 for the registration of the TAILGATE TILOVEYA™ mark.

Competition

In general, the aquaculture industry is intensely competitive and highly fragmented. The PRC aquaculture industry is further open to competition from local and overseas operators engaged in aquaculture and from other captured fish producers. We compete with various companies, many of which are developing or can be expected to develop products similar to ours. For example, 8th Sea–The Organic Seafood Company currently produces and processes tilapia fillets in Brazil’s Parana state. Our main aquaculture products, tilapia and shrimp, are also facing competition from some other domestic aquaculture producers. Some of the domestic aquaculture processing companies in Hainan Province have obtained certifications similar to those we possess. However, we believe that the competition from such producers is minimal because, to the best of our knowledge, there are no competitors in Hainan Province that have a similar operating scale and production capacity, or that have developed the vertically integrated business model under which we operate.

Many of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively or successfully with current or future competitors, or that the competitive pressures we face will not harm our business.

With respect to potential new competitors, although there are no formal barriers to entry for engaging in similar aquaculture processing production and activities in the PRC, we believe that the high infrastructure costs associated with developing and constructing processing plants and facilities does pose a barrier to potential competitors. Fish farms are tied to a processing plant and a new processing plant must either enlist new farms or build its own. Furthermore, measures addressing environmental considerations, such as water quality and waste water processing requirements, are costly to deploy on a greenfield site and are not readily available to all new companies. Accordingly, potential competitors have to mobilize extensive resources in order to maintain a presence similar to ours.

Government Regulation

Our company complies with various national, provincial and local environmental protection laws and regulations, as well as certifications and inspections relating to the quality control of our production and the environmental and social impact of our operations. In addition to statutory and regulatory compliance, we actively ensure the environmental sustainability of our operations. Also, all of our healthcare products have met stringent independent testing by selected university laboratories in China. Our costs of compliance with applicable environmental laws are minimal. Penalties would be levied upon us if we fail to adhere to and maintain our compliance with the applicable environmental regulations in the PRC. Such failure has not occurred in the past, and we generally do not anticipate that it may occur in the future, although no assurance can be given in this regard.

HACCP Standards

Our facilities are certified in accordance with the Hazard Analysis Critical Control Points, or HACCP, standards for exporting aquatic products to the United States. The HACCP standards are developed by the FDA pursuant to the FDA’s HACCP regulation, Title 21, Code of Federal Regulations, part 123, and are used by the FDA to help ensure food safety and control sanitary standards. These standards focus on monitoring the quality of production and sanitation measures in processing plants for food products, and also take into account the environmental and social impact of the operations of the certified company. Compliance with the HACCP procedures is mandatory, and the successful implementation of these procedures depends on the design and performance of facilities and equipment, and excellent quality control and hygiene practices. HACCP conducts sample laboratory testing on our processed aquatic products to ensure no forbidden substances are present in them.

Laboratory testing of our processed aquatic products was initiated by the HACCP in compliance with strict quarantine guidelines imposed by domestic export control government agencies and foreign import control government agencies.

In addition, our facilities continuously pass USDA inspection.

ACC Standards

We have recently commenced the process of certification of our processing plant in China in relation to shrimp processing in accordance with the Aquaculture Certification Counsel, Inc., or the ACC standards. The ACC standards are considered “super HACCP” standards, as they also take into account various environmental and social issues. ACC certification is required by many large retailers in the United States.

The ACC is a U.S.-based, non-governmental body established to certify social, environmental and food safety standards at aquaculture facilities throughout the world. The ACC uses a certification system that combines site inspections and effluent sampling with sanitary controls, therapeutic controls and traceability. Part of the ACC’s mission is to help educate the aquaculture public regarding the benefits of applying best management practices and the advancing scientific technology that directs them. The ACC believes that, by implementing such standards, seafood producers can better meet the demands of the growing global market for safe, wholesome seafood produced in an environmentally and socially responsible manner. The ACC offers a primarily “process,” rather than “product”, certification, with an orientation toward seafood buyers. Successful participation in the ACC program is visually represented by limited use of a “Best Aquaculture Practices” certification mark. The ACC currently certifies only shrimp hatcheries, farms and processing plants. New ACC guidelines with respect to the certification of tilapia are expected to be released by the ACC later this year. We expect to seek the ACC certification with respect to our processing of tilapia after the ACC makes available its guidelines in relation to such processing.

Assignment of EU Code

Our facilities have been assigned an European Economic Community or the EEC, approval registration, referred to as an EU Code, required for exporting aquatic products to the European Union, or the EU. This requirement applies to production both inside and outside of the EU, and defines the applicable standards of the EEC for handling, processing, storing and transporting fish. Our aquatic products processing plant in China must meet or exceed these standards every year, in order to maintain the assigned EU Code. The assignment of the EU Code to us, and our ability to maintain it on an annual basis, evidence the fact that our products meet the EU importable food standards set by the relevant inspection agencies.

Product Liability Insurance

During the past four years, we have not purchased or maintained any liability insurance for our tilapia, or other aquatic products or bio and healthcare products. We believe that there are valid reasons for not purchasing this liability insurance. However, our tilapia and other aquatic products are sold in the PRC domestic market, as well as exported to locations in the United States, Canada and some European countries. There is a possibility that our customers, or the ultimate buyers of our products, may have adverse reactions to the tilapia and other aquatic products or marine bio and healthcare products that we process and sell. Any such adverse reaction may result in actual or potential product liability claims against us. Accordingly, any significant product liability claim may have an adverse effect on our reputation and profitability.

Government Regulation in China

Aquaculture producers in the PRC have to comply with the environmental protection laws and regulations promulgated by the national and local governments of the PRC. Such rules and regulations include, among others, Environmental Protection Law of the PRC, Ocean Environmental Protection Law of the PRC, Regulations on Administration over Dumping of Wastes in the Ocean of the PRC, Ocean Aquatic Industry Administration

Regulation, Fishing License Administration Regulation, Regulations on Administration of Hygiene Registration of Exported Food Manufacturers, and Regulations on Administration of Quality Control of Food Processors.

In addition, HACCP and sanitary programs in China in accordance with the FDA’s HACCP standards are verified by the China Inspection and Quarantine Office, or CIQ, which is a branch of the State Administration for Entry-Exit Inspection and Quarantine of the PRC and, in our case, also by the Hainan Entry-Exit Inspection and Quarantine Bureau of the PRC. In addition, the CIQ evaluates the compliance by our processing plant with the EEC standards described above under “—Assignment of EU Code.” As a result of such review, our aquatic products processing plant in China has received a CIQ certificate. The CIQ certificate must be renewed on an annual basis.

Our Work with the Hainan Province

We have enjoyed close collaboration with the local government as we conduct our operations in the Hainan Province. We plan to further expand our operations in that area and to foster close ties with the local government through our proposed construction of a large scale organic feed mill and processing plant there. See “Business—Manufacturing and Production—Our Proposed Construction of Feed Mill and Processing Plant.” The success of our operations in the PRC depends in part on the continued investment by Hainan Province in the development of the local aquaculture industry. While there can be no assurances that such investment will continue, we believe that it should continue for the following reasons. The central government of China has limited Hainan Province to two areas of economic activity, agri-food and tourism. The resulting focus of the Hainan Province on agri-food and tourism sectors creates a strong potential synergy with private sector companies intent on further development of these sectors. Part of the attraction for investors is the low tax rate in Hainan. In addition, foreign companies setting up new ventures in Hainan do not pay any tax for the two first years of profitable operations, then pays 7.5% for the following three years and 15% thereafter. For this reason, we plan to continue to structure and conduct our operations in China through the use of separate subsidiaries, held by foreign holding companies which are separate and distinct from holding companies already incorporated. In turn, these holding companies are held by HQSM. Under these arrangements, we are not considered involved in joint ventures, but rather in wholly owned foreign enterprises, under the local law. Government support for such ventures meeting local needs is positive, and we believe our operations have already demonstrated our ability to channel this support in the manner favorable to our business and Hainan. We believe that not having a joint venture with the local government is the best way to minimize the potential for government interference and to maximize government support, and we plan to continue to conduct our business in China accordingly.

Employees

Through our subsidiaries, we currently employ approximately 400 employees, all of whom are full-time employees. They are located predominantly in the PRC. Of our key employees, Harry Wang Hua, He Jian Bo and Wang Fu Hai are located in China and are fully dedicated to our China operations. In addition, Lillian Wang Li, Norbert Sporns, William Sujian and Trond Ringstad contribute both to our China operations and our U.S. operations, depending on the needs of our business over time.

In addition, during the high season, we hire up to 100 part-time employees. We typically pay our local employees much higher wages than the required minimum wages, in order to attract and retain key employees. We have employment agreements with many of our full-time employees. None of our employees are covered by a collective bargaining agreement, and we believe our employee relations are good.

Properties

We own two processing plants located in Wenchang, Hainan Province, the PRC, and the related manufacturing equipment, office equipment and motor vehicles. We use one plant to process the seafood products we produce, and the other plant to process our marine bio and healthcare products.

In addition, we currently lease corporate premises for our new United States headquarters located in Seattle, Washington, consisting of approximately 4,170 square feet from Doncaster Investments NV, Inc. The term of the related lease is sixty months, which term commenced on December 1, 2005. Our monthly payment under the lease is $3,500 per month.

Our properties are in good condition and are sufficient to meet our needs at this time. We do not plan to obtain additional space in the foreseeable future for the above cited plants but we intend to build additional processing facilities from the proceeds of this offering.

Legal Proceedings

With the exception of the proceeding described below, we are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

On June 1, 2006, a complaint was filed by Bank of China in the Superior Court (Commercial Division) in Quebec, Canada, against certain affiliates of our company in which we were named as a co-defendant in this lawsuit in connection with the bankruptcy proceedings of Upsilon International Commerce Marine (Suci Marine) Inc. (“Upsilon”). In that complaint, Bank of China has made a claim for approximately $1.5 million as a secured creditor of Upsilon. In the complaint, Bank of China also alleged that the transfer of the ownership interest in the debtor to Hainan Fuyan Industrial Investments Company Ltd. and then to Jade Profit Investment Ltd., one of our subsidiaries, was made under fraudulent circumstances, rendering Upsilon insolvent and preventing Bank of China from realizing any outstanding balance of its loan to Upsilon. We believe that the case is without merit, and we intend to defend vigorously against these allegations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

We are a leader in toxin free integrated aquaculture and aquatic product processing, with processing facilities located in Hainan, PRC. We market our products in Asia, America and Europe. We have two processing plants in Hainan, one that processes aquatic products providing toxin-free tilapia and other aquatic products, and the other one that processes marine bio and healthcare products. We seek to expand our operations through additional processing facilities in China and marketing efforts throughout North America and Europe.

Recently, we announced that we had entered into a conditional agreement with the government of Tayang Town in the Province of Hainan, PRC, in order to work with the cooperative farms capable of producing some 20,000 tonnes of live weight tilapia. We expect this agreement to result in doubling the farming capacity available to us. This agreement is conditional on the completion of a financing for the construction of a new feed mill and processing plant in the immediate vicinity of the farms. See also “Business—Manufacturing and Production—Proposed Construction of Feed Mill and Processing Plant.”

Furthermore, we also announced recently that we are strengthening our sales force in the United States by recruiting Mr. Ringstad as our Executive Vice-President Sales and Distribution and Mr. Robert Emel, as our Retail Sales Manager, to oversee our retail and value-added sales and branding. Their experience in servicing the fish industry will impact significantly on the demand for our products.

In addition, you should consider the following information as you read the below results of operations discussion and our financial statements and related notes included elsewhere in this prospectus. From the first quarter of 2004, following our reverse merger with Process Equipment, Inc., we have been operating under the name of HQSM. At that time, we owned 84.4% of HQOF, currently our principal operating subsidiary that processes our seafood products; in August 2004 we acquired the remaining ownership interest that we did not already own in HQOF. The fiscal year-end of Process Equipment prior to the reverse merger was April 30, which was changed to December 31 following the reverse merger. In August 2004, we acquired 100% interest in our current subsidiary Jiahua Marine which operates a marine bio and healthcare plant, including neutraceuticals, in Hainan Province, China. In the first half of 2005, our aquatic processing plant stopped production in order to add production lines and increase its production capacity to properly meet forecasted incremental demand, which affected some of our operating results during that period.

Our financial operations consist of two segments, the marine bio and healthcare product segment and the aquaculture product segment. Since the acquisition of Jiahua Marine, which represents the marine bio and healthcare product segment, those product sales have represented a significant contribution to the net income of the company and currently are a higher profit margin products than our aquaculture products. The company expects the sales and contribution to net income to continue during the next year in similar proportions. However, as the marketing efforts increase in connection with the aquaculture product segment and the investment in plant and equipment for additional processing capacity is completed next year, the company expects that the aquaculture product segment will begin to contribute a greater portion of income and a higher profit margin in 2008 and beyond.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as “believes,” “anticipates,” “expects,” “intends,” “estimates” and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, without limitation:

•	our potential need to raise additional capital to fund the growth of our business consistent with our strategy;

•	our ability to market our products on a global basis at competitive prices, and to maintain brand-name recognition of our products, now and in the future;

•	our inability to foresee major shifts in government policy, which might impact, directly or indirectly, on operations or on the trade treatment of goods vital to our business;

•	build the management and other resources infrastructure necessary to support the growth of our business; and

•	competitive factors and developments beyond our control.

Results of Operations – Nine Months Ended September 30, 2006 as Compared to Nine Months Ended September 30, 2005

Total sales for the nine months ended September 30, 2006 increased by 50%, when compared to the same period of 2005. Profit from operations for the nine months ended September 30, 2006 increased by 74%, when compared the corresponding period of 2005. Net income was affected in the nine months period ending September 30, 2006 by financing costs of $3,944,696, an increase of $3,666,239 over the corresponding period of 2005. That significant increase in financing costs is mostly related to the warrants amortization costs (non-cash) related to the convertible secured promissory notes issued in January 2006, added to amortization of the embedded conversion option related to the same notes (also non-cash), which must be recognized as such in accordance with FAS 123R and EITF 00-27.

Segments

Manufacturing and Selling of Marine Bio and Healthcare products

Jiahua Marine is engaged in the manufacturing and selling of marine bio and healthcare products. During the nine months ended September 30, 2006 and 2005, Jiahua Marine realized sales of $10,256,765 and $6,968,715 respectively, an increase of 47%. The gross profit ratio from this segment was 86% and 85% for the nine months ended September 30, 2006 and 2005, respectively, and the major expense was advertising, corresponding to 33% and 38% of revenues for the nine months ended September 30, 2006 and 2005, respectively. The net income contributed by this segment was $4,719,097 and $2,551,442 for the nine months ended September 30, 2006 and 2005, respectively. The improvement is mostly attributable to an increase in volume and better gross profit margins.

Manufacturing and Selling of Aquaculture products

Our other subsidiary, HQOF, is engaged in the manufacturing and selling of aquaculture products. The revenue contributed by this segment increased by 51% to $16,731,652 for the nine months ended September 30, 2006 compared to $11,076,907 for the corresponding period of 2005. The related gross profit ratio of this segment remained stable at 18% in 2006 and 2005. This segment contributed $1,236,559 to net income in the first nine months of 2006, as compared to net income of $688,120 for the corresponding period of 2005. The increased activity of this segment in 2006 resulted in the improved profitability in that period of 2006 compared to the same period of 2005.

Operations

Sales. For the nine months ended September 30, 2006 revenue increased by $8,942,795 or 50% to $26,988,417. This improvement in sales resulted from a better performance of both segments in 2006. The sales from the marine bio and healthcare product segment increased by $3,288,050 in the first nine months of 2006 compared to 2005, while the sales from the aquaculture segment improved by $5,654,745 in the same comparative period.

Cost of Sales. Cost of sales increased by $5,108,429 or 51% to $15,193,573 from $10,085,144 for the nine months ended September 30, 2006, as compared to the corresponding period of the prior year. Approximately 92% of the increase was due to the increased activities in the aquaculture product segment. The gross profit ratio reduced from 44.1% for the nine months ended September 30, 2005 to 43.7% for the same period of 2006. The overall gross profit ratio reduction in the current period is due to the mix of much higher volume from the aquaculture product segment (with lesser percentage of gross profit than the other segment) compared to less additional volume from the marine bio and healthcare product segment.

Selling and Distribution Expenses. Selling and distribution expenses increased by $233,585 or 148% to $391,832 for the nine months ended September 30, 2006, as compared to the corresponding period of the previous year. The increase was the result of higher volumes realized in the current period, leading to higher transportation costs in the first nine months of 2006, as compared to that of the corresponding period of 2005.

Marketing and advertising Expenses. Marketing and advertising expenses increased by $694,276 or 26% from $2,676,962, to $3,371,238, as compared to the corresponding period of prior year. The primary factor responsible for the increase in the first nine months of 2006 was that Jiahua Marine posted more advertisements to attract more customers for higher sales; the sales of this particular segment increased by 47% in the first nine months of 2006 compared to the same period of 2005.

General and Administrative Expenses. General and administrative expenses increased by $1,134,315 or 69% to $2,788,945 as compared to the corresponding period of the previous year. About two third of the increase results from additional branding-related expenses, traveling, investors’ relations and U.S. headquarters expenses while the rest of the increase originates from additional general and administrative expenses in the subsidiaries where additional activity was created in 2006 compared to 2005.

Depreciation and amortization. Depreciation and amortization increased by $16,643 or 2% to $736,278 as compared to the corresponding period of prior year, mainly as a result of the goodwill amortization related to the purchase of a U.S. distribution network in the current 2006 quarter.

(Recovery)/Provision for Doubtful Accounts. Doubtful accounts contributed an amount of $236,844 of recovery for the nine months ended September 30, 2006 compared to a provision of $26,594 for the corresponding period of 2005. The improvement was mainly from the settlement of payments on outstanding invoices of debtors in the marine bio and healthcare product segment during the current period.

Profit From Operations. Profit from operations increased to $4,743,395 for the nine months ended September 30, 2006 from $2,724,410 for the corresponding period of previous year, a 74% improvement. That significant performance was the result of increased sales and better gross profit margins from both segments during the nine months period of 2006.

Finance Costs. Finance costs increased to $3,944,696 from $278,457 for the nine months ended September 30, 2006 as compared to the corresponding period of the previous year, an increase of $3,666,239. That significant increase was due mostly to the combination of amortization of the future conversion of warrants (non-cash) attributed to investors on the convertible promissory notes of $5,225,000 issued during the first quarter of 2006, added to the amortization of the embedded conversion option (also non-cash) related to the same notes. Those non-cash related financial costs, amounting to approximately $3,400,000 in the current nine months period were recognized in accordance with FAS 123R and EITF 00-27. Such amortization will be repeated quarterly, on a pro-rata basis, until the first quarter of 2008. Finally, carrying interests on those notes, amounting to approximately

$340,000 were incurred during the same current period. No such warrants amortization costs, embedded conversion option amortization and carrying interests were incurred in 2005.

Other Expenses. Other expenses decreased from $145,147 for the nine months ended September 30, 2005, to $41,627 for the same period of 2005, a 71% or $103,520 decrease. That reduction in the current period was the result of insurance and manpower being reduced on the vessels.

Income before income taxes. Income before income taxes decreased to $757,072 in the first nine months of 2006, from an income of $2,300,806 for the corresponding period of 2005. Because of the additional financing costs incurred in 2006, the significant increase in profit from operations of $2,018,985 for the first nine months of 2006 was offset by the $3,666,239 of additional financing costs in the same period which are temporary and mostly non-cash, as described above.

Current Income Taxes. Current income taxes increased by $392,037 to $660,595 from $268,558 in the first nine months of 2006. During the current period, the aquaculture product segment was profitable and taxable at a rate of 15%.

Deferred Income Taxes. Deferred income tax increased by $54,729 from $51,327 to $106,056 for the nine months ended September 30, 2006. The increase was due to the income tax rate of the aquaculture product segment that went from 7.5% to 15.0% after expiration of the tax holiday and concession periods.

Net income attributable to shareholders. The net income attributable to shareholders decreased from $1,980,921 for the nine months ended September 30, 2005, to a net loss of $9,579 for the corresponding period of 2006. Although we improved our sales and gross profit margins in the first nine months of 2006 in both segments, thus generating a 74% increase in profit from operations, that profit was offset by much higher financing costs which are temporary and mostly non-cash, as described above.

Results of Operations for the Year Ended December 31, 2005 as Compared to the Year Ended December 31, 2004

Total sales for the year ended December 31, 2005 increased by 30% when compared to the same period of 2004. That increase was due in most part to our acquisition of Jiahua Marine which occurred in the last portion of 2004 showing four months of operations in 2004 compared to a full year in 2005. Profit from operations for the year ended December 30th 2005 increased by 897% when compared to the corresponding period of 2004; that major improvement was due mostly to higher volume of sales with higher gross profit margins from the marine bio and healthcare product segment, and improved gross profit ratio from the aquatic product segment compared to those of 2004. Net income of 2005 improved by $3,638,041, due to increased volumes and gross margins from both segments in 2005 compared to 2004, but mostly from the marine bio and healthcare products segment.

Segments

Manufacturing and Selling of Marine Bio and Healthcare Products

We manufacture and sell our marine bio and healthcare products which are manufactured through Jiahua Marine. During the year ended December 31, 2005 and twelve months ended December 31, 2004, Jiahua Marine contributed sales of $9,772,762 and $3,242,288 to our company, respectively. The gross profit ratio for this segment was 85% and 83% for twelve months ended December 31, 2005 and 2004, respectively, and the major expense for this segment was advertising, corresponding to about 37% and 52% of revenue for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. Net income contributed by this segment was $4,116,398 and $1,005,557 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. The improvement in 2005, as compared to 2004, was essentially due to the fact that in 2004, Jiahua Marine was part of our company only for five months, while it was our subsidiary for the entire year 2005.

Manufacturing and Selling of Aquaculture Products

Our principal activity is the manufacturing and selling of aquaculture products. The revenue contributed by this segment was $17,780,268 and $17,949,204 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively. The gross profit ratio of this segment increased to 18% for the year ended December 31, 2005, from 16% for the twelve months ended December 31, 2004. The net income realized by this segment in 2005 was $1,003,857, compared to $1,121,208 for the twelve months ended December 31, 2004. Major renovations at our processing plant, in addition to installation of additional processing equipment during the first half of 2005, caused a major operational loss from that activity in the first six months of 2005. The profit in 2004 mainly resulted from a substantial recovery of bad debt in the amount of $1,057,130 during that period. After taking into account such bad debt recovery, the operating performance of that segment in 2005 improved significantly, as compared to 2004.

Operations

Sales. For the year ended December 31, 2005, revenue increased by $6,361,538 or 30% to $27,553,030 from $21,191,492 for the twelve months ended December 31, 2004. The increase resulted from a better performance by the marine bio and healthcare product segment, since we acquired Jiahua Marine in August 2004, reflecting five months of Jiahua Marine’s activities as part of our company in 2004, as compared to twelve months of that subsidiary’s activities for 2005. The sales of that segment increased by $6,530,474, compared to the corresponding period of 2004. The revenue from the aquaculture product segment slightly decreased by $168,936 compared to the corresponding period of 2004, as there was an increase in unit selling price of about 16% during the year. That resulted in a higher profit margin for aquaculture products in 2005 than 2004.

Cost of Sales. Cost of sales slightly decreased by $80,081 to $16,002,911 from $16,082,992 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The slight decrease in cost of sales, while a 30% increase in revenue, was due to a combination of lower costs of sales in the aquaculture product segment with higher gross margins, and higher cost of sales in the marine bio and healthcare product segment due to higher volume related to a full year’s activity in 2005, compared to five months in 2004.

Gross Profits. Both segments improved their gross profit contribution in 2005. The gross profit ratio of the aquaculture product segment improved from 16% to 18% for the year ended December 31, 2005, compared to the twelve months ended December 31, 2004. The gross profit of the marine bio and healthcare product segment increased significantly due to a full year’s activity in 2005, as compared to five months in 2004.

Selling and Distribution Expenses. Selling and distribution expenses decreased by $82,472 or 21% to $301,630 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The decrease resulted from our decision in 2005 to cancel our sales commission policy from the 2005 fiscal year.

Advertising Expenses. Advertising expenses increased by $1,948,119 from $1,674,988 to $3,623,107 for the year ended December 31, 2005, as compared to the twelve months ended December 31, 2004. The primary factor responsible for that increase was that we acquired Jiahua Marine in August 2004, reflecting five months of activities in 2004, while in 2005, the segment of marine bio and healthcare products manufactured and sold by Jiahua Marine was part of our company for a full twelve months. Furthermore, significant advertising expenditures for the promotion of our bio-products to achieve customer recognition is consistent with industry practices.

General and Administrative Expenses. General and administrative expenses decreased by $610,160 or 20% to $2,421,781 as compared to the corresponding period of the prior year. In 2004, non-repetitive expenses relating to our company going public were incurred, and explains the major portion of the reduction.

Other Expenses. Other expenses increased from $282,229 for the twelve months ended December 31, 2004 to $327,059 for the year ended December 31, 2005, a 16% or $44,830 increase. Other expenses mainly included maintenance and insurance of vessels, and loss on disposal of property, plant and equipment during the year. The main reason for the increase was an incurred loss on disposal of motor vehicles in 2005.

Depreciation. Depreciation increased by $346,175 to $961,295 as compared to the corresponding period to the previous year. The increase in 2005 is due to a full year activity of our marine bio and healthcare segment in

2005, while Jiahua Marine was acquired by us only in August 2004, and also to the effect in 2005 of a full year’s depreciation of improvements and renovations that took place in the first half of 2004 in the aquaculture product segment.

Profit From Continuing Operations. Profit from continuing operations, before considering the bad debt recovery for both periods, improved significantly from a loss of $597,651 in 2004 to a profit of $4,242,306 in 2005. That improvement in 2005 is mostly due to higher volume of sales with higher gross profit from the marine bio and healthcare product segment and improved gross profit ratio from the aquaculture product segment compared to those of 2004.

Finance Costs. Finance costs decreased to $360,782 from $406,840 for the year ended December 31, 2005 as compared to the twelve months ended December 31, 2004, an 11% or $46,058 decrease. The decrease was attributable mostly to the reduction in interest on debentures and promissory notes in 2005 since they were repaid in the current year. Those debentures and promissory notes were the result of our acquisition in 2004 of Jiahua Marine.

Income/(Loss) Before Income Taxes. Profit before income taxes increased to $3,895,092 for the year ending December 31, 2005, from a loss of $229,590 for the twelve months ended December 31, 2004. This significant improvement was due to higher sales and with related gross profit margins in 2005 from both of our segments.

Current Income Taxes. Current income taxes increased from zero for the twelve months ended December 31, 2004 to $333,092 for the year ended December 31, 2005. Such increase is due to the fact that Jiahua Marine and our other operating subsidiary, Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF, earned taxable incomes for the year ended December 31, 2005, while the tax holiday for Jiahua Marine terminated in 2004 and HQOF experienced a tax loss for the twelve months ended December 31, 2004.

Deferred Income Taxes. Deferred income tax increased by $91,358 from $216,544 to $307,902 for the year ended December 31, 2005, as compared to twelve months ended December 31, 2004. The increase was due to the elimination of temporary differences arising from the recovery of provision for doubtful accounts recorded in the last quarter of 2005.

Minority Interest. Minority interest decreased from $62,191 in 2004 to zero in 2005. That change resulted from our acquisition of all the minority interests in HQOF in August 2004, therefore making HQOF our wholly-owned subsidiary from that date.

Net Income/(Loss) Attributable to Shareholders. The net income attributable to shareholders was $3,254,098 for the year ended December 31, 2005, compared with a net loss attributable to shareholders of $383,943 for the twelve months ended December 31, 2004. The significant improvement was the result of higher sales and related margins in the marine bio and healthcare segment in 2005 compared to 2004 as we acquired Jiahua Marine in August 2004, and to higher profitability experienced in 2005 from the aquaculture product segment.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity and Capital Resources

Our cash and cash equivalents increased by $2,669,481, or 52%, to $7,809,640 at September 30, 2006, from $5,140,159 at December 31, 2005. As of September 30, 2006, working capital (before short term bank loans) was $17,592,503, compared to $10,160,608 at December 31, 2005. These increases primarily resulted from our operating activities and convertible promissory notes financing that occurred in the first half of 2006, described below. The funds generated by operating and financing activities in the first nine months of 2006 were mainly used to support the increase of our business volume, more specifically, our receivables and inventories during that period.

Total assets increased by $9,246,211, or 38%, to $33,662,891 at September 30, 2006, from $24,416,680 as of December 31, 2005. Shareholders’ equity increased by $8,001,115, or 45%, to $25,862,585 at September 30, 2006, from $17,861,470 as of December 31, 2005.

To date, we have financed our operations through the combination of our operating revenues, equity and debt financing (in connection with which we have at times incurred significant costs), short-term bank loans, and the use of shares of our common stock issued as payment for services rendered to us by third parties. In the past, we issued shares of our common stock and warrants in private placement transactions to help finance our operations, and to pay for professional services (such as financial consulting, market development, legal services and public relations services). We recognized these services on our books as operating or deferred expenses and amortized over their estimated useful life. The number of shares we issued for these purposes were determined as of the dates of invoices relating to such services, and the shares were valued at their market prices on those respective dates. In addition, as required by PRC laws, we establish yearly reserves shown in the shareholders’ equity section of our balance sheet. Those reserves, which are created by a transfer from the retained earnings account, limit our capacity to pay dividends to shareholders until the retained earnings become positive. As we are in an expansion phase, we do not intend to pay dividends to shareholders in the foreseeable future. To date, we have not paid any dividends.

We completed a financing in January 2006, in which we issued to a group of twenty one investors, in a private placement, (1) convertible secured promissory notes bearing interest at 8% per year and maturing on January 25, 2008, in the aggregate principal amount of $5,225,000 with the conversion price of $6.00; (2) Class A warrants, with each warrant giving the right to the holder to purchase one share of our common stock at the exercise price of $7.00 until January 2009; and (3) Class B warrants, with each warrant giving the right to the holder to purchase one share of our common stock at the exercise price of $8.00 until January 2011. The net proceeds of this financing to us were $4,702,500, after deducting commissions and other costs of this transaction equal to $522,500. At September 30, 2006, the balance due to those investors amounted to $3,760,508 . Under the terms of the convertible secured promissory notes, we must repay these notes on a monthly basis until January 25, 2008. We have the option of repaying the notes in cash or in shares of our common stock. As of September 30, 2006, six monthly repayments have been made, repaying 28.03% of the originally issued convertible secured promissory notes. The first two repayments were made in cash, and the other ones were made in shares of our common stock.

In addition, we also completed a financing in November 2006, in which we issued to two investors, in a private placement, (1) convertible promissory notes bearing interest at 6.5% and maturing on November 1, 2009, in the principal aggregate amount of $5,000,000 with the conversion price of $5.00 and (2) warrants registered in the name of each investor to purchase an aggregate of up to 200,000 shares of our common stock, with each warrant giving the right to the holder to purchase one share of our common stock at the exercise price of $5.00 until the fifth anniversary of the effective date of the reverse stock split effectuated. The net proceeds of this financing to us were $4,932,500, after deducting commissions and other costs of this transaction equal to $67,500. The notes are due on November 1, 2009.

We are currently in the process of examining various opportunities to obtain additional credit facilities to help finance our operations, as well as support our additional liquidity requirements related to volume increases that we anticipate might occur in the future, specifically in the inventory and receivables build-up. As of September 30, 2006, we had a loan from a bank in the outstanding principal amount of $1,239,138 bearing an interest rate of 5.58% per annum. We extended the maturity of this loan to April 30, 2007. The loan is secured by a pledge of certain fixed assets held by us and our subsidiaries and is used to support working capital items related to production in China. No assurances can be given that additional debt or equity financing we may require will be available to us or, even if available, that such financing will be on terms favorable to us.

At present, over 60% of our consolidated sales are derived from our five largest clients, and our results of operations therefore depend on a small number of clients. As part of our short and medium-term business plan, including our current efforts to raise funds to support the anticipated expansion of our operations, we intend to invest in our infrastructure to construct a new processing plant and our own organic feed mill. We expect that this will allow us to meet forecasted incremental demand for our products in the United States and Europe. As a result, we plan to develop and serve new clients, which should reduce our dependence on individual clients to more acceptable levels.

In order to ensure sufficient funds to meet our future needs for capital, management believes that, from time to time, we will continue to evaluate opportunities to raise financing through some combination of commercial bank borrowings, the private or public sale of equity, or issuance of debt securities. However, future equity or debt financing may not be available to us at all, or if available, may not be on terms acceptable to us. If we are unable to obtain financing in the future, we will continue to develop our business on a reduced scale based on our existing capital resources.

The current ratio increased to 3.3 times ($23,417,044/$7,063,679) at September 30, 2006, from and 2.3 times ($14,989,554/6,555,210) at December 31, 2005.

Off-Balance Sheet Transactions

We have no off-balance sheet arrangements or transactions with unconsolidated, special purpose entities.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The following critical accounting policies affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. We evaluate the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

Income Taxes

Taxes are calculated in accordance with taxation principles currently effective in the PRC. We account for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

Revenue Recognition

In accordance with the provisions of Staff Accounting Bulletin No. 103, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

Concentration of Credit Risk

Financial instruments that potentially subject our company to significant concentrations of credit risk consist primarily of trade accounts receivable. We perform ongoing credit evaluations with respect to the financial condition of its creditors, but does not require collateral. In order to determine the value of our accounts receivable, we record a provision for doubtful accounts to cover probable credit losses. Our management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

MANAGEMENT

Executive Officers, Directors and Key Employees

Our executive officers and directors, and their ages and positions as of December 5, 2006 are as follows:

Name	Age	Position
Lillian Wang Li	50	Chairman of the Board of Directors, Secretary and Director
Norbert Sporns	52	Chief Executive Officer, President and Director
Harry Wang Hua	44	Chief Operating Officer and Director
Jean-Pierre Dallaire	55	Chief Financial Officer and Financial Controller
Trond Ringstad	39	Executive Vice-President Sales and Distribution
Jacques Vallée	54	Director
Fred Bild	71	Director
Daniel Too	54	Director

Our other key employees and their ages and positions as of December 5, 2006 are as follows:

Name	Age	Position
William Sujian	37	International Sales and Compliance Officer
He Jian Bo	39	Manager Finance Department
Wang Fu Hai	61	Chief Production Controller

Biographies

Lillian Wang Li—Chairman of Board of Directors and Secretary—Ms. Wang Li is one of our founders, and has served as our Secretary and Chairman of our board of directors since March 2004, when we effected the reverse merger with Process Equipment, Inc. and related transactions described in more detail under “Our Organization Within Last Five Years.” Prior to joining HQSM, between June 1994 and March 2004, she worked for SSC where her responsibilities included project development and financing, particularly in relation to China projects using Western technologies. She is responsible for the general administration, strategic planning and financial management of HQSM. She has over twenty five years of experience in management of China and Canadian businesses, particularly with respect to financial matters.

Norbert Sporns—Chief Executive Officer, President and Director—Mr. Sporns is one of our founders, and has served as our Chief Executive Officer and President and as a director since March 2004. Prior to joining HQSM, between June 1994 and March 2004, he worked for SSC, where he was instrumental in completing Western sourced funding for China projects, as well as interfacing with Western technology providers managing Western supply and systems deployment in China. Mr. Sporns is also the Chief Executive Officer of Red Coral Group Limited from February 2003 to date. He has extensive experience in project development and investment consultancy.

Harry Wang Hua—Chief Operating Officer and Director—Mr. Wang Hua is one of our founders, and has served as our Chief Operating Officer and as a director since March 2004. He is responsible for the establishment of the production facilities and their operation at HQSM. Mr. Wang also leads our plant management teams and our sales teams. Mr. Wang has over fifteen years of experience in managing startup companies in China and in Canada and also has expertise in training middle managers in China in accordance with Western management standards. Prior to joining HQSM, between June 1994 and March 2004, he was a director of SSC, where his primary task was to identify China projects for where Western technologies and funding were available. Mr. Wang Hua is also a director of Red Coral Group Limited from June 1994 to date.

Jean-Pierre Dallaire—Chief Financial Officer and Financial Controller—Mr. Dallaire is our Chief Financial Officer and Financial Controller. Prior to joining HQSM in September 2004, he worked for SSC from June 2000 to September 2004, in the position of the Chief Financial Officer. Prior to that, Mr. Dallaire worked for Canada’s largest engineering company, SNC Lavalin Group, where he was responsible for cash flow projections and financial supervision of projects.

Trond Ringstad—Executive Vice-President, Sales and Distribution—Mr. Ringstad joined us in June 2006 as our Executive Vice-President Sales and Distribution. He leads our sales and marketing activities from our headquarters in Seattle, Washington. Prior to joining us, from February 2004 through July 2006, he was President and the owner of Pacific Supreme Seafoods. Prior to that, Mr. Ringstad was Vice President Sales and Marketing for Royal Supreme Foods, a seafood importer and sales company, from May 2001 to February 2004. He has nine years of seafood sales experience and has been a pioneer in selling tilapia in the United States.

Jacques Vallée—Director—Mr. Vallée has been our director since June 2004. He is currently Vice-President Special Assets of Coastal Holding Inc., where he has served since January 2006. Prior to that, Mr. Vallée was the Director of Development and Financing with the Altitude Consulting Group from January 2001 to December 2005. He has over 30 years of management experience at such notable Canadian institutions as the Bank of Montreal, La Federation des Caisses Populaires Desjardins de Richelieu-Yamaska, Le Fonds de Solidarite des Travailleurs du Quebec and Altitude Consulting Group.

Fred Bild—Director—Mr. Bild has been our director since June 2004. He is currently a Visiting Professor at the University of Montreal where he has taught since January 1995. For nearly forty years, Mr. Bild has served the Canadian Embassy in various functions including Cultural Attache (Tokyo), Economic Counsel and Deputy Chief (Paris) and Ambassador to Thailand and China.

Daniel Too—Director—Mr. Too has been our director since September 2004. He has extensive business experience in Asia and possesses a deep understanding of the business difficulties associated with working in China. He is currently the Managing Director of Delta Elevator Far East and serves as Director of Voker Chemical Paint Limited.

William Sujian—International Sales and Compliance Officer—Mr. Sujian joined HQSM in July 2004, and is currently our International Sales and Compliance Officer. He has over 12 years of experience in international trade and project development. He is familiar with both Western and Asian business practices. His functions include the supervision of the China based sales team and supervision of compliance with our code of ethics and business conduct. Prior to 2002, Mr. Sujian worked for SSC in the position of the General Manager for China.

He Jian Bo—Manager Finance Department—Mr. Jian Bo joined us in July 2002. He is currently the Manager of the Finance Department of HQSM. Prior to joining us, he worked for several years for PricewaterhouseCoopers and was responsible for the restructuring of companies in China.

Wang Fu Hai—Chief Production Controller—Mr. Fu Hai joined us in July 1997. He is currently the Chief Production Controller and Engineer of HQSM. Prior to his tenure with HQSM, he was the manager of Project Department Hainan Jiahua Ocean Organism Co., Ltd. He has solid experience in production coordination and control.

See “Certain Relationships and Related Transactions—Family Relationships” for a description of family relationships among certain of our executive officers.

Compensation of Directors

Our bylaws provide that, unless otherwise restricted by our certificate of incorporation, our board of directors has the authority to fix the compensation of directors. The directors may be paid their expenses, if any, related to attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as our director. Our bylaws further provide that no such payment will preclude any director from serving our company in any other capacity and receiving compensation therefor. Further, members of special or standing committees may be given compensation for attending committee meetings.

In addition, effective June 15, 2004, our non-employee directors, Messrs. Bild and Vallée, has entered into an independent non-executive director agreement with us. The non-executive director agreement between Mr. Too and us became effective on September 2, 2004. Under these agreements, each non-employee director agreed to serve as our non-executive independent director commencing on June 15, 2004, until the next meeting of our shareholders, unless terminated earlier, provided, however, that during such term of service the directors may also hold officer and non-executive director positions at other entities not affiliated with us. In consideration of the directors’ services under these agreements, during their respective terms, we agreed to pay each director pro rata quarterly portions of a total annual cash fee of $15,000. Such base annual fee is increased annually, on January 1 of each calendar year, by not less than ten percent (10%). Our board of directors, in its discretion, may approve an increase of such annual base fee in excess of ten percent (10%). During the respective terms of these agreements, we also agreed to pay each director an annual bonus of not less than $15,000 payable in shares of our common stock. We also agreed to reimburse any reasonable expenses paid or incurred by each non-employee director in connection with the performance of his duties and responsibilities for us.

Board Committees and Independence

All of our directors serve until the next annual meeting of holders of shareholders and until their successors are elected by the holders of our common stock and qualified, or until their earlier death, retirement, resignation or removal. Our bylaws set the authorized number of directors at not less than one nor more than nine, with the actual number fixed by our board of directors. Currently, our board of directors consists of six persons. Our bylaws authorized the board of directors to designate from among its members one or more committees and alternate members thereof, as they deem desirable, each consisting of one or more of the directors, with such powers and authority (to the extent permitted by law and these bylaws) as may be provided in such resolution.

Our board of directors has established two committees to date, an audit committee and a compensation committee. The audit committee consists of Messrs. Vallée, Bild and Too, and the compensation committee consists of Messrs. Bild and Too. Our board of directors has determined that each of these directors is “independent” within the meaning of the applicable rules and regulations of the SEC and the American Stock Exchange.

In addition, we believe one of our independent directors, Mr. Jacques Vallée, qualifies as an “audit committee financial expert” as the term is defined by the applicable SEC rules and regulations and American Stock Exchange listing standards, which we believe is consistent with his experience. In the course of his career, Mr. Vallée worked for an accounting firm Raymond, Chabot, Martin, Paré & Cie for three years, for Bank of Montreal for five years, and for Quebec Workers’ Fund for ten years, where he was a Vice President responsible for strategic investments. At the time of the listing of our common stock on the American Stock Exchange, we will be required to certify to the American Stock Exchange that our audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Audit Committee

The audit committee assists our board of directors in its oversight of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, including (i) the quality and integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•	discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the SEC in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•	review with the company’s financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company;

•	monitor the Company’s policies for compliance with federal, state, local and foreign laws and regulations and the Company’s policies on corporate conduct;

•	maintain open, continuing and direct communication between the board of directors, the Committee and both the company’s independent auditors and its internal auditors; and

•	monitor the company’s compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Mr. Vallee is the chairman of our audit committee, and the other members are Messrs. Bild and Too.

Compensation Committee

The compensation committee aids our board of directors of directors in meeting its responsibilities relating to the compensation of the company’s executive officers and to administer all incentive compensation plans and equity-based plans of the company, including the plans under which company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review periodically the company’s philosophy regarding executive compensation to (i) ensure the attraction and retention of corporate officers; (ii) ensure the motivation of corporate officers to achieve the Company’s business objectives, and (iii) align the interests of key management with the long-term interests of the Company’s shareholders;

•	review and approve corporate goals and objectives relating to Chief Executive Officer compensation and other executive officers of the company;

•	make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the Committee may deem appropriate; and

•	review periodically reports from management regarding funding of the company’s pension, retirement, long-term disability and other management welfare and benefit plans.

Mr. Too is the chairman of our compensation committee, and the other member is Mr. Bild.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, directors and employees. code of ethics codifies the business and ethical principles that govern all aspects of our business. This document will be made available in print, free of charge, to any shareholder requesting a copy in writing from our Secretary at our U.S. headquarters in Seattle, Washington. A copy of our code of ethics is available on our website at www.hqfish.com, under “Investor Relations—Corporate Governance—Code of Ethics.”

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the compensation paid to our Chief Executive Officer and our three other most highly compensated executive officers who earned at least $100,000 during the periods described below. No other officer had compensation of $100,000 or more for the periods described below.

				Long Term Compensation
	Annual Compensation		Awards			Payouts
Name and Principal Position	Year(1)	Salary(2)	Bonus(2)	Other Annual Compensation	Restricted Stock Award (s)	Securities Underlying Options/SARs(3)	LTIP Payouts	All Other Compensation

Norbert Sporns	2004	$112,500	$37,500	—	—	25,000 options to purchase shares of common stock	—	—
Chief Executive Officer and President	2005	$165,000	$55,000	—	—	—	—	—

Lillian Wang Li	2004	$112,500	$75,000	—	—	25,000 options to purchase shares of common stock	—	—
Chairman of the Board of Directors and Secretary	2005	$165,000	$110,000	—	—	—	—	—

Harry Wang Hua	2004	$75,000	$75,000	—	—	25,000 options to purchase shares of common stock	—	—
Chief Operating Officer	2005	$110,000	$110,000	—	—	—	—	—

Jean-Pierre Dallaire	2004	$41,700	$8,300	—	—	10,000 options to purchase shares of common stock(4)	—	—
Chief Financial Officer and Financial Controller	2005	$110,000	$27,500	—	—	—	—	—

(1)	During the calendar year 2003 and until our merger with Process Equipment in 2004, which is described under” Our Organization In the Past Five Years,” all of the persons name in this table were employed by HQOF.
(2)	For more information about the employment agreements we entered into with Messrs. Sporns, Wang Hua, Dallaire and Ms. Wang Li, please see “Management—Employment Agreements.”
(3)	As adjusted for our proposed reverse stock split at the 1-for-20 ratio.
(4)	Mr. Dallaire’s options vest as follows: 5,000 vested 2004, 1,667 vested in 2005, 1,667 vested in year 2006 and the remainder will vest in year 2007.

Employment Agreements

The following information summarizes the employment agreements we entered into with Lillian Wang Li, our Chairman and Secretary, Harry Wang Hua, our Chief Operating Officer, Norbert Sporns, our Chief Executive Officer and President, Jean-Pierre Dallaire, our Chief Financial Officer and Financial Controller, and Trond Ringstad, our Executive Vice-President Sales and Distribution.

Lillian Wang Li. Under Ms. Wang’s employment agreement, she has agreed to serve as the Chairman of our board of directors and Secretary. Her term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement provides for a base salary of $150,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Ms. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for a grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Ms. Wang. We and Ms. Wang have an understanding that she would waive any right she might have to receive any options during year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Ms. Wang’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Ms. Wang’s employment is terminated without cause, she will be eligible to receive (1) monthly payments at her then applicable monthly base salary for the rest of her term from the date of termination of her employment; (2) an annual bonus of $50,000 for the rest of her term from the date of termination of her employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to her annual base salary in effect immediately prior to her last date of employment.

Harry Wang Hua. Under Mr. Wang’s employment agreement, he has agreed to serve as our Chief Operating Officer. His term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement also provides for a base salary of $100,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Wang with an annual bonus of at least $100,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company’s common voting stock made available under the 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Wang. We and Mr. Wang have an understanding that he would waive any right he might have to receive any options during year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Wang’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Wang’s employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Norbert Sporns. Under Mr. Sporns’ employment agreement, he has agreed to serve as our Chief Executive Officer and President. His term of service under this agreement commenced on April 1, 2004 and continues for a term of five (5) years. The agreement also provides for a base salary of $150,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Sporns with an annual bonus of at least $50,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of twenty percent (20%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of five percent (5%) of the then fully diluted shares of our company’s common voting stock made available under our 2004 Stock Incentive Plan. . No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Sporns. We and Mr. Sporns have an understanding that he would waive any right she might have to receive any options during year 2005 and through the present date under our 2004 Stock Incentive Plan. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Sporns’ employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Sporns’ employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $50,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Jean-Pierre Dallaire. Under Mr. Dallaire’s employment agreement, he has agreed to serve as our Chief Financial Officer and Financial Controller. His term of service under this agreement commenced on September 1, 2004 and continues for a term of five (5) years. The agreement provides for a base salary of $100,000 for the first year of the term and an annual increase of at least 10% thereafter. The agreement also provides Mr. Dallaire with an annual bonus of at least $25,000, and this amount may be increased subject to the decision of our board of directors. The agreement also provides for the grant of options to purchase shares of our common stock. The options include an option to purchase an aggregate of ten percent (10%) of the then fully diluted shares of our common voting stock made available under our 2004 Stock Incentive Plan, and, at the beginning of each calendar quarter, an option to purchase an aggregate of two and one-half percent (2.5%) of the then fully diluted shares of our company’s common voting stock made available under our 2004 Stock Incentive Plan. No shares of common stock were made available for option grants since the initial grants in 2004, and therefore no option grants were made to Mr. Dallaire. Each option grant must be evidenced by an option agreement substantially identical to the form included in the employment agreement. The options granted under the employment agreement will have an exercise price of the fair market value per share of our common voting stock on the date the option is granted. We can terminate Mr. Dallaire’s employment with cause, or without cause upon at least ninety days’ written notice. In the event Mr. Dallaire’s employment is terminated without cause, he will be eligible to receive (1) monthly payments at his then applicable monthly base salary for the rest of his term from the date of termination of his employment; (2) an annual bonus of $25,000 for the rest of his term from the date of termination of his employment; (3) the value of any earned, but unused vacation days; (4) continued coverage under our company’s benefits plan; and (5) severance in an amount equal to his annual base salary in effect immediately prior to his last date of employment.

Trond Ringstad. Under Mr. Ringstad’s employment agreement, he has agreed to serve as our Executive Vice-President Sales and Distribution. His term of service under this agreement commenced on June 28, 2006 and continues for a term of three (3) years. The agreement provides for a base salary of $150,000 for the first year of the term and an annual adjustment, whereby Mr. Ringstad’s base salary will increase by no more than 150% and no less than 50% of his base salary if the volume of sales generated by our Seattle sales office for the year immediately following his employment exceeds $15,000,000. An adjustment in Mr. Ringstad’s base salary will be paid in 50% cash and 50% restricted shares of our common stock. The agreement also provides Mr. Ringstad with an annual bonus at the discretion of our board of directors. We can terminate Mr. Ringstad’s employment with cause, or without cause upon at least a thirty day written notice. In the event that Mr. Ringstad’s employment is terminated without cause, he will be eligible to receive (1) any earned but unpaid base salary through his last date of employment; (2) the value of any earned, but unused vacation days; (3) continued coverage under our company’s benefits plan; and (4) an amount equal to six months of his annual base salary in effect immediately prior to his last date of employment.

In connection with our employment of Mr. Ringstad, effective as of April 10, 2006, we had entered into an agreement with him for the purchase of goodwill. Pursuant to that agreement, we purchased the goodwill and extensive sales network of (i) Pacific Supreme Seafoods, a seafood trading company previously owned and operated by Mr. Ringstad; and (ii) any other companies Mr. Ringstad owns or with which he associates, which trade in seafood products, including without limitation, tilapia, shrimp, scallops and other products. The purchase price paid by us consisted of $250,000 plus another $300,000 paid in shares of our common stock, valued at 80% of the trading price of such shares on February 24, 2006. We believe that this goodwill and sales network acquisition will help us implement our long-term business plans to expand distribution of our tilapia, shrimp and other seafood products in the European Union and the United States, and to create brand awareness of our TILOVEYA™ brand.

Stock Incentive Plan

The purpose of our 2004 Stock Incentive Plan is to encourage and enable employees, directors and other persons upon whose judgment, initiative and efforts we largely depend upon, to acquire a proprietary interest in our company. Under the Stock Incentive Plan, our board of directors, or a stock option committee appointed by the board of directors, may grant stock options to purchase up to 250,000 shares of our common stock (after reverse split of 1:20 shares) (subject to adjustment due to certain recapitalizations, reorganizations or other corporate events) to our key employees (including officers), directors and consultants. To date, all of the options available under the 2004 Stock Incentive Plan have been granted, and our ability to grant additional options will be subject to first obtaining board and Shareholder approvals. The per share exercise price of options granted under our 2004 Stock Incentive Plan will be not less than 100% of the fair market value per share of common stock on the date the options are granted. Our board of directors or a committee thereof administering the 2004 Stock Incentive Plan has discretion to determine which of this amount may be granted as incentive stock options, or ISO’s, stock appreciation rights, or SAR’s, and non-statutory options, and is generally empowered to interpret the 2004 Stock Incentive Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. If any option expires, terminates or is cancelled without having been exercised, the shares subject to the option will again be available for issuance under the Stock Incentive Plan.

Our board of directors did not approve, and therefore, we did not make, any options/SAR grants during the fiscal year ended December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Acquisition of Jiahua Marine

On August 17, 2004, we entered into a purchase agreement, which we refer to as the Nutraceutical Purchase Agreement, with Sino-Sult Canada Limited, a Canadian limited liability company, or SSC, and Sealink Wealth Limited, or Sealink, a British Virgin Islands limited liability company and a wholly-owned subsidiary of SSC, whereby we acquired our subsidiary Jiahua Marine, a Chinese limited liability company then owned by Sealink. SSC is owned by Harry Wang Hua, Lillian Wang Li and Norbert Sporns, who are also our current directors and executive officers, as well as, collectively, the indirect beneficial owners of a majority of our capital stock. Harry Wang owns 51% and Lillian Wang Li owns 25%, with Norbert Sporns holding 24%.

HQSM purchased SSC’s entire interest in Sealink, thereby acquiring Jiahua Marine, at a total purchase price of US$20,000,000. Under the terms of the Nutraceutical Purchase Agreement, HQSM was to pay the purchase price to SSC through the issuance of 634,904 shares of HQSM’s common stock (after reverse split of 1-for-20 shares), up to but not exceeding 19.9% of the outstanding shares of HQSM’s common stock and valued at the time at US$8,888,655, and a convertible promissory note, valued at US$11,111,345. In accordance with the terms of the note, SSC converted the first US$100,000 of the note into 100,000 shares of HQSM’s Series A preferred stock, US$0.001 par value per share, and thereafter the remaining principal amount of the note equal to US$11,011,345 into 786,625 shares of HQSM common stock assumed the 1-for-20 reverse split.

Family Relationships

Lillian Wang Li and Harry Wang Hua are brother and sister and Ms. Lillian Wang Li is married to Norbert Sporns. In addition, Wang Fu Hai is the uncle of Lillian and Harry.

Certain Distribution Arrangements

In connection with our recent employment of Trond Ringstad, our Executive Vice-President, Sales and Distribution, we have entered into an agreement with him for the purchase of goodwill relating to his prior professional pursuits. Please see “Executive Compensation—Employment Agreements” for a description of this agreement.

PRINCIPAL SHAREHOLDERS

The following table provides information known to us about the beneficial ownership of our common stock as of December 5, 2006 (after giving effect to a 1 for 20 reverse stock split) for: (1) each person, entity or group that is known by us to beneficially own five percent or more of our common stock; (2) each of our directors (and former directors, as applicable); (3) each of our named executive officers (and former officers, as applicable) as defined in Item 402(a)(2) of Regulation S-B; and (4) our directors and executive officers as a group. To the best of our knowledge, each shareholder identified below has voting and investment power with respect to all shares of common stock shown, unless community property laws or footnotes to this table are applicable.

The number of shares beneficially owned and the percent of shares outstanding are based on 6,569,371 shares outstanding as of December 5, 2006 (after giving effect to a 1 for 20 reverse stock split). Except as otherwise noted below, the address of each of the shareholders in the table is c/o HQ Sustainable Maritime Industries, Inc., Melbourne Towers, 1511 Third Avenue, Suite 788, Seattle, Washington 98101.

Name of Beneficial Owner (1)	Number of Owned	Percentage of Class Owned(1)	Total Votes Percentage(2)
The Tail Wind Fund Ltd (3)	650,368	9.9%	*
Red Coral Group Limited (4)	1,984,142	30.20%	1.86%
Sino-Sult Canada (S.S.C.) Limited (5)	1,431,529	21.75%	95.17%
Lillian Wang Li (6)	3,440,671	52.10%	97.03%
Norbert Sporns (7)	3,440,671	52.10%	97.03%
Harry Wang Hua (8)	3,440,671	52.10%	97.03%
Jean-Pierre Dallaire	8,333	*	*
Trond Ringstad	—	*	*
Jacques Vallée	2,533	*	*
Fred Bild	7,503	*	*
Daniel Too	6,610	*	*
All directors and executive officers as a group (8 persons) (9)	3,515,650	52.83%	97.06%

*	less than 1%
(1)	Based on (i) 6,569,371 shares of our common stock issued at December 5, 2006; and (ii) 100,000 shares of our Series A preferred stock, each of which shares is convertible at the option of the holder into two shares of common stock, in each case outstanding as of December 5, 2006. Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly has or shares the power to direct the voting of the security or the power to dispose or direct the disposition of the security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities with respect to which that person has the right to acquire beneficial ownership within 60 days of the relevant date. Unless otherwise indicted by the following footnotes, the named individuals have sole voting and investment power with respect to the shares of stock beneficially owned.
(2)	Each shares of common stock has one vote and each share of Class A preferred stock has 1,000 votes on all matters presented to be voted by the holders of common stock.
(3)

Subject to the limitation set forth below, Tail Wind Fund Ltd.’s ownership consists of (i) 19,030 shares of our common stock; (ii) 74,246 shares of our common stock issuable upon conversion of the convertible promissory notes issued in the January 2006 private placement; (iii) 116,667 shares of our common stock issuable upon exercise of the warrants issued in the January 2006 private placement; (iv) 850,000 shares of our common stock issuable upon conversion of the convertible promissory notes issued in the November 2006 private placement; and (iii) 170,000 shares of our common stock issuable upon exercise of the warrants issued in the November 2006 private placement. According to the Schedule 13G filed by Tail Wind Fund Ltd. on November 16, 2006, Tail Wind Fund Ltd. disclaims beneficial ownership of any and all shares of our common stock that would cause its beneficial ownership to exceed 9.9% of the total issued and outstanding shares of our common stock. Accordingly, Tail Wind Fund Ltd., based on the 6,569,371 shares of our common stock outstanding on December 5, 2006, beneficially owns 650,368 shares of our common stock and disclaims beneficial ownership of 579,575 shares of our common stock. The address of Tail Wind Fund Ltd. is c/o Tail Wind Advisory and Management Ltd., 77 Long Acre, London WC2E 9LB, England.

(4)	Owner of record of the shares beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Red Coral Group Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record pursuant to that certain Shareholders Agreement (the “Shareholders Agreement”) to which Mr. Harry Wang, Ms. Lillian Wang Li and Mr. Norbert Sporns are parties. The address of Red Coral Group Limited is TrustNet Chambers Road, Town Tortola, British Virgin Islands.
(5)	Owner of record of shares of our common stock and an aggregate of 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock, all of which are beneficially owned by Messrs. Sporns (24%), Wang (51%) and Ms. Wang (25%), through their ownership of the issued capital of Sino-Sult Canada (S.S.C.) Limited in the same percentages and sharing the voting and investment power over the shares held thereby of record pursuant to the Shareholders Agreement. The address of Sino- Sult Canada (S.S.C.) Limited is 2500 Pierre Dupuy, Suite 512 Montreal Quebec, Canada H3C 4L1.
(6)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Ms. Wang owns 25% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held by each of these entities with Messrs. Sporns and Wang pursuant to the Shareholders Agreement. Ms. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of her pecuniary interest therein.
(7)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Sporns owns 24% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Wang and Ms. Wang pursuant to the Shareholders Agreement. Mr. Sporns disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.
(8)	Beneficially owns the shares indicated. Includes 10,000 shares of our common stock underlying 100,000 shares of our Series A preferred stock. Mr. Wang owns 51% of the issued capital of each of Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited, and shares voting and investment power over the shares held each of these entities with Mr. Sporns and Ms. Wang pursuant to the Shareholders Agreement. Mr. Wang disclaims beneficial ownership of the shares held by Sino-Sult Canada (S.S.C.) Limited and Red Coral Group Limited, except to the extent of his pecuniary interest therein.
(9)	For purpose of calculating the beneficial ownership of all directors and executive officers as a group, the number of shares held by Red Coral Group Limited and Sino-Sult Canada (S.S.C.) Limited and beneficially held by Ms. Wang, Mr. Sporns and Mr. Wang is counted once.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001, and 10,000,000 shares of preferred stock, par value $.001.

Common Stock

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options and/or warrants, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders, except that a plurality is required for the election of directors. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our directors, and the holders of the remaining shares by themselves cannot elect any directors. Holders of common stock are entitled to receive dividends, if and when declared by our board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding, including but not limited to, the Series A preferred stock.

On September 14, 2006, our board of directors unanimously adopted and shareholders holding a majority of our capital stock approved a resolution to effect reverse stock split in which of all the issued and outstanding shares of our common stock, referred to as “old common stock,” will be combined and reconstituted as a smaller number of shares of common stock, referred to as “new common stock,” in a ratio of at least 1-for-10, and up to 1-for-20, exact number of shares of old common stock for each share of new common stock subject to the definitive action of our board within the 90 days thereafter. On December 6, 2006, we have filed a definitive Schedule 14C with respect to the reverse stock split of a ratio of 1-for-20, which was approved and ratified by our board. We will round up any fractional share of new common stock issuable in connection with the reverse stock split. Our certificate of incorporation will retain our authorized shares of common stock at 200,000,000 shares, and there will be no change in the par value of the common stock. We currently anticipate that the reverse stock split will be effective prior to the date of approval of our common stock listing on the American Stock Exchange.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value, and our board of directors has the authority, without further action by the shareholders, to issue such shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.

Series A preferred stock

Of the 10,000,000 shares of preferred stock we are authorized to issue, 100,000 shares have been designated as Series A preferred stock and were issued and outstanding as of September 30, 2006. Each holder of shares of our Series A preferred stock is entitled to one thousand votes per share on all matters to be voted on by shareholders generally, including directors, voting as one class with the shareholders of our common stock; provided, however, that the vote or consent of the holders of at least a majority of the shares of Series A preferred stock then outstanding is required for us to (1) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A preferred stock either as to dividends or liquidation; (2) authorize, create or issue any class or series of our stock other than the common stock;

(3) authorize any reclassification of the Series A preferred stock; (4) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by clauses (1) through (3) above; (5) amend our certificate of incorporation; and (6) enter into any disposal, merger or reorganization involving 20% of our total capitalization. The number of votes is not subject to adjustment in the event of a stock split, combination of shares or other reclassifications of the common stock, including the proposed reverse split.

The holder of our Series A preferred stock has an optional right to convert each share of Series A preferred stock into two shares of our common stock, subject to appropriate adjustments for subdivisions, reclassifications, combinations, dividends or distributions. Further, the holders of our Series A preferred stock have the right to receive cumulative dividends and a liquidation preference of $1.00 per each Series A preferred share, in each case, in preference to the holders of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. In addition, as stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds, which amounts are not available for the payment of dividends. As a result, we do not anticipate paying cash dividends on our common shares in the foreseeable future and we may not have sufficient funds to legally pay dividends.

Even if funds are legally available to pay dividends, we may nevertheless decide in our sole discretion not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant.

Securities Issued In Our Recent Financing

Financing in January 2006

In January 2006, we completed a financing transaction with a group of twenty one investors, pursuant to a related subscription agreement (the “Subscription Agreement”), dated as of January 25, 2006, between us and the investors. Pursuant to the Subscription Agreement, we issued to the investors, in reliance upon the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible secured promissory notes, in the aggregate principal amount of $5,225,000; (2) Class A warrants to purchase shares of our common stock, at an exercise price of $7.00 per share; and (3) Class B warrants to purchase shares of our common stock, at an exercise price of $8.00 per share. One Class A warrant and one Class B warrant were issued to each investor for each two shares of our common stock that would have been issued by us on January 25, 2006 if each convertible secured promissory note had been fully converted at the rate of $6.00 per share. In addition, we also issued warrants to purchase up to 87,083 shares of our common stock, at the exercise price of $8.00 per share and otherwise on terms similar to those of the Class B warrants, to Bursteine & Lindsay Security Corp., which acted as a finder (the “Finder”) in the financing transaction. We also agreed to pay the Finder (i) a fee of 10% of the proceeds we received from the sale of our convertible secured promissory notes, and (ii) a fee of 10% of the cash proceeds to be received by us from the exercise of the Class A and Class B warrants.

As required by the Subscription Agreement, we have registered with the SEC on a registration statement on Form SB-2 (the “Registration Statement”) the public resale of the shares of our common stock underlying the outstanding convertible secured promissory notes, Class A warrants and Class B warrants. The holders of the such securities are also entitled under the terms of the Subscription Agreement to (i) demand registration rights, whereby on one occasion, for a period commencing 120 days after January 26, 2006, but not later than two years after that date, upon a written request from any record holder(s) of more than 50% of shares of our common stock issued or issuable pursuant to the conversion of the notes and/or exercise of the warrants, may request us to prepare and file with the SEC a registration statement covering the public resale of all such securities; and (ii) piggyback registration rights in relation to any registration statement under the Securities Act (other than those on Forms S-4, S-8 or similar form), provided that such securities are not otherwise registered for resale pursuant to an effective registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

Pursuant to the Subscription Agreement, we were subject to liquidated damages, payable in cash or, at our election, in registered shares of our common stock valued at the conversion price per share applicable at the time to the convertible secured promissory notes, to each investor, in the amount of 2% of each investor’s initial investment amount, for each calendar month or portion thereof if we did not file the Registration Statement within 30 calendar days from January 26, 2006, or if the Registration Statement was not declared effective within 120 calendar days from January 26, 2006 (such date, the “Required Effective Date”). We are subject to similar liquidated damages if (i) we do not file a registration statement with the SEC pursuant to the exercise by the investors of their piggyback or demand registration rights described above, within 60 days after investors’ written request, or if such registration statement is not declared effective within 120 days of such request; or (ii) the Registration Statement did not cover a sufficient number of shares, whether prior to or after effectiveness of the Registration Statement. Notwithstanding the foregoing, we are not liable for liquidated damages to any investor if any event or delay results from such investor’s act or omission contrary to his or its obligations under the Subscription Agreement, or if such investor is able to transfer his or its securities under Rule 144(k). Because the Registration Statement was declared effective after the Required Effective Date, in August 2006 we have paid to the investors in full the resulting liquidated damages in the amount of $66,500.

Pursuant to the provisions in the convertible secured promissory notes, if we issue our common stock, convertible securities or warrants, rights or options, and if we issue our common stock upon conversion of such convertible securities or exercise of such warrants, rights or options, at a price lower than the conversion price of the convertible secured promissory notes, the conversion price of the convertible secured promissory notes would be reduced to the issuance price upon such issuance. In addition, the exercise price of Class A warrants and Class B Warrants may be reduced if we issue our common stock, convertible securities or warrants, rights or options at a price lower than the purchase price of the Class A warrants and Class B Warrants. As a result of the terms on which we issued securities in the November 2006 financing described below, and based upon our understanding with investors in our January 2006 financing, the exercise price of each of the Class A and Class B warrants we issued in our January 2006 financing will be adjusted to equal $6.00.

Under the Subscription Agreement, the investors also have, until the Registration Statement has been effective for 365 days, subject to certain exceptions, the right of first refusal with respect to our issuance of debt obligations, or our common stock or other securities, such as the offering pursuant to the registration statement of which this prospectus is a part. Further, during the term of the Class A and Class B warrants, and for as long as our convertible secured promissory notes are outstanding, and subject to certain limited exceptions, in the event we issue our common stock for a consideration less than the conversion price per share then in effect for the notes, or the exercise price per share then in effect for the warrants, such conversion price or exercise price will be reduced accordingly to such lower issuance price. Finally, the investors have a right to consent to the filing of the registration statement of which this prospectus is a part, until the expiration of the period defined as the sooner of (i) the Registration Statement having been current and available for use by the investors in connection with their resale of our securities for 180 days, or (ii) until all of our securities have been resold or transferred by the investors pursuant to Rule 144, without regard to volume limitations.

To secure our obligations under the Subscription Agreement and the convertible secured promissory notes, we and our non-U.S. subsidiaries entered into a security agreement, pursuant to which all such parties granted a security interest to the investors in their assets, inventory, equipment, property, products and equity interests owned or thereafter acquired, as collateral to secure such obligations thereunder.

In connection with the transactions contemplated by the Subscription Agreement, our directors and officers have agreed not to sell or transfer any of our stock, options or other convertible securities, subject to certain exceptions, until the sooner of (1) the end of the “Exclusion Period” defined as the sooner of (A) the registration statement relating to the resale of the common stock underlying the securities issued in the financing being current and available for use by the holders thereof for 180 days, and (B) until all such underlying shares of common stock have been resold or transferred pursuant to Rule 144(k) by the holders; or (2) until less than one-third of the initial issued principal amount of the convertible secured promissory notes is outstanding.

Financing in November 2006

In November 2006, we completed a financing transaction with two private investors (the “Purchasers”), pursuant to a related purchase agreement (the “Purchase Agreement”), dated as of November 8, 2006. Pursuant to the Purchase Agreement, we issued to the Purchasers, in reliance upon the exemption provided by Sections 4(2) and 4(6) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder, (1) convertible notes in the principal aggregate amount of $5,000,000 with an interest of 6.5% per annum (the “6.5% convertible notes”) due November 1, 2009 and (2) warrants to purchase an aggregate of up to 200,000 shares of our common stock. The 6.5% convertible notes are convertible into shares of our common stock at a per share conversion price of $5.00 per share (after giving effect of the reverse stock split). In connection with the Purchase Agreement, we agreed to pay The Tail Wind Fund Ltd. a non-refundable, non-accountable sum equal to $67,500 as and for legal and due diligence expenses incurred in connection with the Purchase Agreement.

Pursuant to the Purchase Agreement, we will not redeem those certain convertible secured promissory notes issued to the Purchasers on or about January 25, 2006 other than pro rata with the other holders of our convertible secured promissory notes issued on or about January 25, 2006.

In connection with the Purchase Agreement, we have agreed to list the shares underlying the 6.5% convertible notes and the warrants to be listed on the American Stock Exchange as promptly as possible, but no later than the date on which our shares of common stock are generally listed for trading on the American Stock Exchange, and, for so long as the convertible notes remain outstanding, we will continue to take all action necessary to continue the listing and trading of our common stock on the American Stock Exchange, on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Capital Market and comply with the applicable rules of such exchange or market, as applicable, to ensure the continued eligibility for trading of the shares underlying the convertible notes and the warrants.

In connection with the November 2006 financing, we have granted the Purchasers certain registration rights under a registration rights agreement. We have agreed to file a separate registration statement on Form SB-2, or on the same registration statement of which this prospectus forms a part, for the public resale of the shares of our common stock underlying the outstanding 6.5% convertible notes and the warrants by the earlier of (a) four months following November 8, 2006, provided if the registration statement, of which this prospectus forms a part, is not filed prior to February 15, 2007, then March 31, 2007, (b) ten days following the abandonment or any significant postponement of, or any materials changes to the terms or manner of this offering, and (c) the date on which the registration statement, of which this prospectus forms a part, is filed.

The Purchasers are also entitled to demand registration rights for any additional securities, which are entitled to be registered in the registration statement described in the immediately preceding paragraph but have not been included in such a registration statement. We have agreed to pay for all expenses of such registrations incurred by us (excluding all underwriting discounts and selling commissions applicable to the public resale of our securities by the investors).

We agreed to pay liquidated damages, in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the 6.5% convertible notes for each month (or portion thereof), if such registration statement is not filed pursuant to the registration rights agreement, provided that such liquidated damages, when combined with the other liquidated damages hereunder, shall not exceed 36% in the aggregate.

We also have agreed to pay liquidated damages in an amount equal to 2% of the sum of the aggregate principal amount then outstanding under the Notes for each month (or portion thereof) if (A) the registration statement is not declared effective by the SEC within the earlier of (x) seven months following November 8, 2006, (y) three months following the filing date if this offering is abandoned or significantly postponed or delayed, or the terms or manner of this offering are materially changed, and (z) the fifth day following the date on which we are notified by the SEC that such registration statement will not be reviewed or is no longer subject to further review and comments, or the registration statement covering additional registrable securities is not declared effective by the SEC within three (3) months following demand of a Purchaser relating to the Additional Registrable Securities to be covered thereby (or the fifth day following the date on which the Company is notified by the SEC that such Registration Statement will not be reviewed or is no longer subject to further review and comments), (B) after a registration statement has been declared effective by the SEC, sales cannot be made pursuant to such registration statement for any reason (including without limitation by reason of a stop order, or our failure to update the registration statement), (C) the registrable securities (or Additional Registrable Securities after issuance and registration) specifically are not listed or included for quotation on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, the American Stock Exchange or the OTC Bulletin Board or trading of the our common stock is suspended or halted thereon, or (D) we fail, refuse or are unable to timely issue the shares upon conversion of the 6.5% convertible notes or upon exercise of the warrants, or unlegended certificates for the such shares within ten days following a Purchaser’s written demand for issuance of such shares.

Under the terms of the convertible notes, the Purchasers have a right to participate in the non-public sale or offer of our common stock under certain terms and conditions described in the convertible notes. The purchasers are entitled to anti-dilution protection with respect to their securities under the circumstances described in the November 2006 financing documents. In particular, the conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing may be reduced in accordance with a pre-determined fraction if we issue any common stock or convertible securities or any warrants or other rights to purchase our common stock, or directly or indirectly effectively reduce the conversion, exercise or exchange price for any outstanding convertible securities at a price lower than the greater of (i) closing market price of the common stock on the trading day next preceding such issuance or (ii) the respective conversion price of the convertible notes and the exercise price of the warrants issued in the November 2006 financing.

The additional terms of the convertible secured promissory notes, Class A warrants, Class B warrants, the finder’s warrants we issued in this financing transaction and the 6.5% convertible notes are described below.

Warrants

The below table sets forth, as of December 5, 2006, the classes of our outstanding warrants and the number of shares of our common stock for which such warrants are exercisable:

Class of Warrants	Exercise Price	Expiration Date	Number of Shares Underlying Warrants

Class A	$7.00	January 25, 2009	393,750

Class B	$8.00	January 25, 2011	480,833

Class C	$8.40	April 23, 2009	105,825

Class D	$16.80	April 23, 2009	167,200

Stock Purchase Warrants(1)	$1.00	December 2007	2,500

Stock Purchase Warrants(2)	$5.00	November 2011(3)	200,000

			Total
			1,350,108

(1)	Consists of common stock purchase warrants not denominated as any particular series, which we granted to Consulting for Strategic Growth 1, Ltd. in consideration of public relations services it rendered to us.

(2)	Consists of common stock purchase warrants not denominated as any particular series, which we granted in connection with the November 2006 financing.

(3)	5 years after the effectiveness of the reverse stock split.

Terms of the Class A and Class B Warrants

The Class A and Class B warrants we issued in the January 2006 financing can be exercised at any time, and from time to time, during the period commencing upon closing of the financing and ending on (i) January 25, 2009, in the case of the Class A warrants, and (ii) January 25, 2011, in the case of the Class B warrants. The initial exercise price of the Class A warrants of $7.00 per share, and the initial exercise price of the Class B warrants of $8.00 per share, and the number of shares of common stock or other securities at the time issuable upon exercise of such warrants, in each case will be appropriately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities. In case of any consolidation or merger by us with or into any other corporation, entity or person, or any other corporate reorganization, in which we shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of the warrants on exercise any time after the consummation or effective date of such Reorganization (such date, the “Effective Date”), shall receive, in lieu of the shares of stock or other securities at any time issuable upon the exercise of the warrants issuable on such exercise prior to the Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised the warrants immediately prior thereto.

The Class A and Class B warrants can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants, and also not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants.

Terms of the Class C and Class D Warrants

On April 23, 2004, we entered into a stock purchase agreement (the “2004 Purchase Agreement”) with a group of eleven investors, pursuant to which such investors purchased, in a private placement, investment units (the “Units”), at a price of $34,000 per Unit, each Unit consisting of (i) ten thousand (10,000) shares of our common stock, (ii) four thousand (4,000) Class C common stock purchase warrants and (iii) four thousand (4,000) Class D common stock purchase warrants, assuming the reverse stock split of 1-for-20. The exercise price of the Class C warrants is $8.40 per share and the exercise price of the Class D warrants is $16.80 per share (as adjusted for each warrant from time to time as provided therein). Pursuant to these Series C and Series D warrants, all investors in the April 2004 private placement were entitled to purchase an aggregate of 304,000 shares of common stock. Westminster Securities Corp. (“Westminster”) acted as our placement agent in connection with the private placement described above. In consideration of these services, we agreed to grant to Westminster or its designees warrants representing the right to purchase in the aggregate up to the total of 3.8 Units, at $34,000 per Unit. Westminster’s designees, who are its officers, currently hold an aggregate 1,520 Class C warrants and 1,520 Class D warrants. The Class C and Class D warrants expire on April 23, 2009, and can be exercised pursuant to a cashless exercise. Under the terms of the warrants, the holders thereof have agreed not to elect for a period of one (1) year a cashless exercise of the warrants, and also not to elect a cashless exercise so long as there is an effective registration statement for shares underlying the respective warrants. We have registered with the SEC the public resale of the shares underlying the Class C and Class D warrants.

Common Stock Purchase Warrants Issued in the November 2006 Financing

The common stock purchase warrants issued in the November 2006 financing have identical terms with the other common stock purchase warrants not denominated as any particular series.

Convertible Secured Promissory Notes

In connection with the January 2006 financing transaction, we have issued convertible secured promissory notes in the aggregate principal amount of $5,225,000. These notes will mature on January 25, 2008. These notes accrue interest on the outstanding principal amount thereof at a rate per annum of eight percent (8%) from January 25, 2006 and are payable, in arrears, subject to the terms and conditions of the notes. The notes are subject to default interest of fifteen percent (15%) per annum following the occurrence and during the continuance of one of the enumerated events of default, such as failure to pay principal or interest, breach of covenants, representations or warranties, a money judgment against us, our subsidiary or any property or assets of the same, for more than $100,000 and not vacated for 45 days, delisting from OTC Bulletin Board, or any outstanding unpaid obligation in the amount of over $200,000. At the option of the holder, these notes are convertible into shares of our common stock, at a per share conversion price of $6.00, subject to adjustment as set forth in the notes and in the Subscription Agreement. After the occurrence of an event of default, the conversion price per share will be the lower of the rate of $6.00 per share of our common stock, or 75% of the volume weighted average price of the traded stock for the five (5) trading days preceding the notice of conversion received by us from the holders of the convertible notes.

At any time (i) while the Registration Statement is effective, and (ii) if there has not been an event of default or an event that could become an event of default (with the passage of time or the giving of notice), we have the right to notify the note holders of our intention to redeem by prepayment the outstanding principal amount of the notes (unless the holder thereof had earlier elected to convert the same into shares of our common stock), in whole or in part, by paying the note holders a sum equal to 120% of the principal amount to be redeemed, plus accrued but unpaid interest thereon and any other sums due and accrued to the holders. We must pay the redemption amount to the holders within 30 business days of the date of our redemption notice thereto; our failure to do so will result in an uncurable event of default.

Under the terms of the convertible secured promissory notes, we are required to repay the same on a monthly basis, commencing on April 25, 2006 and on the same date thereafter (each, a “Repayment Date”) until the outstanding principal amount and interest have been repaid in full. Subject to our right to elect to make these monthly payments (A) in cash (in an amount equal to 110% of the principal amount component of the monthly amount due and 100% of all other components of such monthly amount), or (B) in registered common stock valued at an applied conversion rate per share at the lower of (x) the rate of $6.00 per share of our common stock, or (y) 75% of the volume weighted average price of our traded common stock for the five (5) trading days preceding a notice of conversion, if any is given by the note holder to us following our notice thereto (in advance of each Repayment Date and pursuant to the provisions of the notes) of our intention to pay the monthly amount in shares of our common stock, on each Repayment Date we are required to make payments to the note holders in the amount of 4.545% of the initial principal amount of the outstanding notes, all interest accrued thereon through the Repayment Date and any other amounts then owing and unpaid with respect thereto. As of September 26, 2006, six monthly repayments have been made, repaying 28.03% of the originally issued convertible secured promissory notes. The first two repayments were made in cash, and the other ones were made in shares of our common stock.

Terms of the 6.5% Convertible Notes

In connection with the November 2006 financing transaction, we have issued convertible notes in the aggregate principal amount of $5,000,000 with a conversion price of $5.00. These notes will mature on November 1, 2009 and accrue interest on the outstanding principal amount thereof at a rate per annum of six and one half percent (6.5%) from November 8, 2006, and are payable in arrears. The 6.5% convertible notes are subject to default interest equal to the lower of (i) of eighteen per cent (18%) per annum or (ii) the highest rate permitted by law.

The 6.5% convertible notes may be converted at any time at the option of the Purchasers, at a per share conversion price of $5.00, subject to adjustment as set forth in the 6.5% convertible notes and in the Purchase Agreement. In an event of default, a Purchaser may declare all of the then outstanding 6.5% convertible notes to be due and payable immediately. In the event of such acceleration, the amount due and owing to such a Purchaser shall be the greater of (1) 130% of the outstanding principal amount of the 6.5% convertible notes (plus all accrued and unpaid interest, if any) and (2) the product of (A) the highest closing price for the five (5) Trading days immediately preceding such a Purchaser’s acceleration and (B) the applicable conversion ratio of the 6.5% convertible notes.

Subject to the terms of the 6.5% convertible notes, we have the right to pay the interest accrued on the principal amount of the 6.5% convertible notes either in cash or in shares of our common stock. If we elect to pay any interest in cash, then we shall pay to the holder of the 6.5% convertible notes, an amount equal to the amount of such interest. If we elect or are required to pay interest in shares of our common stock, the number of such shares shall be determined by dividing (x) the interest amount by (y) the market price as of the date of payment.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are currently quoted on the OTC Bulletin Board under the symbol “HQSM.OB.” Application has been made to have our common stock listed on the American Stock Exchange under the symbol “HQS”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock, as reported by the OTC Bulletin Board. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The prices set forth below have not been adjusted for the proposed reverse stock split of our common stock, which we currently anticipate will be effective prior to the date of approval of our common stock listing on the American Stock Exchange.

On December 5, 2006, the closing bid price per share of our common stock was $0.22.

Periods	High	Low
Fiscal Year ended April 30, 2004
First Quarter (May – July 2003)	$0.17	$0.16
Second Quarter ended (August—October 2003)	$0.25	$0.16
Third Quarter ended (November—January 2004)	$0.50	$0.17
Fourth Quarter (February -April 2004)	$2.80	$0.15
Period from May through December 2004(1)
May-June 2004	$1.15	$0.56
July-September 2004	$0.95	$0.27
October-December 2004	$0.38	$0.18
Fiscal Year 2005
First Quarter (January-March 2005)	$0.31	$0.21
Second Quarter (April-June 2005)	$0.24	$0.14
Third Quarter (July-September 2005)	$0.53	$0.12
Fourth Quarter (October-December 2005)	$0.58	$0.29
Fiscal Year 2006
First Quarter (January-March 2006)	$0.45	$0.26
Second Quarter (April-June 2006)	$0.41	$0.25
Third Quarter (July – September 2006)	$0.38	$0.26
Fourth Quarter (October through December 5, 2006)	$0.30	$0.21

(1)	We have changed our fiscal year end from April 30 to December 31, effective May 1, 2004.

Holders of Record

As of December 5, 2006, we had 1,253 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Following the approval of our application for listing of our common stock on the American Stock Exchange, as to which there can be no assurance, we will be required to maintain a minimum number of at least 400 public shareholders after the commencement of trading in order to maintain such listing.

Transfer Agent

The transfer agent of our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Ladenburg Thalmann & Co. Inc. and Roth Capital Partners are acting as the representatives, have severally, and not jointly, agreed to purchase from us on a firm commitment basis the number of the shares of our common stock offered in this offering set forth opposite their respective names below:

Number of Shares
Underwriters

Ladenburg Thalmann & Co. Inc.
Roth Capital Partners

Total	4,200,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the representatives that the underwriters propose to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $0.             per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $0.             per share to other brokers and dealers.

The underwriting agreement provides that the underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase and pay for all of the common stock offered by this prospectus other than those covered by the over-allotment option, if any of these securities are purchased.

No action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting discount and expenses

The following table summarizes the underwriting discount to be paid to the underwriters by us.

	Total, without over-allotment	Total, with over-allotment
Underwriting discount to be paid to the underwriters by us for the common stock	$	$

We have agreed to pay to the representatives a non-accountable expense allowance equal to 2% of the gross proceeds from the sale of the shares of common stock offered by us of which $50,000 has been paid by us as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares offered hereby under the laws of the states designated by the underwriters, including expenses of counsel retained for this purpose by the underwriters. We estimate the expenses payable by us for this offering to be $            , including the underwriting discount, or $             if the underwriters’ over-allotment option is exercised in full.

We have agreed to sell to the representatives, for an aggregate of $100, an option to purchase up to 420,000 shares of our common stock. This option is exercisable at any time, in whole or in part, during the four-year period commencing the first anniversary of the date of this prospectus at an exercise price of $             per share of common stock, 165% of the public offering price per share of common stock. We estimate the fair value of this option to be approximately $            ,000, which will be charged to additional paid in capital upon consummation of the offering as a direct cost of the transaction. Management estimated the fair value of the common stock and option at $             in the aggregate, volatility of     %, no dividend and a discount rate of     %. During the first year following the date of this prospectus, the representatives’ purchase option may not be sold, transferred, pledged or hypothecated, except that it may be assigned or transferred to any underwriter and selected dealer participating in this offering and any of their bona fide officers or partners (but not directors). Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the option grants to holders demand and “piggy back” rights with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The exercise prices and number of securities issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at prices below the option’s exercise price.

Over-allotment option

We have granted to the underwriters an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to              additional shares of our common stock at the public offering prices, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriters will offer these additional shares on the same terms as those on which the other shares are being offered hereby.

Determination of offering price

Before this offering, there has been a limited public market for any of our securities. The public offering price of the common stock were negotiated between us and the representatives of the underwriters, based on the limited trading prior to the offering and taking into account the reverse split effected by the company. Other factors considered in determining the price and terms of the securities include the history and prospects of company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Stabilization, short positions and penalty bids

The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities needed to close out the short position, the representatives will consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which it may purchase the securities through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the representatives are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange, the OTC Bulletin Board, in the over-the-counter market or on any trading market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make with respect to any of these liabilities.

OUR ORGANIZATION WITHIN LAST FIVE YEARS

Our company was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, the name of Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, or HQOF. As a result of that transaction, HQOF became our main operating subsidiary.

In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc.

On May 19, 2004, in order to effect a reincorporation from Nevada to Delaware, Process Equipment, Inc., a Nevada corporation, was merged with and into HQ Sustainable Maritime Industries, Inc., a Delaware corporation. Prior to the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. had been a wholly-owned subsidiary corporation of Process Equipment, Inc. organized for the purposes of effecting the reincorporation. At the effective time of the reincorporation, HQ Sustainable Maritime Industries, Inc. became the surviving entity of the merger pursuant to which the reincorporation was completed, as well as the registrant for reporting purposes under the federal securities laws. The merged entity is governed by the Delaware General Corporation Law and the certificate of incorporation and bylaws of HQ Sustainable Maritime Industries, Inc.

On August 17, 2004, Jade Profit Investment Limited, our wholly-owned subsidiary, acquired the minority equity interest equal to 15.58% that Jade did not already own in HQOF, our principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade had previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

See also “Certain Relationships and Related Transactions—Acquisition of Jiahua Marine” for a description of our acquisition of Jiahua Marine, our subsidiary, in August 2004.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Baker & McKenzie LLP New York, New York. Certain legal matters will be passed on for the underwriters by Graubard Miller, New York, New York.

EXPERTS

Rotenberg & Company, LLP, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and for the two years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on its expertise in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES; ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

Certificate of Incorporation and Bylaws. Pursuant to our amended certificate of incorporation, our board of directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

Delaware Anti-Takeover Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•	on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•	reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorney fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2005 or any interim period.

We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

ADDITIONAL INFORMATION

We have filed the registration statement on form SB-2 under the Securities Act of 1933, as amended, with the SEC with respect to the shares of our common stock offered by this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. For further information with respect to our company and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 100 F Street, Room 1580, Washington, D.C. 20549. You may obtain copies of all or any portion of the registration statement from the Public Reference Room of the Commission at 100 F Street, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of a contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

HQ Sustainable Maritime Industries, Inc.

and Subsidiaries in State of Delaware

We have audited the accompanying consolidated balance sheets of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with The Public Company Accounting

Oversight Board Standards (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Certified Public Accountants

Rochester, New York

March 23, 2006

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

ASSETS

	December 31, 2005	December 31, 2004
CURRENT ASSETS
Cash and cash equivalents	$5,140,159	$4,551,505
Trade receivables, net of provisions	8,423,127	5,406,172
Inventories	557,464	228,564
Prepayments	131,864	1,932
Due from related parties, net of provisions	526,195	388,506
Advances to employees	127,231	27,918
Tax recoverable	83,514	81,602

TOTAL CURRENT ASSETS	14,989,554	10,686,199

OTHER ASSETS

Deferred taxes	926,623	1,209,790
Deferred loan costs	500,000	—

	1,426,623	1,209,790
PROPERTY, PLANT AND EQUIPMENT NET	8,000,503	9,029,673

TOTAL ASSETS
	$24,416,680	$20,925,662

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2005 AND 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2005	December 31, 2004
CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,617,446	$4,204,630
Bank loans	1,726,264	4,457,831
Taxes payable	73,245	—
Due to related parties	787,716	86,994
Due to directors	1,350,539	209,361
Convertible Notes	—	255,422

TOTAL CURRENT LIABILITIES	6,555,210	9,214,238

OTHER LIABILITIES
Promissory note	—	100,000

TOTAL LIABILITIES	6,555,210	9,314,238

SHAREHOLDERS’ EQUITY
Preferred stock	100	—
Common Stock	116,105	95,055
Additional paid-in capital	15,574,752	13,099,205
Accumulated Other Comprehensive Income	499,251	—
Retained Earnings (Deficit)	(314,583)	(2,729,152)
Appropriation of Retained Earnings, (Reserves)	1,985,845	1,146,316

TOTAL SHAREHOLDERS’ EQUITY	17,861,470	11,611,424

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$24,416,680	$20,925,662

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
SALES	$27,553,030	$21,191,492
COST OF SALES	16,002,911	16,082,992

GROSS PROFIT	11,550,119	5,108,500

SELLING AND DISTRIBUTION EXPENSES	301,630	384,102
ADVERTISING	3,623,107	1,674,988
GENERAL AND ADMINISTRATIVE EXPENSES	2,421,781	3,031,941
DEPRECIATION	961,295	615,120
PROVISION FOR DOUBTFUL ACCOUNTS (RECOVERY)	(340,627)	(1,057,130)

INCOME FROM CONTINUING OPERATIONS	4,582,933	459,479

FINANCE COSTS	360,782	406,840
OTHER EXPENSES	327,059	282,229

INCOME/(LOSS) BEFORE INCOME TAXES	3,895,092	(229,590)

INCOME TAXES
CURRENT	333,092	—
DEFERRED	307,902	216,544

INCOME/(LOSS) BEFORE MINORITY INTEREST	3,254,098	(446,134)
MINORITY INTEREST	—	62,191

INCOME/(LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$3,254,098	$(383,943)

NET INCOME/(LOSS) PER SHARE
BASIC AND DILUTED	$0.03	$(0.01)

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - BASIC	102,764,361	49,199,528

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING - DILUTED	103,312,264	49,199,528

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock		Preferred Stock		Additional
	Share	Par Value	Share	Par Value	Capital
Balance at December 31, 2003	10,000	$100	—	$—	$12,731,114
Issued 25,000,000 common stock at $0.001 each	25,000,000	25,000	—	—	390,000
Net income for the period of four months	—	—	—	—	—
Shares of subsidiary eliminated in re-capitalization	(10,000)	(100)	—	—	—

Balance at April 30, 2004	25,000,000	25,000	—	—	13,121,114

Issued 70,055,123 common stock at $0.001 each	70,055,123	70,055	—	—	22,533,644
Net income for the period of eight month	—	—	—	—	—
Transfer to reserve	—	—	—	—	—
Capital reserve accrued during the period	—	—	—	—	—
Adjustment from acquisition of assets under cost basis	—	—	—	—	(22,555,553)

Balance at December 31, 2004	95,055,123	95,055	—	—	13,099,205

Issued 21,050,102 common stock at $0.001 each net of cost of raising capital	21,050,102	21,050	—	—	2,375,647
Issued 100,000 preferred stock at $0.001 each	—	—	100,000	100	99,900
Net income for the year	—	—	—	—	—
Transfer to reserve	—	—	—	—	—

Balance at December 31, 2005	116,105,225	$116,105	100,000	$100	$15,574,752

	Appropriation of retained earnings (reserves)	Accumulated other comprehensive income	Retained earnings (deficit)	Total
Balance at December 31, 2003	$957,656	$—	$(2,193,496)	$11,495,374
Issued 25,000,000 common stock at $0.001 each	—	—	—	415,000
Net income for the period of four months	—	—	(2,513,990)	(2,513,990)
Shares of subsidiary eliminated in re-capitalization	—	—	—	(100)

Balance at April 30, 2004	957,656	—	(4,707,486)	9,396,284

Issued 70,055,123 common stock at $0.001 each	—	—	—	22,603,699
Net income for the period of eight months	—	—	2,130,047	2,130,047
Transfer to reserve	151,713	—	(151,713)	—
Capital reserve accrued during the period	36,947	—	—	36,947
Adjustment from acquisition of assets under cost basis	—	—	—	(22,555,553)

Balance at December 31, 2004	1,146,316	—	(2,729,152)	11,611,424

Issued 21,050,102 common stock at $0.001 each net of cost of raising capital	—	—	—	2,396,697
Issued 100,000 preferred stock at $0.001 each	—	—	—	100,000
Net income for the year	—	—	3,254,098	3,254,098
Transfer to reserve	839,529	—	(839,529)	—
Foreign currency translation adjustment	—	499,251	—	499,251

	$1,985,845	$499,251	$(314,583)	$17,861,470

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$3,254,098	$(446,134)
Adjustments to reconcile net income to net cash provided by operating activities :
Loss on disposal of fixed assets	105,476	—
Goodwill adjusted for reorganization process	—	—
Depreciation	961,295	615,120
Provision for doubtful accounts (recovery)	(340,627)	(1,057,130)
(Increase)/decrease in assets:
Inventories	(328,900)	239,775
Trade receivables, net of provisions	(2,676,328)	3,977,348
Prepayment	(129,932)	300,820
Advances to employees	(99,313)	(27,918)
Deferred taxes	283,167	216,544
Increase/(decrease) in liabilities:
Accounts payables and accrued expenses	(1,587,184)	381,152
Deposit received from customers	—	(28,663)
Promissory notes	—	100,000
Tax payable	71,334	—

Net cash used in operating activities	(486,914)	4,270,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(15,401)	(1,065,042)
Capital expenditure	—	(5,966,633)
Purchase of minority interest from shareholders	—	162,904
Cash received from acquisition	—	1,205,193

Net cash used in investing activities	(15,401)	(5,663,578)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock, net of cost of raising capital	2,141,275	463,145
Received from directors	1,141,175	209,362
Received from related parties	563,035	498,943
Repayment of bank loans	(2,731,567)	(6,265,061)
Deferred loan guarantee	(500,000)	—

Net cash provided by financing activities	613,918	(5,093,611)

NET CHANGE IN CASH AND CASH EQUIVALENTS	111,603	(6,486,275)
EFFECT OF CHANGES IN EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	477,051	—
Cash and cash equivalents, beginning of period	4,551,505	11,037,780

Cash and cash equivalents, end of period	$5,140,159	$4,551,505

	2005	2004
SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$230,090	$313,881

Taxes paid	$260,749	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Conversion of promissory note to preferred stock	100,000	$—

Conversion of convertible notes to common stock	$255,422	$—

Common shares issued for services	$2,098,596	$—

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005 AND 2004

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in Hainan Quebec Ocean Fishing Company Limited, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction. The Group is principally engaged in the vertically integrated business of aquaculture through cooperative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of HQSM and all its subsidiaries (“The Group”). All material inter-company accounts and transactions have been eliminated. The consolidated financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America.

3. SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

A. CASH AND CASH EQUIVALENTS

The Group considers cash and cash equivalents to include cash on hand and demand deposits with banks with an original maturity of three months or less.

B. INVENTORIES

Inventories are stated at the lower of cost and net realizable value. Cost is calculated on the weighted average basis and includes all costs to acquire and other costs incurred in bringing the inventories to their present location and condition. The Company evaluates the net realizable value of its inventories on a regular basis and records a provision for loss to reduce the computed weighted average cost if it exceeds the net realizable value.

C. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

Buildings and leasehold improvement	2.25% - 9% (10 - 40 years)
Plant and machinery	9% - 18% (5 - 10 years)
Motor vehicles	18% (5 years)
Office equipment and furnishings	18% (5 years)

The Company owns 4 fully depreciated vessels which have been taken out of service.

D. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash, receivables, accounts payable and accrued expenses and debt, approximates their fair value at December 31, 2005 and 2004 due to the relatively short-term nature of these instruments.

E. INCOME TAXES

Taxes are calculated in accordance with taxation principles currently effective in the PRC. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

F. GOVERNMENT SUBSIDIES

Subsidies from the government are recognized at their fair values when received or there is reasonable assurance that they will be received, and all attached conditions are complied with.

G. RELATED PARTIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. The Company conducts business with several related parties in the ordinary course of business. All transactions have been recorded at fair market value of the goods or services exchanged.

H. FOREIGN CURRENCY TRANSLATION

We follow SFAS No. 52, “Foreign Currency Translation”, for both the translation and remeasurement of balance sheet and income statement items into U.S. dollars. Resulting translation adjustments are reported as a separate component of accumulated comprehensive income (loss) in stockholders’ equity. The Group maintains its books and accounting records in Renminbi (“RMB”), the PRC’s currency, being the functional currency. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Any translation gains (losses) are recorded in exchange reserve as a component of shareholders’ equity. On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People’s Bank of China (the “Unified Exchange Rate”). The quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with supplier’s invoices, shipping documents and signed contracts.

I. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

J. REVENUE RECOGNITION

In accordance with the provisions of Staff Accounting Bulletin No. 101, revenue is recognized when merchandise is shipped and title passes to the customer and collectibility is reasonably assured.

K. EMPLOYEES’ BENEFITS

Mandatory contributions are made to the Government’s health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

L. SEGMENTS

No geographical segment analysis is provided for the year ended December 31, 2005 and twelve months ended December 31, 2004, as less than 10% of consolidated revenue and less than 10% consolidated income from operations is attributable to the segment other than the Mainland China.

Business Segment for the year ended December 31, 2005

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,780,268	$9,772,762	$—	$27,553,030

General and administrative expenses	427,813	142,482	1,851,486	2,421,781
Depreciation	650,804	304,719	5,772	961,295
Selling expenses	157,570	144,060	—	301,630
Advertising	—	3,623,107	—	3,623,107
Finance costs	227,701	124,173	8,908	360,782
Provision/(Recovery) of doubtful accounts	91,276	(431,903)	—	(340,627)
Income/(loss) before income taxes	1,357,080	4,404,169	(1,866,157)	3,895,092
Income taxes	353,223	287,771	—	640,994
Net income/(loss) for the year	$1,003,857	$4,116,398	$(1,866,157)	$3,254,098

Segment assets	$14,212,919	$9,059,564	$1,144,197	$24,416,680

Segment liabilities	$3,070,504	$2,106,884	$1,377,823	$6,555,210

Business segment for the year ended December 31, 2004

	Aquaculture Products	Health and Bio-products	Unallocated Items	Consolidation
Sales to external customers	$17,949,204	$3,242,288	—	$21,191,492

General and administrative expenses	2,260,417	—	771,524	3,031,941
Depreciation	523,688	87,184	4,248	615,120
Selling expenses	355,894	28,208	—	384,102
Advertising	—	1,674,988	—	1,674,988
Finance costs	162,403	50,088	194,349	406,840
(Recovery) of doubtful accounts	(1,057,130)	—	—	(1,057,130)
Income/(loss) before income taxes	1,337,752	1,005,557	(2,572,899)	(229,590)
Income taxes	216,544	—		216,544
Net income/(loss) for the year	$1,121,208	$1,005,557	$(2,572,899)	$(446,134)

Segment assets	$13,412,191	$7,452,718	$60,753	$20,925,662

Segment liabilities	$4,809,501	$2,932,717	$1,472,020	$9,214,238

M. COMPREHENSIVE INCOME/(LOSS)

The Group has adopted the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS No. 130”). SFAS No. 130 establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general-purpose financial statements. SFAS No. 130 defines comprehensive income (loss) to include all changes in equity except those resulting from investments by owners and distributions to owners, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on marketable securities.

N. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations with respect to the financial condition of its customers, but does not require collateral. In order to determine the value of the Company’s accounts receivable, the Company records a provision for doubtful accounts to cover probable credit losses. Management reviews and adjusts this allowance periodically based on historical experience and its evaluation of the collectibility of outstanding accounts receivable.

O. SHIPPING AND HANDLING COSTS

Shipping and handling costs are classified as cost of sales and are expensed as incurred.

P. ADVERTISING COSTS

Advertising costs are expensed as incurred.

Q. NET INCOME PER COMMON SHARE

Net income per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities.

R. DEFERRED LOAN COST

Deferred loan costs represent deposits made to a potential guarantor that will be returned in the event the Company is not provided the loan guaranty

S. RECENT PRONOUNCEMENTS

Prior to January 1, 2005, we accounted for stock-based compensation to non-employees (directors, investors, consultants) in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the fair value recognition provisions of SFAS No. 123, stock-based compensation cost for all stock-based awards was measured at the grant date based on the value of the award and was recognized as expense over the service period for awards that were expected to vest.

Effective January 1, 2005, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective application transition method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123(R) were materially consistent under our equity plans, the adoption of SFAS No. 123(R) did not have a significant impact on our financial position or our results of operations. Prior to our adoption of SFAS No. 123(R), benefits of tax deductions in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123(R) requires excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid.

In November 2005, the FASB issued Staff Position (“FSP”) FAS115-1/124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock . This FSP is effective for reporting periods beginning after December 15, 2005. We do not believe the adoption of this FSP will have a material impact on our financial statements.

In November 2005, the FASB issued FSP FAS123(R)-3, Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP requires an entity to follow either the transition guidance for the additional-paid-in-capital pool as prescribed in SFAS No. 123(R), Share-Based Payment, or the alternative transition method as described in the FSP. An entity that adopts SFAS No. 123(R) using the modified prospective application may make a one-time election to adopt the transition method described in this FSP. An entity may take up to one year from the later of its initial adoption of SFAS No. 123(R) or the effective date of this FSP to evaluate its available transition alternatives and make its one-time election. This FSP became effective in November 2005. We continue to evaluate the impact that the adoption of this FSP could have on our financial statements.

4. TRADE RECEIVABLES

The Group’s trade receivables at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Trade receivable	$9,160,129	$6,463,031
Less: Allowance for doubtful accounts	737,002	1,056,859

	$8,423,127	$5,406,172

The activity in the Group’s allowance for doubtful accounts during the year ended December 31, 2005 and twelve months ended December 31, 2004 is summarized as follows:

	2005	2004
Balance at beginning of year	$1,056,859	$829,716
Add: amount acquired from acquisition of Sealink	—	1,284,273
Less: recovery during the year	(340,627)	(1,057,130)
Exchange difference transfer to exchange reserve	20,770	—

Balance at end of year	$737,002	$1,056,859

5. PROPERTY, PLANT AND EQUIPMENT

	2005	2004
Cost:
Buildings and leasehold improvement	$2,884,010	$2,817,990
Plant and machinery	8,336,665	8,461,585
Motor vehicles	55,993	68,580
Office equipment and furnishings	135,552	126,470

	11,412,220	11,474,625
Less: Accumulated depreciation:
Buildings and leasehold improvement	357,734	273,479
Plant and machinery	2,929,515	2,050,400
Motor vehicles	35,877	55,228
Office equipment and furnishings	88,591	65,845

	3,411,717	2,444,952

Property, plant and equipment, net	$8,000,503	$9,029,673

Depreciation expenses relating to property, plant and equipment was $961,295 and $615,120 for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively.

6. INVENTORIES

The Group’s inventories at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Raw materials	$63,822	$84,569
Work-in-progress	23,082	82,609
Finished goods	470,560	61,386

Total Inventories	$557,464	$228,564

7. PREPAYMENT

The Group’s prepayment at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Advances to suppliers	$1,888	$1,932
Prepaid expenses	129,976	—

Total	$131,864	$1,932

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Accounts payable	$273,101	$146,026
Accrued expenses	2,344,345	4,058,604

	$2,617,446	$4,204,630

9. BANK LOANS

As at December 31, 2005, the Group has an expired loan from bank at an amount of $1,726,264 bearing an interest of 7.56% per annum. As at the date of the report, the Group is in negotiation with the banker to extend the said loan and expects to have the loan extended for not less than one year to December 2006. The loans were secured by the pledge of certain fixed assets held by the Group and its subsidiaries.

10. INCOME TAXES

HQOF, registered in the PRC, is subject to state and local income taxes within the PRC at the applicable tax rate as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to wholly-owned foreign enterprises. HQOF was subject to a tax rate of 7.5% from the years of 2003 to 2005. HQOF was entitled to a two-year tax free and three-year half-tax holidays from 2001 commencing with its first profit-making year. Furthermore, the other wholly-owned subsidiary Jiahua Marine enjoys the two-year tax free and three-year half-tax holidays from 2003 commencing with its first profit-marking year. The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for the year ended December 31, 2005 is as follows:

Statutory tax rate	15.0%
Tax holidays and concessions	(7.5%)

Effective tax rate	7.5%

The Group’s income/(loss) before income taxes was comprised of the following for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively:

	2005	2004
United States	$(1,657,206)	$(1,694,305)
Canada	(203,521)	(182,637)
PRC	5,755,819	1,647,352

	$3,895,092	$(229,590)

Income taxes are calculated on a separate entity basis. There currently is no tax benefit or burden recorded for the United States or Canada. The provisions for income taxes for the year ended December 31, 2005 and twelve months ended December 31, 2004, respectively, are summarized as follows:

	2005	2004
PRC only:
Current	$333,092	$—
Deferred	307,902	216,544

	$640,994	$216,544

Tax recoverable as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$81,602	$81,602
Income tax provided for the period of twelve months	45,321	—
Income tax paid during the period of twelve months	(45,321)	—
Exchange difference transfer to exchange reserve	1,912	—

Balance at December 31	$83,514	$81,602

Tax payable as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$—	$—
Income tax provided for the period of twelve months	287,771	—
Income tax paid during the period of twelve months	(215,428)	—
Exchange difference transfer to exchange reserve	902	—

Balance at December 31	$73,245	$—

11. DEFERRED TAX

Deferred tax assets as at December 31, 2005 and 2004 comprise the following:

	2005	2004
Balance at January 1	$1,209,790	$1,426,334
Deferred tax written off for the period of twelve months	(307,902)	(216,544)
Exchange difference transfer to exchange reserve	24,735	—

Balance at December 31	$926,623	$1,209,790

Deferred taxation is calculated under the liability method in respect of taxation effect arising from all timing differences, which are expected with reasonable probability to crystallize in the foreseeable future.

12. APPROPRIATED RETAINED EARNINGS (RESERVES)

The reserve funds are comprised of the following:

	2005	2004
Statutory surplus reserve fund	$1,299,266	$739,580
Public welfare fund	649,633	369,790
Capital reserve	36,946	36,946

	$1,985,845	$1,146,316

The reserves are disclosed separately on the accompanying statements of stockholders’ equity and are considered an appropriation of retained earnings. Pursuant to the relevant laws and regulations of Wholly Owned Foreign Enterprises, the profits of the Company, which are based on their PRC statutory financial statements, are available for distribution in the form of cash dividends after they have satisfied all the PRC tax liabilities, provided for losses of previous years, and made appropriations to reserve funds, as determined by the Board of Directors in accordance with the PRC accounting standards and regulations.

As stipulated by the relevant laws and regulations for enterprises operating in the PRC, HQOF and Jiahua Marine (both wholly-owned foreign enterprises) are required to make annual appropriations to two reserve funds, consisting of the statutory surplus and public welfare funds. In accordance with the relevant PRC regulations and the articles of association of the respective companies, the companies are required to allocate a certain percentage of their profits after taxation, as determined in accordance with the PRC accounting standards applicable to the companies, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the companies.

Net income as reported in the US GAAP financial statements differs from that as reported in the PRC statutory financial statements. In accordance with the relevant laws and regulations in the PRC, the profits available for distribution are based on the statutory financial statements. If HQOF has foreign currency available after meeting its operational needs, HQOF may make its profit distributions in foreign currency to the extent foreign currency is available. Otherwise, it is necessary to obtain approval and convert such distributions at an authorized bank.

13. EMPLOYEE STOCK OPTION PLAN

In December 2004, our Board of Directors ratified grants of non-qualified stock options to purchase shares of our common stock under our Stock Option Plan to some of our executive officers and directors, who qualify as employees for valuation purposes, as well as to several of our employees. Each of these new stock options have up to a ten-year term, are subject to the terms and conditions of the Plan, and have an exercise price of $0.28. Specifically, Norbert Sporns, our Chief Executive Officer, President and director, received 500,000 stock options. Lillian Wang, the Chairman of our Board of Directors, received 500,000 stock options. Harry Wang, our Chief Operating Officer, director and brother of Ms. Wang, received 500,000 stock options; and Fusheng Wang, our director, Honorary Chairman and father of Ms. Wang, received 1,000,000 stock options. Together, Norbert Sporns, Harry Wang and Lillian Wang also indirectly control the majority of capital stock of HQSM. The stock options granted to each of them, as well as to Fusheng Wang, were fully vested when granted. In addition, our Chief Financial Officer, Jean-Pierre Dallaire, received 200,000 stock options. Mr. Dallaire’s options were vested in 2004 as to 50% of the grant , with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. Further, at the same date, our Board of Directors ratified grants of stock options to thirteen other employees of HQSM. These stock options were vested then as to 50% of each individual grant, with the remaining 50% vesting as follows: 1/3 on June 16, 2005, 1/3 on June 16, 2006, and the remaining 1/3 on June 16, 2007. In the case of one of the employees, the stock options were fully vested when granted.

Our Board of Directors believes that these stock option grants will help our company to continue to attract, retain and motivate our employees, directors and executive officers. In connection with these grants, our board of directors reserved 5,000,000 shares for issuance under the Plan. In addition, pursuant to the provisions of the Plan, our Board of Directors delegated the full power and authority to administer the Plan, in accordance with its terms, to our Compensation Committee presently consisting of Norbert Sporns, Fred Bild, an independent director, and Daniel Too, also an independent director of HQSM.

The Company has elected to follow Accounting Principles Board Opinion (APBO) No. 25 and related interpretations in accounting for its stock-based compensation made to its employees. APBO No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or less than the market value at the date of grant. However, APBO No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123”, requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants. The Company generally uses the straight-line method of amortization for stock-based compensation. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the following pro forma amounts:

	For the years ended December 31,
	2005	2004
Net income (loss)
As reported	$3,254,098	$(383,943)
Pro forma	$3,254,098	$(383,943)
Earnings per share
As reported	$0.03	$(0.01)
Pro forma	$0.03	$(0.01)

14. SIGNIFICANT CONCENTRATION

The Group grants credit to its customers, generally on an open account basis. The Group’s five largest customers accounted for 62.6% of the consolidated sales for the year ended December 31, 2005. Of those five customers, three are in excess of 10% of consolidated sales, with 17.0%, 14.6% and 13.7% of consolidated sales, or an aggregate of 45.3%.

At December 31, 2005, approximately 55.4% of trade receivables were from trade transactions with the aforementioned five largest customers.

15. WARRANTIES

The Group did not incur any warranty costs for the year ended December 31, 2005, and for the twelve months ended December 31, 2004.

16. COMMITMENTS AND CONTINGENCIES

A.     A. CAPITAL COMMITMENTS

As of December 31, 2005, the Group has no significant capital commitments required for disclosure.

B.      LEASE COMMITMENTS

The lease commitments of the Group as at December 31, 2005 and 2004 were as follows:

	2005	2004
Within 1 year	$20,645	$22,102
1-2 years	62,045	—
2-3 years	62,045	—
Over 3 years	183,755	—

Total	$328,490	$22,102

C.     LEGAL PROCEEDINGS

The Group is not currently a party to any threatened or pending legal proceedings.

17. CAPITAL STRUCTURE

Common stock consists of authorized shares of 200,000,000 with a stated par value of $0.001 per share. Common stock issued and outstanding as of December 31, 2005 and 2004 was 116,105,225 and 95,055,123, respectively. Preferred stock consists of authorized shares of 10,000,000 with a par value of $0.001 per share.

Preferred shares amounting to 100,000 have been designated as Series A preferred stock. The Series A preferred stock is entitled to superior voting rights and is also convertible into common shares. During the years ended December 31, 2005 and 2004, the Company issued common shares amounting to 21,050,102 and 70,055,123 with net proceeds of $2,396,697 and $22,603,699, respectively. The amounts recorded in the accompanying financial statements are net of costs incurred in raising capital.

18. EARNINGS PER SHARE

The following is a reconciliation of the numerators and the denominators of the basic and diluted earnings per share (EPS) computation at December 31, 2005.

	2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic EPS
Income available to common shareholders	$3,254,098	102,764,361	$.03
Effect of dilutive securities stock options issued to employees	—	547,903	—

Diluted EPS
Income available to common stockholders plus assumed conversions	$3,254,908	103,312,264	$.03

19. CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Group faces a number of risks and challenges since its operations are in the PRC. The Group’s operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. The Group’s results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

20. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (for comparative purposes only)

On August 17, 2004, HQSM and Sealink, as the parent and management company of Jiahua Marine Bio-products Company Limited. (“Jiahua Marine”), consummated a Purchase Agreement whereby HQSM acquired all of the issued and outstanding capital stock of Sealink at a consideration payable by HQSM in the following manner: (i) $8,888,655 in the form of 12,698,078 shares of HQSM’s common stock, $0.001 par value per share, to be delivered to SSC at closing, and (ii) the remaining balance of $11,111,345 payable in the form of a convertible promissory note issued by HQSM to SSC. This note is included as Exhibit B to the Nutraceutical Purchase Agreement. The note accrued interest at the rate of 5% per annum and was converted into: (a) one hundred thousand US Dollars (US$100,000) for 100,000 shares of HQSM’s Series A preferred stock, $0.001 par value per share, the proposed terms of which are described below and are fully subject to receipt of all necessary shareholder consents and approvals, and (b) the remaining principal amount of the note equal to US$11,011,345 into 15,730,493 shares of HQSM’s common stock. The note was converted upon completion of an audit of HQSM’s acquisition of Sealink and Jiahua Marine, performed to the satisfaction of HQSM and receipt of all necessary shareholder consents and approvals.

The Purchase Agreement is being accounted for as a recapitalization of Sealink whereby the historical financial information of Sealink becomes the historical financial information of the Registrant. The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income for the twelve months December 31, 2004, has been prepared to reflect the acquisition as if it had occurred as of January 1, 2004.

The accompanying pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations which would actually have been reported had the merger been in effect during the periods presented, or which may be reported in the future.

2004
(in thousands, except for per share information)
Sales	$26,126
Profit from operation	$776
Profit for the period of twelve months	$776

Weighted average outstanding number of shares as at December 31, 2004	69,770,366
Earnings per share	$0.01

21. SUBSEQUENT EVENT

On January 25, 2006, the Company issued convertible notes in the amount of $5,225,000, maturing January 25, 2008, to a group of private investors. After deducting commissions and other costs, the Company received net proceeds of $4,681,250. Those notes are convertible into shares of the Company’s common stock at a per share conversion price of $0.30. The notes shall accrue interest at 8% yearly. On February 24, 2006, the Company filed a form SB-2 related to the above convertible notes. That prospectus related to the resale by the selling stockholders of up to 49,637,499 shares of our common stock, including up to 17,416,666 (in addition to sufficient shares of common stock to cover a contractual obligation to register 175% of the number of shares of common stock underlying the convertible notes, equaling an aggregate total of 30,479,166 shares of common stock) underlying secured convertible notes in a principal amount of $5,225,000 and up to 19,158,333 shares of common stock issuable upon the exercise of common stock purchase warrants. The secured convertible notes are convertible into our common stock at $0.30.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2006 (Unaudited)	December 31, 2005 (Audited)
CURRENT ASSETS
Cash and cash equivalents	$7,809,640	$5,140,159
Trade receivables, net of provision	14,417,883	8,423,127
Inventory	896,696	557,464
Prepayments	292,825	131,864
Due from related parties, net of provision	—	526,195
Advance to employees	—	127,231
Tax recoverable	—	83,514

TOTAL CURRENT ASSETS	23,417,044	14,989,554

OTHER ASSETS
Deferred taxes	842,889	926,623
Deferred expenses	1,188,458	500,000

	2,031,347	1,426,623

PROPERTY, PLANT AND EQUIPMENT, NET	7,619,634	8,000,503

CONSTRUCTION IN PROGRESS	75,866	—

INTANGIBLE ASSETS	519,000	—

TOTAL ASSETS	$33,662,891	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND SHAREHOLDERS’ EQUITY

	September 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,407,047	$2,617,446
Bank loans	1,239,138	1,726,264
Tax payable	290,712	73,245
Due to related parties	—	787,716
Due to directors	1,471,567	1,350,539
Current portion of promissory notes	655,215	—

TOTAL CURRENT LIABILITIES	7,063,679	6,555,210

OTHER LIABILITIES
Convertible promissory notes, net of discount	736,627	—

TOTAL LIABILITIES	7,800,306	6,555,210

SHAREHOLDERS’ EQUITY
Preferred stock	100	100
Common stock	123,130	116,105
Additional paid-in capital	22,887,622	15,574,752
Accumulated other comprehensive income	1,081,081	499,251
Retained Earnings (Deficit)	(1,228,002)	(314,583)
Appropriation of retained earnings (Reserves)	2,998,654	1,985,845

TOTAL SHAREHOLDERS’ EQUITY	25,862,585	17,861,470

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,662,891	$24,416,680

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE

WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
SALES	$10,528,996	$8,512,981	$26,988,417	$18,045,622
COST OF SALES	5,910,484	5,065,821	15,193,573	10,085,144

GROSS PROFIT	4,618,512	3,447,160	11,794,844	7,960,478
SELLING AND DISTRIBUTION EXPENSES	183,004	51,862	391,832	158,247
MARKETING AND ADVERTISING	1,190,813	845,960	3,371,238	2,676,962
GENERAL AND ADMINISTRATIVE EXPENSES	881,708	497,576	2,788,945	1,654,630
DEPRECIATION AND AMORTIZATION	262,882	238,593	736,278	719,635
(RECOVERY)/PROVISION FOR DOUBTFUL ACCOUNTS	(154,869)	197,226	(236,844)	26,594

PROFIT FROM OPERATIONS	2,254,974	1,615,943	4,743,395	2,724,410
FINANCE COSTS	1,337,395	96,474	3,944,696	278,457
OTHER EXPENSES/(INCOME)	(1,262)	25,268	41,627	145,147

INCOME BEFORE INCOME TAXES	918,841	1,494,201	757,072	2,300,806
INCOME TAXES
CURRENT	290,712	138,360	660,595	268,558
DEFERRED	35,773	17,241	106,056	51,327

NET INCOME (LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$592,356	1,338,600	(9,579)	1,980,921

NET INCOME PER SHARE
BASIC AND DILUTED	$0.005	$0.010	$(0.0001)	$0.020

WEIGHTED AVERAGE COMMON SHARE OUTSTANDING BASIC	120,578,697	100,874,941	118,527,618	99,332,094

DILUTED	120,746,493	102,693,123	118,426,253	101,150,276

The accompanying notes are an integral part of the consolidated financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC. AND SUBSIDIARIES

(INCORPORATED IN THE STATE OF DELAWARE WITH LIMITED LIABILITY)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

(Unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(9,579)	$1,980,921
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of property, plant and equipment	2,316	—
Depreciation and amortization	736,278	719,634
Financial and other non-cash services	3,816,979	—
(Increase)/decrease in assets:
Inventory	(339,232)	(805,262)
Trade receivables, net of provisions	(5,994,757)	(3,439,243)
Prepayment	(160,961)	(74,028)
Advance to employees	127,231	(102,386)
Deferred taxes	83,734	23,986
Increase/(decrease) in liabilities:
Accounts payables and accrued expenses	789,602	(231,378)
Deposits received from customer	—	271,317
Taxes payable	300,981	—

Net cash from by operating activities
	(647,408)	(1,656,439)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(131,838)	—
Construction in progress	(75,866)	—
Acquisition of intangible assets	(550,000)	—

Net cash from by investing activities	(757,704)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	923,278
Issuance of convertible promissory notes, net of cash repayments	4,206,300	—
Advances from/(to) directors	121,028	(110,755)
(Repayment)/receipts from related parties	(261,521)	399,047
Bank loan (repayment)/inception	(487,126)	104,438
Deferred guarantee costs for future financing	—	(180,000)

Net cash from by financing activities	3,578,681	1,136,008

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,173,569	(520,431)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	495,912	(234,296)
Cash and cash equivalents, beginning of period	5,140,159	4,551,505

Cash and cash equivalents, end of period	$7,809,640	$4,265,370

SUPPLEMENTARY CASH FLOWS DISCLOSURES
Interest paid	$17,670	$256,578

Taxes paid	$272,721	$—

	2006	2005
SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Note payable in connection with acquisition of Jiahua Marine	$—	$100,000

The accompanying notes are an integral part of the financial statements.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

September 30, 2006

NOTE 1 — BASIS OF PRESENTATION

The unaudited condensed consolidated financial statements of HQ Sustainable Maritime Industries, Inc., or HQSM, have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of results for the interim periods. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The condensed consolidated balance sheet information as of December 31, 2005 was derived from the audited consolidated financial statements included in the Company’s Annual Report Form 10-KSB. These interim financial statements should be read in conjunction with that report.

NOTE 2 — NATURE OF COMPANY

HQ Sustainable Maritime Industries, Inc. (“HQSM”) was initially incorporated as Sharon Capital Corporation, or Sharon, on September 21, 1989 under the laws of the State of Nevada. Sharon was a “blind pool/blank check” corporation organized for the purpose of purchasing, merging with or acquiring a business or assets from another company. In July 1990, Sharon was changed to PEI, Inc., which was subsequently changed to Process Equipment, Inc. in November 1990. On March 17, 2004, Process Equipment, Inc., Process Equipment Acquisition Corporation, a Nevada corporation and wholly-owned subsidiary of Process Equipment, Inc., or PEAC, and Jade Profit Investment Limited, or Jade, a British Virgin Islands limited liability corporation, entered into an agreement and plan of merger. Pursuant to that agreement, Process Equipment, Inc., through PEAC, acquired Jade, and 84.42% ownership in Jade’s subsidiary Hainan Quebec Ocean Fishing Co. Ltd, a People’s Republic of China, limited liability corporation, which we refer to as HQOF. As a result of that transaction, HQOF became our main operating subsidiary. In April of 2004, pursuant to the above agreement and plan of merger, the board of directors of Process Equipment, Inc. and a majority of the stockholders approved a name change and change of domicile of that company to Delaware via a merger with the newly formed wholly-owned Delaware subsidiary, HQSM. The name change, change of domicile and merger became effective on May 19, 2004, with HQSM being the surviving entity in the merger and acquiring all the assets and liabilities of Process Equipment, Inc. On August 17, 2004, we have entered into a Purchase Agreement with Sino-Sult Canada (S.S.C.) Limited, a Canadian limited liability corporation (“SSC”), whereby we acquired Sealink Wealth Limited (“Sealink”), SSC’s wholly owned subsidiary incorporated in the British Virgin Islands. That purchase agreement has been filed as an exhibit to our current report on Form 8K filed with the Commission on August 18, 2004. Sealink is the sole owner of Hainan Jiahua Marine Bio-Products Co. Ltd., a limited liability company existing in China (“Jiahua Marine”) which is primarily engaged in the production and sales of marine bio-products and healthcare products in the PRC, as described in more detail in the above current report. Also as previously disclosed, in the same current report, SSC is owned by three of our current directors and executive officers who are also, together, indirect beneficial owners of the majority of our capital stock.

Further, as previously disclosed in the above current report, effective August 17, 2004, HQSM caused Jade Profit Investment Limited, its wholly-owned subsidiary, to acquire the minority equity interest equal to 15.58% that Jade did not already own in HQOF, HQSM’s principal operating subsidiary. This purchase was effected by Jade pursuant to the Purchase Agreement, dated as of August 17, 2004, between Jade and Hainan Fuyuan Investment Company Limited, the holder of the minority equity interest of HQOF being acquired by Jade. Jade has previously obtained all requisite governmental approvals in the PRC in order to consummate this transaction.

The Group is principally engaged in the vertically integrated business of aquaculture through co-operative supply agreements, ocean product harvesting, and processing and sales of farm-bred and ocean harvested aquatic products. The principal products of HQOF are cross-bred hybrid of tilapia and white-legged shrimp exporting, directly and indirectly, to the United States, Canada, Japan and European countries. The major market is for export.

The Group has also engaged in the production and sales of marine bio-products and healthcare products in the PRC. The principal products of Hainan Jiahua Marine Bio-Product Company Limited (100% hold subsidiary of Sealink) are Shark Cartilage Capsule, Shark Liver Oil and Shark Liver (Soft gel). The major market is domestic in the PRC.

NOTE 3 — USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

NOTE 4 — EARNINGS PER SHARE

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share are computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were diluted.

NOTE 5 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses and debt, approximates their fair value at September 30, 2006 and December 31, 2005 due to the relatively short-term nature of these instruments.

NOTE 6 — FOREIGN CURRENCY CONVERSION

The Company’s financial information is presented in US dollars. The Group uses the average exchange rate for the period and the exchange rate at the balance sheet date to translate its operating results and financial position respectively. Any translation gains and losses are recorded in accumulated other comprehensive income as a component of shareholders’ equity.

NOTE 7 — INCOME TAXES

Taxes are calculated in accordance with taxation rates currently effective in the PRC. The Company accounts for income taxes under the provision of Statements of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company’s subsidiaries registered in the PRC are subject to state and local income taxes within the PRC at the applicable tax rates on the taxable income as reported in their PRC statutory financial statements in accordance with the relevant income tax laws applicable to foreign enterprises. HQOF and Jiahua Marine were subject to a tax rate of 15% and 7.5%, respectively during this quarter. HQOF and Jiahua Marine were entitled to a two-year tax exempted and three-year half tax rate holiday from 2001 and 2002 commencing with the first profit-making year, respectively.

The reconciliation of the effective income tax rate of the Company to the statutory income tax rate in the PRC for this quarter is as follows:

	HQOF	Jiahua Marine
Statutory tax rate	15.0%	15.0%
Tax holidays and concessions	—	(7.5%)

Effective tax rate	15.0%	7.5%

Income taxes are calculated on a separate entity basis. Currently there is no tax benefit or burden recorded for the United States.

NOTE 8—BANK LOAN

The outstanding bank loan is renewed until April 2007 and bears interest at a rate of approximately 5.6%

NOTE 9—CONVERTIBLE PROMISSORY NOTE AND WARRANTS

Effective January 25, 2006, the Company closed on a financing transaction with a group of private investors for an amount of $5,225,000. After deducting commissions and other costs of the offering of $522,500, the Company received net proceeds of $4,702,500.00. The financing consisted of two components: (a) promissory notes of the Company, in the principal amount of $5,225,000, due January 25, 2008, such Notes convertible into shares of the Company’s common stock, $0.001 par value (the “Common Stock”) at a per share conversion price at the rate of $0.30 per share of Common Stock; and (b) Class A and Class B Warrants registered in the name of each Investor.

The Notes are due January 25, 2008. The Notes are convertible into shares of the Company’s Common Stock at a per share conversion price at the rate of $0.30 per share of Common Stock. The Company follows EITF 00-27, the issue 98-5 model in recording the convertible notes and warrants in its financial statements. The Notes shall accrue interest on the principal amount at a rate per annum of eight percent (8%) from January 25, 2006 and shall be payable, in arrears, subject to the terms and conditions of the Notes, together with principal amount payments, on January 25, 2008.

One Class A Warrant and one Class B Warrant will be issued for each two shares of Common Stock which would be issued on the Closing Date assuming the complete conversion of the Note issued on the Closing Date at the rate of $0.30 per share of Common Stock. The exercise price to acquire a share of Common Stock upon exercise of a Class A Warrant shall be $0.35. The exercise price to acquire a share of Common Stock upon exercise of a Class B Warrant shall be $0.40. The Class A Warrants shall be exercisable until January 25, 2009 (three (3) years after the closing of the financing). The Class B Warrants shall be exercisable until January 25, 2011 (five (5) years after the closing of the financing). The Company also issued certain Finders’ Warrants to purchase 1,741,667 shares of Common Stock similar to and carrying the same rights as the Class B Warrants issuable to the Investors.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(2) and Section 4(6) of the Securities Act and/or Rule 506 of Regulation D.

The Company evaluated the convertible debt and warrants under the guide EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially Settled in, a Company’s Own Stock”, with regards to the control over the form of ultimate settlement of the instruments. The Company classified the warrants as equity under the guide EITF 00-19. The related registration statement became effective on June 15, 2006.

NOTE 10—SEGMENTS

No geographical segment analysis is provided for the three months and six months ended September 30, 2006 and 2005, respectively, as less than 10% of consolidated revenues and less than 10% of consolidated income from operations is attributable to the segment other than the Mainland China.

Business segment for the three months ended September 30, 2006

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$6,428,092	$4,100,904	$—	$10,528,996

General and administrative expenses	146,283	32,401	703,024	881,708
Depreciation and amortization	159,142	68,141	35,599	262,882
Selling and distribution expenses	59,436	123,568	—	183,004
Marketing and advertising	—	1,190,813	—	1,190,813
Finance costs	(4,172)	12,905	1,328,662	1,337,395
Provision/(Recovery) for doubtful accounts	5,345	(160,214)	—	(154,869)
Income (Loss) before taxation	731,700	2,254,417	(2,067,276)	918,841
Income taxes	168,564	157,921	—	326,485
Net income (Loss) for the period	$563,136	$2,096,496	$(2,067,276)	$592,356

Segment assets	$23,598,891	$14,209,022	$(4,145,022)	$33,662,891

Segment liabilities	$2,794,959	$2,322,726	$2,682,621	$7,800,306

Business segment for the three months ended September 30, 2005

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$5,919,597	$2,593,384	$—	$8,512,981

General and administrative expenses	71,702	21,228	404,646	497,576
Depreciation and amortization	161,026	76,161	1,406	238,593
Selling and distribution expenses	36,449	15,413	—	51,862
Marketing and advertising	—	845,960	—	845,960
Finance costs	65,463	30,673	338	96,474
Provision for doubtful accounts	—	197,226	—	197,226
Profit (Loss) before taxation	860,607	1,023,963	(390,369)	1,494,201
Income taxes	78,802	76,799	—	155,601
Net income (Loss) for the period	$781,805	$947,164	$(390,369)	$1,338,600

Segment assets	$14,360,429	$9,566,388	$578,006	$24,504,823

Segment liabilities	$5,711,106	$2,527,907	$1,555,891	$9,794,904

Business segment for the nine months ended September 30, 2006

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$16,731,652	$10,256,765	$—	$26,988,417

General and administrative expenses	512,568	250,207	2,026,170	2,788,945
Depreciation and amortization	469,735	224,611	41,932	736,278
Selling and distribution expenses	162,522	229,310	—	391,832
Marketing and advertising	—	3,371,238	—	3,371,238
Finance costs	(3,356)	60,888	3,887,164	3,944,696
Provision (Recovery) for doubtful accounts	167,198	(404,042)	—	(236,844)
Income (Loss) before taxation	1,640,432	5,071,875	(5,955,235)	757,072
Income taxes	403,873	352,778	10,000	766,651
Net income (loss) for the period	$1,236,559	$4,719,097	$(5,965,235)	$(9,579)

Segment assets	$23,598,891	$14,209,022	$(4,145,022)	$33,662,891

Segment liabilities	$2,794,959	$2,322,726	$2,682,621	$7,800,306

Business segment for the nine months ended September 30, 2005

	Aquaculture Product	Health and Bio-product	Unallocated Items	Consolidation
Sales to external customers	$11,076,907	$6,968,715	$—	$18,045,622

General and administrative expenses	318,368	74,010	1,262,252	1,654,630
Depreciation and amortization	488,674	226,783	4,178	719,635
Selling and distribution expenses	105,566	52,681	(1)	158,247
Marketing and advertising	—	2,676,962	—	2,676,962
Finance costs	181,947	92,703	3,807	278,457
Provision (Recovery) for doubtful accounts	—	26,594	—	26,594
Income (Loss) before taxation	801,008	2,758,439	(1,258,641)	2,300,806
Income taxes	112,888	206,997	—	319,885
Income (loss) for the period	$688,120	$2,551,442	$(1,258,641)	$1,980,921

Segment assets	$14,360,429	$9,566,388	$578,006	$24,504,823

Segment liabilities	$5,711,106	$2,527,907	$1,555,891	$9,794,904

NOTE 11—CAPITAL COMMITMENT

As of September 30, 2006, Jiahua Marine Bio-product Company Ltd., one of the subsidiaries in the Group, has made a capital commitment of approximately $287,000 for a factory renovation project.

NOTE 12—RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 151 “Inventory Costs—an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). This statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 requires that those items be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 151 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended September 30, 2006.

In December 2004, the FASB issued SFAS No. 153, “Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS 153”). SFAS 153 replaces the exception from fair value measurement in APB Opinion No. 29 for nonmonetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 153 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended September 30, 2006.

In December 2004, the FASB issued SFAS No. 123 (Revised), “Share-based Payment”. This statement requires employers to expense costs related to share-based payment transactions with employees. With limited exceptions, SFAS No. 123 (Revised) requires that the fair value of share-based payments to employees be expensed over the period service is received. SFAS No. 123 (Revised) becomes effective for annual reporting periods that begin after December 15, 2005. Effective January 1, 2006, the Company adopted this standard using the modified prospective method of transition. SFAS No. 123 (Revised) allows the use of both closed form models (e.g. Black-Scholes Model) and open form models (e.g. lattice models) to measure the fair value of the share-based payment as long as the model is capable of incorporating all of the substantive characteristics unique to share-based awards. In accordance with the transition provisions of SFAS No. 123 (Revised), the expense attributable to an award will be measured in accordance with the Company’s measurement model of that award’s date of grant. The total expenses of stock based employee compensation recorded in future periods will depend on several variables, including the number of share-based awards that vest and the fair value of those vested awards.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. The Company has adopted SFAS 154 and believes that the impact on its consolidated financial statements is immaterial for the quarter ended September 30, 2006.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS 155 resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 155 on its consolidated financial statements.

In March 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practical. SFAS 156 is effective as of the beginning of the first fiscal year that begins after September 15, 2006. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2007. The Company is currently evaluating the impact of SFAS 156 on its consolidated financial statements.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2008. The Company is currently evaluating the impact of SFAS 157 on its consolidated financial statements.

NOTE 13 — LEGAL PROCEEDINGS

The Company has been named as a co-defendant in a lawsuit that has been brought by a debtor and its trustees against certain affiliates of the Company. The amount claimed is $1.5 million. The Company is vigorously defending this claim as it believes it is without merit. Consequently, no provision has been made in the financial statements.

NOTE 14 — SUBSEQUENT EVENT

In November 2006, the Company issued convertible notes in the amount of $5,000,000, maturing November 2009, to a group of private investors. After deducting commissions and other costs, the Company received net proceeds of $4,932,500. Those notes are convertible into shares of the Company’s common stock at a per share conversion price of $0.25. The notes shall accrue interest at 6.5% yearly, payable in December and June of each year. The capital is repayable at maturity only. Attached to those notes are 4,000,000 warrants in the name of the investors to purchase 4,000,000 shares of the Company’s Common Stock at a price of $0.25 per share.

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

4,200,000 shares of Common Stock

PROSPECTUS

Ladenburg Thalmann & Co. Inc.	Roth Capital Partners

                        , 2007

Until                    (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	Indemnification of Officers And Directors.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our restated certificate of incorporation.

Section 145 of the Delaware General Corporation Law permits us to indemnify, under certain circumstances, any person acting on our behalf who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative for expenses related to such proceeding if the person acted in good faith and in a manner the person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Our bylaws substantively provide that we will indemnify such persons to the fullest extent allowed by the Delaware General Corporation Law.

As permitted by the Delaware General Corporation Law, our bylaws provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against expenses incurred by a director of HQSM in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of HQSM (or was serving at HQSM’s request as a director or officer of another corporation). Such expenses shall be paid by HQSM in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by HQSM as authorized by relevant sections of the General Corporation Law of Delaware.

The indemnification and advances of expenses provided in our bylaws shall not be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.	Other Expenses of Issuance And Distribution.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission registration fee		$2,363.84
NASD Filing Fee		3,924.26
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Printing and mailing costs		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment

ITEM 26.	Recent Sales Of Unregistered Securities.

On March 17, 2004, in connection with the merger of all of the capital stock of Jade Profit Investment Limited, a British Virgin Islands limited liability corporation (“Jade”), into Process Equipment, Inc., we issued:

(a) 21,355,200 shares of our common stock to four shareholders, in a private placement under Section 4(2) of the Securities Act;

(b) warrants to acquire an additional 27,068,570 shares of newly-issued common stock to four shareholders. The warrants’ exercise price was $0.00 per share. The warrants were issued instead of shares due to the lack of sufficient authorized numbers of shares of common stock, which were issued after shareholders approval was obtained. The warrants were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. All of the warrants were exercised in full in May 2004 after the shareholders approved the increase of the authorized shares of common stock;

(c) we also agreed to issue, in a private placement under Section 4(2) of the Securities Act, 520,685 shares of our common stock to Westminster Securities Corp. (“Westminster”) or its designees, in consideration of this firm’s services as our financial advisor in connection with the merger; and

(d) we further agreed to issue, in a private placement under Section 4(2) of the Securities Act, 500,000 shares of our common stock to Lui Hung Yen, in consideration of Mr. Yen’s cancellation of an outstanding promissory note issued by Jade, our subsidiary, in the amount of US$256,410 and the release of Jade and our company by Mr. Yen of any and all claims relating to such note.

On April 21, 2004, we issued 38 Units, at a purchase price of $34,000 per Unit, all Units in the aggregate consisting of 7,600,000 shares of our common stock, 3,040,000 Class C common stock purchase warrants and 3,040,000 Class D common stock purchase warrants, to 10 accredited investors in a private placement for an aggregate purchase price of $1,292,000. These securities were sold in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. Westminster acted as our placement agent in connection with this transaction. In consideration of those services, we agreed to grant to Westminster or its designees a warrant (the “Agent Warrant”) representing the right to purchase up to 3.8 Units, each Unit consisting of 200,000 shares of our common stock, 80,000 Series C common stock purchase warrants and 80,000 Series D common stock purchase warrants. Westminster subsequently allocated the Agent Warrant and/or the securities covered thereby to three of its officers and one of its employees. The majority of those securities are being registered by us, for resale by Westminster’s designees, hereunder.

In April 2004, we issued a total of 4,121,337 shares of our common stock to three persons in a private placement, for an aggregate purchase price of $1,236,410. The shares were issued to two persons in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder, and to one remaining person, in reliance upon Regulation S.

On May 28, 2004, we issued 18,600 shares of our common stock (valued at $8,370) to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm. In consideration of the same services, we also issued 900 shares (valued at $405) to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth 1, Ltd. All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 18, 2004, we entered into a Purchase Agreement (the “Nutraceutical Purchase Agreement”) with Sino-Sult Canada (SSC) Limited, a Canadian limited liability corporation (“SSC”), and Sealink Wealth Limited, a British Virgin Islands limited liability corporation (“Sealink”), whereby we acquired Sealink, SSC’s wholly owned subsidiary, on the terms and conditions specified therein. We paid the consideration for the acquisition of Sealink in the following manner:

(i) On August 27, 2004, $8,888,655 in the form of 12,698,078 shares of HQSM’s common stock, $0.001 par value per share, up to but not exceeding 19.9% of the outstanding shares of HQSM’s common stock, on a fully-diluted basis, were delivered to SSC at closing; and

(ii) the remaining balance of $11,111,345 payable in the form of a convertible promissory note issued by HQSM to SSC. This note accrued interest at the rate of 5% per annum and was converted as follows: (a) the first one hundred thousand US Dollars (US$100,000) was converted into 100,000 shares of HQSM’s Series A preferred stock, $0.001 par value per share; and (b) in November 2004, the remaining principal amount of this note equal to US$11,011,345 was converted into 15,732,493 shares of our common stock.

All of these securities were issued in reliance upon the exemption from registration provided in Section 4(2) of the Securities Act.

On August 31, 2004, we issued 35,411 shares of our common stock to three parties in consideration of $24,508. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In October 2004, we issued 570,351 shares of our common stock to nineteen parties in consideration of $217,340. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In November 2004, we issued 641,169 shares of our common stock to twenty-six parties in consideration of $177,737. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On November 18, 2004, we issued 89,285 shares of our common stock to our three independent non-executive directors, Jacques Vallée, Fred Bild and Daniel Too, in consideration of $25,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On December 1, 2004, we issued 18,600 shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered for us by that firm, amounting at $5,394. In consideration of the same services, we also issued 900 shares to Bonnie Barrett Stretch, a related party of Consulting for Strategic Growth 1 Ltd., in consideration of $261. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On December 1, 2004, we issued 520,685 shares of our common stock in the aggregate to John O’Shea, Henry S. Krauss, Daniel Luskind and Marika Xirouhakis, in consideration of their services rendered to us as financial advisors with respect to our reverse merger effected in the spring of 2004. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 22, 2004, we issued 18,750 shares of our common stock and 50,000 warrants to purchase shares of our common stock to Consulting for Strategic Growth 1, Ltd., in consideration of the public relations services rendered to us by that firm, amounting to a value of $6,562. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

In December 2004, we issued 919,964 shares of our common stock to twenty-nine parties in consideration of $285,286. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In January 2005, we issued 124,167 shares and 240,000 shares of our common stock, respectively, to Lucky Ventures Resources Limited (in consideration of the financial consultant services rendered to us by that firm) and to Paul Courteau (in consideration of the consultant service rendered to us by him). All of these shares were issued pursuant to the exemption provided in Section 4(2) of the Securities Act for a transaction not involving a public offering.

In February 2005, we issued 1,051,969 shares of our common stock to thirty six parties, in consideration of $305,114. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In February 2005, we issued 53,571 shares of our common stock to three independent non-executive directors Jacques Vallée, Fred Bild and Daniel Too in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In March of 2005, we issued 1,600,029 shares of our common stock to sixty two parties, in consideration of $440,116. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In April 2005, we issued 148,000 shares to Lucky Ventures Resources Limited, in consideration of the financial consulting services rendered to us, for which fees of $51,800 were due. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In April 2005, we issued 1,174,643 shares of our common stock to thirty two parties, in consideration of $267,834. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In May 2005, we issued 319,153 shares of our common stock to eight parties for a gross consideration of $64,065. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2005, we issued 394,869 shares of our common stock to ten parties for a gross consideration of $68,426. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In June 2005, we issued 99,999 shares of our common stock to our three independent non-executive directors, Jacques Vallée, Fred Bild and Daniel Too, in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In July 20, 2005, we issued 1,000,000 shares of our common stock to Andrea Cortellazi and Proactive Computer Services Inc. in consideration of guarantee services on loans rendered to us by those parties, amounting to $180,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In July 2005, we issued 989,252 shares of our common stock to twenty five parties, in consideration of $158,265. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

In August 2005, we issued 601,409 shares of our common stock to fifteen parties for a gross consideration of $95,043. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On August 22, 2005, we issued 1,200,000 shares to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that firm valued at $230,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In September 2005, we issued 465,343 shares of our common stock to twelve parties for a gross consideration of $90,820. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On September 20, 2005, we issued 3,300,000 shares of our common stock to Wang Guoliang, Shui Hong Enterprises Limited and Wu Zhi Quan in consideration of consulting services rendered to us by those parties, amounting to $632,390. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In October 2005, we issued 187,567 shares of our common stock to 13 parties in consideration of $55,888. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On October 5, 2005, we issued 1,400,000 shares of our common stock to Huang Wen in consideration of consulting services rendered to us by him, amounting to $250,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On October 21, 2005, Lui Hung Yen exercised his conversion right with respect to the $255,422 convertible note in exchange for 1,500,000 of our shares of common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

In November 2005, we issued 241,131 shares of our common stock to eight parties in consideration of $81,460. These shares were issued pursuant to Regulation S promulgated under the Securities Act.

On November 3, 2005, we issued 37,500 shares of our common stock to our three independent non-executive directors Jacques Vallee, Fred Bild and Daniel Too in consideration of $15,000 of their bonus payable in shares of our common stock. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 1, 2005, we issued 124,000 shares of our common stock to John Cheng in consideration of financial services rendered to us by him, amounting to $37,100. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 15, 2005, we issued 100,000 shares of our Series A preferred shares to Sino-Sult Canada (S.S.C.) Limited, in partial satisfaction of an outstanding promissory note for $100,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 20, 2005, we issued 1,500,000 shares of our common stock to Proactive Computer Services Inc. in consideration of financial services rendered to us, amounting to $180,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On December 31, 2005, we issued 1,000,000 shares of our common stock to Capital Power International Limited and Stag Management Canada Ltd., in consideration of guarantee services to be provided on potential loans, amounting to $130,000. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On January 25, 2006, we issued to a group of private investors (a) convertible secured promissory notes of our company, in the principal aggregate amount of $5,225,000, and (b) Class A and Class B Warrants to purchase shares of our common stock, registered in the name of each investor. All of these securities were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D and Regulation S promulgated thereunder.

On July 28, 2006, we issued 98,388 of our common stock (with an aggregate value of $30,000) to our three independent non-executive directors, Jacques Vallee, Fred Bild and Daniel Too, to satisfy our obligations to pay each such director an annual bonus in shares of our common stock pursuant to our independent non-executive director agreements with them. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

On July 28, 2006, we issued 170,370 shares of our common stock to Proactive Computer Services Inc. in consideration of financial consulting services rendered to us by that party. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On July 31, 2006, we issued 176,600 shares of our common stock to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that company. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

On November 8, 2006, we issued to certain private investors (a) convertible promissory notes of our company, in the principal aggregate amount of $5,000,000, and (b) warrants to purchase an aggregate of up to 4,000,000 shares of our common stock, registered in the name of each investor. All of these securities were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering, and Regulation D promulgated thereunder.

On December 5, 2006, we issued 128,898 shares of our common stock to Lucky Ventures Resources Limited in consideration of financial consulting services rendered to us by that company. All of these shares were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering and Regulation D promulgated thereunder.

ITEM 27.	Exhibits.

The following exhibits are included as part of this Registration Statement.

Exhibit No.	Description of Exhibit

1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5	Opinion of Baker & McKenzie LLP.*

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004.

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad.

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc.

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors

10.21	Form of Class C Warrant

10.22	Form of Class D Warrant

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

10.24	Form of Underwriters’ Purchase Option*

10.25	Shareholders Agreement.*

21	Subsidiaries of HQSM.

23.1	Consent of Rotenberg & Co. LLP.

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5).*

24	Power of Attorney (included on signature page to this Registration Statement).

*:	To be filed by amendment.

ITEM 28.	Undertakings.

The undersigned registrant hereby undertakes:

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) For determining liability under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in December 2006, on the date specified below.

Dated: December 18, 2006

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/S/ NORBERT SPORNS
Name: Norbert Sporns
Title: Chief Executive Officer, President and Director

POWER OF ATTORNEY

We, the undersigned directors and officers of HQ Sustainable Maritime Industries, Inc., do hereby constitute and appoint Norbert Sporns and Lillian Wang Li, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/S/ NORBERT SPORNS Norbert Sporns	Chief Executive Officer, President and Director (Chief Executive Officer)	December 18, 2006

/S/ LILLIAN WANG LI Lillian Wang Li	Chairman of the Board, Secretary and Director	December 18, 2006

/S/ HARRY WANG HUA Harry Wang Hua	Chief Operating Officer and Director	December 18, 2006

/S/ JEAN-PIERRE DALLAIRE Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller (Principal Financial Officer)	December 18, 2006

/S/ JACQUES VALLÉE Jacques Vallée	Director	December 18, 2006

/S/ FRED BILD Fred Bild	Director	December 18, 2006

/S/ DANIEL TOO Daniel Too	Director	December 18, 2006

Exhibit Index

Exhibit Number	Description

1	Form of Underwriting Agreement.*

3.1	Certificate of Incorporation of HQ Sustainable Maritime Industries, Inc., as amended (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

3.2	Bylaws of HQ Sustainable Maritime Industries, Inc. (incorporated by reference to the Report on Form 14-C of Process Equipment, Inc. (SEC file No. 0-18980), filed with the SEC on April 28, 2004).

4.1	Process Equipment, Inc. 2004 Stock Incentive Plan (incorporated by reference to the Report on Form 14-C (SEC File Number 0-18980), filed with the SEC on April 28, 2004).

4.2	Form of Rights and Preferences of Preferred Stock (incorporated by reference to the Report on Form 14C (SEC File Number 0-18980), filed with the SEC on October 3, 2005).

5	Opinion of Baker & McKenzie LLP.*

10.1	Form of Stock Option Grant Notice (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), with the SEC on December 3, 2004).

10.2	Form of Option Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004.

10.3	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (commission File Number 0-18980), filed with the Commission on December 3, 2004).

10.4	Form of Exercise Agreement (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on December 3, 2004).

10.5	Agreement, dated as of November 4, 2004, between HQ Sustainable Maritime Industries, Inc. and Sino-Sult Canada (S.S.C.) Limited (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.6	Independent Non-Executive Director Agreement, dated as of September 2, 2004, between HQ Sustainable Maritime Industries Inc. and Daniel Too (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on November 15, 2004).

10.7	Form of Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Fred Bild (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.8	Independent Non-Executive Director Agreement, dated as of June 15, 2004, between HQ Sustainable Maritime Industries Inc. and Jacques Vallée (incorporated by reference to the Report on Form 10-QSB (SEC file No. 0-18980), filed with the SEC on August 13, 2004).

10.9	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Harry Wang (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.10	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang Li (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.11	Employment Agreement, effective as of April 1, 2004, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns (incorporated by reference to the Report on Form 10-QSB (SEC File Number 0-18980), filed with the SEC on August 13, 2004).

10.12	Employment Agreement, dated as of September 1, 2004, between HQ Sustainable Maritime Industries Inc. and Jean-Pierre Dallaire (incorporated by reference to the Report on Form 10-QSB (Commission file No. 0-18980), filed with the Commission on November 15, 2004).

10.13	Employment Agreement, dated as of June 28, 2006, between HQ Sustainable Maritime Industries Inc. and Trond Ringstad.

10.14	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Norbert Sporns. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.15	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Lillian Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.16	Amendment No. 1 to Employment Agreement, dated July, 2005, between HQ Sustainable Maritime Industries, Inc. and Harry Wang. (incorporated by reference to the Report on Form 10-KSB (SEC File Number 18980), filed with the SEC on April 11, 2005).

10.17	Form of Subscription Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors, exhibits attached (incorporated by reference to the Report on Form 8-K (SEC File Number 0-18980), filed with the SEC on January 26, 2006).

10.18	Melbourne Tower Lease, dated November 22, 2005, between Doncaster Investments NV, Inc. and HQ Sustainable Maritime Industries, Inc.

10.19	Form of Stock Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors

10.20	Form of Registration Rights Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors

10.21	Form of Class C Warrant

10.22	Form of Class D Warrant

10.23	Form of Purchase Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated November 8, 2006 (incorporated by reference to the Report on Form 8-K (SEC File Number 18980), filed with the SEC on November 13, 2006).

10.24	Form of Underwriters’ Purchase Option*

10.25	Shareholders Agreement.*

21	Subsidiaries of HQSM.

23.1	Consent of Rotenberg & Co. LLP.

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5).*

24	Power of Attorney (included on signature page to this Registration Statement).

*:	To be filed by amendment.